     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1996
                                                       REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         HAMBRECHT & QUIST GROUP, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          6211                  94-3246636
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                                ONE BUSH STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 576-3300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               DANIEL H. CASE III
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               HAMBRECHT & QUIST
                                ONE BUSH STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 576-3300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

          FRANCIS S. CURRIE                        KENNETH L. GUERNSEY
            NEIL J. WOLFF                             KARYN R. SMITH
            GAIL C. HUSICK                              ANN CHIGA
            YOICHIRO TAKU                   COOLEY GODWARD CASTRO HUDDLESON &
       CHRISTOPHER G. NICHOLSON                           TATUM
   WILSON SONSINI GOODRICH & ROSATI                 ONE MARITIME PLAZA
       PROFESSIONAL CORPORATION                         20TH FLOOR
          650 PAGE MILL ROAD               SAN FRANCISCO, CALIFORNIA 94111-3580
   PALO ALTO, CALIFORNIA 94304-1050                   (415) 693-2000
            (415) 493-9300

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                           --------------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the only securities being delivered pursuant to this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM
                                       AMOUNT TO      PROPOSED MAXIMUM     AGGREGATE
      TITLE OF EACH CLASS OF               BE          OFFERING PRICE       OFFERING         AMOUNT OF
   SECURITIES TO BE REGISTERED       REGISTERED (1)     PER UNIT (1)       PRICE (2)      REGISTRATION FEE
Common Stock, par value $.01 per
 share............................                           $            $80,000,000         $27,587

(1)  To be provided by amendment.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS SEC, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         HAMBRECHT & QUIST GROUP, INC.
                             CROSS-REFERENCE SHEET
         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
                     PROSPECTUS OF PART I ITEMS OF FORM S-1

ITEM NUMBER AND HEADING IN FORM S-1 REGISTRATION STATEMENT                       LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
                                                                  Outside Front Cover Page
 1.        Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................
                                                                  Inside Front Cover Page; Outside Back Cover Page
 2.        Inside Front and Outside Back Cover Pages
            of Prospectus.......................................
                                                                  Prospectus Summary; Risk Factors
 3.        Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................
                                                                  Use of Proceeds
 4.        Use of Proceeds......................................
                                                                  Outside Front Cover Page; Underwriting
 5.        Determination of Offering Price......................
                                                                  Dilution
 6.        Dilution.............................................
                                                                  Not Applicable
 7.        Selling Security Holders.............................
                                                                  Outside and Inside Front Cover Pages; Underwriting;
                                                                   Outside Back Cover Page
 8.        Plan of Distribution.................................
                                                                  Prospectus Summary; Capitalization; Description of
                                                                   Capital Stock; Shares Eligible for Future Sale
 9.        Description of Securities to be Registered...........
                                                                  Legal Matters
10.        Interests of Named Experts and Counsel...............
                                                                  Outside and Inside Front Cover Pages; Prospectus
                                                                   Summary; Risk Factors; The Company; Restructuring;
                                                                   Use of Proceeds; Dividend Policy; Dilution;
                                                                   Capitalization; Selected Combined Financial Data;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Regulation; Net Capital Requirements; Management;
                                                                   Certain Transactions; Principal Stockholders;
                                                                   Description of Capital Stock; Shares Eligible for
                                                                   Future Sale; Combined Financial Statements; Outside
                                                                   Back Cover Page
11.        Information with Respect to the Registrant...........
                                                                  Not Applicable
12.        Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 20, 1996

PROSPECTUS
                                          SHARES

                               HAMBRECHT & QUIST

                                  COMMON STOCK

    All of the shares of Common Stock offered hereby are being sold by Hambrecht & Quist Group ("Hambrecht & Quist," "H&Q" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $ and $ per share. The initial public offering price will be determined by agreement between the Company and the Underwriters in accordance with the recommendation of a "qualified independent underwriter" as required by the By-Laws of the National Association of Securities Dealers, Inc. See
"Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied for the listing of its Common Stock on the New York Stock Exchange under the symbol HMQ.

                                 --------------

 THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT
                                    PAGE 5.
                                 -------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
  AND   EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS
     THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
       COMMISSION   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF  THIS
       PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              PRICE TO       UNDERWRITING      PROCEEDS TO
                                               PUBLIC        DISCOUNT (1)      COMPANY (2)
Per Share................................         $                $                $
Total (3)................................         $                $                $

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company, estimated at $     .

(3) The Company has granted the Underwriters a 30-day option to purchase up to additional shares of Common Stock solely to cover over-allotments, if any.  If  such option  is  exercised in  full,  the total  Price  to Public,
    Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

                                 --------------

    The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available for delivery on or about August , 1996 at the office of the agent of Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST
                              MORGAN STANLEY & CO.
                                  INCORPORATED
                                                               SMITH BARNEY INC.

           , 1996

    The Company intends to distribute to its stockholders annual reports containing consolidated financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                                  THE COMPANY

    Hambrecht & Quist is a major bracket investment bank focused on emerging growth companies and growth-oriented investors in the United States and, increasingly, worldwide. The Company's core strength has been the early identification of trends, industries and entrepreneurial companies that have the potential to become broad-based drivers of economic growth and change. The Company believes that its research-oriented industry specialization is crucial to meeting the demands of its investor and issuer clients for sophisticated and informed investment and strategic advice, and to building long-term relationships with these clients. Since its inception in 1968, Hambrecht & Quist has broadened its industry focus from technology and healthcare to encompass the business information and outsourcing services, healthcare services and branded consumer industries.

    H&Q organizes its research, investment banking and venture capital professionals into industry teams. Each team endeavors to develop and maintain an in-depth understanding of the secular and cyclical trends driving that particular industry sector. In addition, each team of professionals maintains close relationships not only with private and public growth companies, but also with venture capital and institutional investors, technical experts, professional service providers and other key industry participants. Through these relationships, H&Q gains the opportunity to participate actively in the growth of promising entrepreneurial companies.

    H&Q has leveraged its industry expertise by providing an increasingly broad range of investment banking and brokerage services and by investing its own capital in emerging growth companies. It has grown its business by expanding the range of services it provides to growth companies and investors, by addressing the needs of larger companies and by developing expertise in new industries and markets. The Company has significantly expanded its underwriting capability; added advisory services in mergers, acquisitions and strategic partnerships; and begun providing private placement, asset-based and mezzanine financing. H&Q also has achieved a leading role in Nasdaq market-making, expanded its retail brokerage services and increased its trading of NYSE-listed securities.

    The Company brings together growth companies and growth investors through the sponsorship of eight regular conferences, each focusing on a different industry or geographic region. In addition, to facilitate the analysis of long-term trends, the Company has developed 11 industry indices, starting with the H&Q Technology Index, a number of which are regularly cited in the media. The Company believes that these efforts, together with the Company's investment banking and brokerage activities, have closely associated the name Hambrecht & Quist with entrepreneurial, high growth companies in its chosen areas of focus.

    Hambrecht & Quist believes that its industry focus and long-term orientation, together with the depth of its resources committed to the growth company sector, have made H&Q a leading provider of investment banking and brokerage services for emerging growth companies and investors. Since 1968, Hambrecht & Quist has managed or co-managed over 600 public offerings for over 400 growth companies in the technology, healthcare, business information and outsourcing services, healthcare services, branded consumer and related industries, including Adobe, Apple, Genentech and Netscape.

                                  THE OFFERING

Common Stock offered by the Company............  shares
Common Stock to be outstanding after the         shares (1)
  offering.....................................
Use of proceeds................................  General corporate purposes
Proposed New York Stock Exchange symbol........  HMQ

- ------------------------------
(1) Based on shares outstanding at March 31, 1996. Excludes 8,327,384 shares of Common Stock reserved for issuance under the Company's stock plans, of which 5,327,384 shares were issuable upon exercise of stock options outstanding at March 31, 1996 at a weighted average exercise price of $6.90 per share.

                   SUMMARY COMBINED FINANCIAL INFORMATION(1)
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                               SIX MONTHS ENDED MARCH
                                                  FISCAL YEAR ENDED SEPTEMBER 30,                       31,
                                       -----------------------------------------------------  ------------------------
                                         1991       1992       1993       1994       1995        1995         1996
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
COMBINED STATEMENT OF OPERATIONS
  DATA:
  Revenues:
    Principal transactions...........  $  23,480  $  33,438  $  30,045  $  36,411  $  53,425   $  22,253    $  43,997
    Agency commissions...............     11,135     12,557     14,221     14,242     24,603       8,852       17,365
    Investment banking...............     23,176     51,517     42,960     29,234     70,360      18,920       84,053
    Corporate finance fees...........      7,409      8,371      9,993     18,561     20,709      12,403       26,256
    Net investment gains.............      7,026      8,193      3,524     10,270     33,852      15,637       15,309
    Other............................      9,620     11,418      9,804     10,612     17,074       8,797       17,521
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Total revenues...................     81,846    125,494    110,547    119,330    220,023      86,862      204,501
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Expenses:
    Compensation and benefits........     37,424     58,044     54,917     60,175    105,370      42,979      103,879
    Brokerage and clearance..........      5,611      6,184      6,892      7,367     10,441       4,073        6,118
    Occupancy and equipment..........      6,003      6,040      6,045      6,679      7,803       3,687        4,593
    Communications...................      3,461      4,135      4,377      6,244      7,394       3,517        4,528
    Interest.........................        303      1,141      1,464        987      1,266         484          762
    Other(3).........................     44,382     32,226     10,256     11,315     15,131       6,474       12,142
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Total expenses...................     97,184    107,770     83,951     92,767    147,405      61,214      132,022
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Minority interest(4)...............        453        794        352        526        719         289          546
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Income (loss) before income tax
   provision.........................    (15,791)    16,930     26,244     26,037     71,899      25,359       71,933
  Income tax provision (credit)......     (5,878)     7,200     10,940     10,119     22,461       6,895       24,352
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Net income (loss)..................  $  (9,913) $   9,730  $  15,304  $  15,918  $  49,438   $  18,464    $  47,581
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                       ---------  ---------  ---------  ---------  ---------  -----------  -----------
  Pro forma net income per
   share(5)..........................
  Pro forma weighted average shares
   outstanding(5)....................


                                                                                                            MARCH 31,
                                                                                                              1996
                                                                                                           -----------
                                                                                                             ACTUAL
                                                                                                           -----------
COMBINED BALANCE SHEET DATA:
  Total assets.......................                                                                       $ 458,437
  Debt obligations...................                                                                          11,851
  Stockholders' equity...............                                                                         146,398
  Book value per common share
   outstanding.......................
                                                            FISCAL YEAR                       SIX MONTHS
                                                        ENDED SEPTEMBER 30,                      ENDED
                                       -----------------------------------------------------   MARCH 31,
                                         1991       1992       1993       1994       1995        1996
                                       ---------  ---------  ---------  ---------  ---------  -----------
OPERATING DATA:
  Total employees(7).................        291        327        350        426        500         584
  Return on average equity...........         --        34%        37%        28%        58%         76%(8)
  Compensation and benefits expense
   as a percentage of total
   revenues..........................        46%        46%        50%        50%        48%         51%
  Non-compensation and benefits
   expense as a percentage of total
   revenues..........................        73%        40%        26%        27%        19%         14%

                                        FISCAL YEAR    SIX MONTHS
                                           ENDED          ENDED
                                       SEPTEMBER 30,    MARCH 31,
                                       -------------  -------------
                                           1995           1996
                                       -------------  -------------
                                               PRO FORMA(2)
COMBINED STATEMENT OF OPERATIONS
  DATA:
  Revenues:
    Principal transactions...........    $  53,425      $  43,997
    Agency commissions...............       24,603         17,365
    Investment banking...............       70,360         84,053
    Corporate finance fees...........       20,709         26,256
    Net investment gains.............       26,439         13,331
    Other............................       16,396         17,182
                                       -------------  -------------
    Total revenues...................      211,932        202,184
                                       -------------  -------------
  Expenses:
    Compensation and benefits........      105,370        103,879
    Brokerage and clearance..........       10,441          6,118
    Occupancy and equipment..........        7,803          4,593
    Communications...................        7,394          4,528
    Interest.........................        1,266            762
    Other(3).........................       15,131         12,142
                                       -------------  -------------
    Total expenses...................      147,405        132,022
                                       -------------  -------------
  Minority interest(4)...............          300            227
                                       -------------  -------------
  Income (loss) before income tax
   provision.........................       64,227         69,935
  Income tax provision (credit)......       28,260         30,771
                                       -------------  -------------
  Net income (loss)..................    $  35,967      $  39,164
                                       -------------  -------------
                                       -------------  -------------
  Pro forma net income per
   share(5)..........................
  Pro forma weighted average shares
   outstanding(5)....................
                                                       AS ADJUSTED
                                       PRO FORMA(2)      (2)(6)
                                       -------------  -------------
COMBINED BALANCE SHEET DATA:
  Total assets.......................    $ 411,553      $
  Debt obligations...................       11,851
  Stockholders' equity...............      124,457
  Book value per common share
   outstanding.......................
OPERATING DATA:
  Total employees(7).................
  Return on average equity...........
  Compensation and benefits expense
   as a percentage of total
   revenues..........................
  Non-compensation and benefits
   expense as a percentage of total
   revenues..........................

- ------------------------------
(1) See Note 1 of Notes to Combined Financial Statements--September 30, 1995 for an explanation of the basis of presentation.
(2) Gives effect to the transactions described under "Restructuring" and to the Tax Distribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."
(3) Includes $36.9 million in fiscal 1991 and $22.9 million in fiscal 1992 for settlement of certain litigation relating to MiniScribe Corporation. See "Business--Legal Proceedings."
(4) Minority interest represents the pro rata interest of owners other than the Company in the earnings of Hambrecht & Quist Guaranty Finance.
(5) See Note 9 of Notes to Pro Forma Combined Financial Statements for a discussion of the number of shares used in calculating pro forma net income per share.
(6) As adjusted to reflect the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $ per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."
(7) Shown at end of period.
(8) Shown on an annualized basis.
                         ------------------------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) REFLECTS THE TRANSACTIONS DESCRIBED UNDER "RESTRUCTURING," PRIOR TO THE COMPLETION OF THIS OFFERING WITH NO EXERCISE OF DISSENTERS' RIGHTS AND (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "RESTRUCTURING," "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY:

    RISKS ASSOCIATED WITH SECURITIES BUSINESS. The securities business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets, including the risk of losses resulting from the underwriting or ownership of securities, trading, principal activities, counterparty failure to meet commitments, customer fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation.

    The securities business and its profitability are affected by many national and international factors, including economic, political and market conditions; the level and volatility of interest rates; legislative and regulatory changes; currency values; inflation; and the availability of short-term and long-term funding and capital. Any one or more of these factors may contribute to reduced levels of securities offerings and merger and acquisition activities, which would result in lower revenues from the Company's investment banking, trading and sales activities.

    The securities business is also subject to declines in the volume of securities transactions and in market liquidity, which generally result in lower revenues from trading activities and commissions. Lower price levels of securities may also result in a reduced volume of transactions, as well as losses from declines in the market value of securities held in trading, investment and underwriting positions. Sudden sharp declines in market values of securities and the failure of issuers and counterparties to perform their obligations can result in illiquid markets. In such markets, the Company may incur losses in its principal trading and market-making activities.

    These varied risks associated with the securities business, which are beyond the Company's control, can adversely affect the Company's investment banking and sales and trading revenues. Any reduction in revenues or any loss resulting from the underwriting or ownership of securities could adversely affect the Company's operating results and financial condition.

    DEPENDENCE ON SECURITIES OFFERINGS BY EMERGING GROWTH COMPANIES. The Company's business depends to a substantial extent on the market for equity offerings by emerging growth companies, particularly companies in the technology, healthcare, business information and outsourcing services, healthcare services and branded consumer products industries. These markets have historically experienced significant volatility not only in the number and size of equity offerings, but also in the after-market trading volume and prices of newly issued securities. In addition, the number of major investors and the size of managed funds in the market for growth company securities is smaller than in many other industrial sectors, producing higher volatility in the number and size of corporate financing transactions, and in the volume of after-market trading, for growth company securities.

    Securities offerings by growth companies can vary significantly due to economic and political factors. The recent growth in the Company's revenues has arisen in large part from the significantly increased number and size of underwritten transactions by companies in the Company's targeted industries, and by the related increase in after-market trading for such companies during fiscal 1995 and 1996. During other periods, relatively few public offerings for companies in these industries were completed, which materially adversely affected the Company's operating results. Underwriting activities in H&Q's targeted industries can decline for a number of reasons. For example, underwriting activities decreased significantly in the period from August 1990, when hostilities commenced between Iraq and Kuwait, until the first quarter of calendar 1991. Underwriting activity experienced a similar drop in the third quarter of calendar 1994, after interest rates in the United States increased sharply. Underwriting and brokerage activity can also be materially adversely affected for a growth company or industry segment by disappointments in quarterly performance relative to analysts' expectations, or by changes in long-term prospects.

    The market for securities offerings in each of the industries on which the Company focuses may also be subject to industry-specific risks. For example, the prospects for growth in the personal computer market affect companies in a number of other industries, such as semiconductor-related companies and companies in the software and networking equipment industries. Similarly, changes in policies by the United States Food and Drug Administration or the United States Health Care Financing Administration can produce sharp swings in the market for biotechnology and healthcare services companies. Although the Company has recently expanded its activities in equity offerings for services and branded consumer products companies, technology and healthcare underwriting transactions continue to play a relatively larger role in the Company's investment banking and research activities, continuing the Company's historic exposure to downturns in underwriting activities in these industries.

    H&Q also derives a significant portion of its revenues from institutional brokerage transactions related to the securities of growth companies. In the past, revenues from such institutional brokerage transactions have declined when underwriting activities in these industry sectors declined, the volume of trading on the Nasdaq National Market or New York Stock Exchange ("NYSE") declined, or when industry sectors or individual companies reported results below investors' expectations.

    As a result of its dependence on revenues related to securities issued by technology, healthcare, business information and outsourcing services, healthcare services and branded consumer products companies, any downturn in the market for equity offerings by emerging growth companies in these industries could adversely affect the Company's operating results and financial condition. See "Business--Investment Banking" and "-- Sales, Trading and Syndicate."

    SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the number of underwriting and merger and acquisition transactions completed by the Company's clients, access to public markets for companies in which the Company has invested as a principal, valuations of the Company's principal investments, the level of institutional and retail brokerage transactions, variations in expenditures for personnel, litigation expenses, and the expenses of establishing new business units. The Company's revenues from an underwriting transaction are recorded only when the underwritten security commences trading, and revenues from a merger or acquisition transaction are recorded only when retainer fees are received or the transaction closes. Accordingly, the timing of the Company's recognition of revenue from a significant transaction can materially affect the Company's quarterly operating results. The Company's cost structure currently is oriented to meeting the level of demand for corporate finance transactions experienced during fiscal 1995 and the first half of fiscal 1996. As a result, despite the variability of professional incentive compensation, the Company could experience losses if demand for these transactions declines more quickly than the Company's ability to change its cost structure. Due to the foregoing and other factors, there can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON ABILITY TO RETAIN AND RECRUIT PERSONNEL. The Company's business is dependent on the highly skilled, and often highly specialized, individuals it employs. Retention of research, investment banking, sales and trading, venture capital, money management and administrative professionals is particularly important to the Company's prospects. Hambrecht & Quist's strategy is to establish relationships with the Company's prospective corporate clients in advance of any transaction and to maintain such relationships over the long term by providing advisory services to corporate clients in equity, convertible debt and merger and acquisition transactions. Research professionals contribute significantly to the Company's ability to secure a role in managing public offerings. From time to time, Hambrecht & Quist has experienced losses of research, investment banking and sales and trading professionals, including recent losses of research analysts. The level of competition for key personnel has increased recently, particularly due to the market entry efforts of certain international commercial banks and other investment banks targeting or increasing their efforts in some of the same industries that H&Q serves, most notably technology and healthcare. There can be no assurance that losses of key personnel due to such competition or otherwise will not occur in the future. The loss of an investment banking, research or sales and trading professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect the Company's operating results. See "Business--Employees" and "Management."

    The Company depends on many key employees, including its managing directors, and in particular on its senior executive officers. The loss of any key employee could materially and adversely affect the Company. While Hambrecht & Quist generally does not have employment agreements with its employees, it attempts to retain its employees with incentives such as long-term deferred compensation plans, the issuance of Company stock subject to continued employment and the grant of options to buy Company stock that vest over a number of years of employment. These incentives, however, may be insufficient in light of the increasing competition for experienced professionals in the securities industry, particularly if the Company's stock price declines or fails to appreciate sufficiently to be a competitive source of a portion of professional compensation. See "--Significant Competition" and "Management--Compensation Plans."

    The Company expects further growth in the number of its personnel, particularly if current market conditions continue. Competition for employees with the qualifications desired by the Company is intense, especially with respect to research and investment banking professionals with expertise in industries in which underwriting or advisory activity is robust. Competition for the recruiting and retention of employees has recently increased the Company's compensation costs, and the Company expects that continuing competition will cause its compensation costs to continue to increase. There can be no assurance that the Company will be able to recruit a sufficient number of new employees with the desired qualifications in a timely manner. The failure to recruit new employees could materially and adversely affect the Company's operating results.

    SIGNIFICANT COMPETITION. The securities business is intensely competitive. The Company competes worldwide with domestic and foreign securities firms, many of which have greater capital, financial and other resources than the Company. In addition to competition from firms currently in the securities business, domestic commercial banks and investment banking boutiques have recently entered the business. In recent years, large international banks have entered the markets served by United States investment banks, including the markets in which the Company competes. Certain large international banks have hired investment banking, research and sales and trading professionals from the Company and its competitors in the recent past, and the Company expects that these and other competitors will continue to try to recruit professionals away from the Company. The loss of any key professional could materially and adversely affect the Company's operating results. The Company expects competition from domestic and international banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks. The Company's focus on growth companies also subjects it to direct competition from a group of specialty securities firms and smaller investment banking boutiques that specialize in providing services to the emerging growth company sector. Such competition could adversely affect the Company's operating results, as well as its ability to attract and retain highly skilled individuals. As a result of increasing competition, revenues from individual underwriting transactions have been increasingly allocated among a greater number of co-managers, which has resulted in reduced revenues for certain transactions.

    The Company also faces competition from companies offering electronic brokerage services, a rapidly developing industry. These competitors may have lower costs or provide fewer services, and may offer these customers more attractive pricing or other terms, than the Company offers. The Company also anticipates competition from underwriters who attempt to effect public offerings for emerging growth companies through new means of distribution, including transactions effected using electronic media such as the Internet. In addition, disintermediation may occur as issuers attempt to sell their securities directly to purchasers, including sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities transact business without the assistance of financial intermediaries such as the Company, the Company's operating results could be adversely affected. See "Business--Competition."

    RISKS ASSOCIATED WITH FEDERAL, STATE AND FOREIGN REGULATION. The securities industry and the business of the Company are subject to extensive regulation in the United States by the Securities and Exchange Commission ("SEC"), state securities regulators and other governmental regulatory authorities. The business of the Company also is regulated in the United States by industry self-regulatory organizations ("SROs"), including the

National Association of Securities Dealers, Inc. ("NASD"), the NYSE and other exchanges. In addition, the business of the Company is subject to regulation by governmental authorities and SROs in other countries or territories in which the Company operates, including France, Hong Kong, Japan, Malaysia, the Philippines, Singapore, Taiwan, Thailand and the United Kingdom. The Company's international operations also require compliance with the United States Foreign Corrupt Practices Act.

    As a registered broker-dealer and member of the NYSE, the Company's principal subsidiary, Hambrecht & Quist LLC ("H&Q LLC"), is subject to the net capital rules of the SEC, NYSE and NASD. The Company's other registered broker-dealer subsidiary, RvR Securities Corp. ("RvR Securities"), is also subject to the net capital rules of the SEC and NASD. These rules, which specify minimum net capital requirements for registered broker-dealers and NYSE and NASD members, are designed to assure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business. These requirements have the effect of requiring that at least a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Compliance with the net capital requirements could limit those operations that require the intensive use of capital, such as underwriting and trading activities. These rules also could restrict the Company's ability to withdraw capital from H&Q LLC and RvR Securities even in circumstances where H&Q LLC and RvR Securities have more than the minimum amount of required capital. See "Net Capital Requirements."

    In connection with the Company's venture capital activities, H&Q and its affiliates, as well as the venture capital funds that they manage, are relying on exemptions from registration under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act of 1940, as amended, state securities laws and laws of various foreign countries. Failure to meet the requirements of any such exemptions could have a material adverse effect on the manner in which the Company, its affiliates and the venture capital funds they manage carry out their investment activities and on the compensation received by the Company and its affiliates from the venture capital funds.

    Compliance with many of the regulations applicable to the Company involves a number of risks, particularly in areas where applicable regulations may be subject to interpretation. In the event of non-compliance by H&Q LLC or RvR Securities with an applicable regulation, governmental regulators and SROs may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the deregistration or suspension of the non-compliant broker-dealer or investment adviser, the suspension or disqualification of the broker-dealer's officers or employees or other adverse consequences. The imposition of any such penalties or orders on H&Q LLC could have a material adverse effect on the Company's operating results and financial condition.

    The regulatory environment in which the Company operates is subject to change. The Company may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or SROs. The Company also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and SROs.

    Much of the Company's underwriting and market-making business involves securities traded on Nasdaq. Nasdaq's operations, including allegations of collusion among Nasdaq market-makers, have been the subject of extensive scrutiny in the media and by government regulators, including by the Antitrust Division of the United States Department of Justice. H&Q LLC and other Nasdaq market-makers have responded to Civil Investigation Demands by the Department of Justice as part of its ongoing investigation. It has been reported in the media that the SEC has recently submitted to Nasdaq a draft of the SEC's disciplinary complaint concerning Nasdaq's operations. Nasdaq officials have made a number of proposed changes in its operations, which currently are being reviewed by government regulators. The Company is unable to predict the outcome of any of these proposals, and certain of the changes proposed by Nasdaq officials, if effected, could adversely affect the Company's operating results.

    The Company's businesses may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume of the Company's underwriting, merger and acquisition and principal investment businesses in a given time period could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities. The level of business and financing activity in each of the industries on which the Company focuses can be affected not only by such legislation or regulations of general applicability, but also by industry-specific legislation or regulations. See "Business--Legal Proceedings" and "Regulation."

    RISKS ASSOCIATED WITH PRINCIPAL INVESTMENT ACTIVITIES. The Company uses a portion of its own capital in a variety of principal investment activities, each of which involves risks of illiquidity, loss of principal and revaluation of assets. The Company purchases equity securities and, to a lesser extent, debt securities, in venture capital and other high risk financings of early-stage, pre-public or "mezzanine stage" and turnaround companies. The Company also provides asset-based financing and purchases equity securities as part of bridge or mezzanine financing transactions. The Company's nonmarketable investments represent a material portion of the Company's assets, and the report of the Company's independent public accountants on the Company's combined financial statements includes a statement regarding the inherent uncertainty of valuation of the Company's nonmarketable investments. The Company's investments, like its other activities, are concentrated in a small number of industries and companies, and the companies in which the Company has invested as principal face rapidly changing and highly competitive environments, increasing the risks of illiquidity and loss of principal, and creating risks associated with asset revaluation as market conditions change. In addition, the management of principal investments often requires substantial attention from the Company's professionals, particularly if the entity in which the Company has invested experiences financial difficulties, a restructuring or a sale.

    The absence of a public market for securities received in principal investments means that the Company will not receive a return on its capital invested for an indeterminate period of time, if at all. A public market for these securities may not develop for several years, if ever. The timing of access to liquidity depends on the general market for initial public offerings of securities or mergers and acquisitions as well as the particular company's results and prospects and trends in the relevant industry. Delayed access to liquidity could adversely affect the Company's returns on its principal investments, which would adversely affect the Company's operating results.

    The Company also risks the loss of capital it has invested as a principal. The companies in which H&Q invests often rely on new or developing technologies or novel business models, or concentrate on markets which have not yet developed and may never develop sufficiently to support successful operations. Companies supported by venture capital have a high incidence of operating losses and business failure, which typically results in loss of capital invested. Companies to which H&Q provides mezzanine financing often require substantial cash to support their operations, risking loss of H&Q's principal if the company in which H&Q has invested is unable to raise additional capital through an initial public offering of its securities. If a business that has received asset-based financing from H&Q fails, H&Q will be required to repossess collateral, which may not be salable at a price equal to H&Q's initial investment. The entities in which H&Q invests as a principal often are unable to obtain conventional financing. The equity securities that H&Q receives will be subordinate to the issuer's debt, may also be subordinate to other classes of equity and typically will not provide dividend income. Debt securities purchased by H&Q may rank subordinate to other debt of the issuer. There can be no assurance that H&Q will not experience significant losses as a result of its principal investment activities. A material loss of capital would adversely affect H&Q's operating results and financial condition.

    H&Q may be required to mark up or mark down the value of its principal investments as a result of industry- or company-specific factors over which H&Q has no control. Publicly traded securities held as principal investments are subject to significant volatility, increasing the risk of a mark-down as a result of a decline in market prices generally or the price of the particular security. If a significant mark-down of a material asset were to occur, the Company's operating results and financial condition would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Venture Capital and Principal Investment Activities" and "--Risk Management", Notes 2 and 6 of Notes to Combined Financial Statements--September 30, 1995 and Note 4 of Condensed Notes to Combined Financial Statements--March 31, 1996.

    RISKS ASSOCIATED WITH UNDERWRITING AND TRADING ACTIVITIES. The Company's underwriting, securities trading and market-making activities are conducted by the Company as principal and subject the Company's capital to significant risks, including market, credit, counterparty and liquidity risks. These activities often involve the purchase, sale or short sale of securities as principal in markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity. The Company from time to time has large position concentrations in securities of, or commitments to, a single issuer, or issuers engaged in a specific industry, particularly as a result of the Company's underwriting activities. The Company tends to concentrate its trading positions and underwriting activities in a more limited number of industry sectors and portfolio companies than many other investment banks, which might result in higher trading losses than would occur if the Company's positions and activities were less concentrated. In addition, the trend in all major capital markets, for competitive and other reasons, toward larger commitments on the part of lead underwriters means that, from time to time, an underwriter (including a co-manager) may retain significant position concentrations in individual securities. See "Business--Risk Management."

    LITIGATION AND POTENTIAL SECURITIES LAWS LIABILITY. Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

    In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. The Company has been active in the underwriting of initial public offerings and follow-on offerings of the securities of emerging and mid-size growth companies, which often involve a higher degree of risk and are more volatile than the securities of more established companies. In comparision with more established companies, such emerging and mid-size growth companies are also more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits, or no such insurance, and to become insolvent. Each of these factors increases the likelihood that an underwriter of an emerging or mid-size growth company's securities will be required to contribute to any adverse judgment or settlement of a securities lawsuit.

    The plaintiffs' attorneys in securities class action lawsuits frequently name as defendants the managing underwriters of a public offering. H&Q LLC is a named defendant in a number of class action lawsuits relating to public offerings in which it served as a managing underwriter. In addition, H&Q LLC is currently directly or indirectly subject to over 30 shareholder class action lawsuits relating to public offerings in which H&Q LLC served as a member of the underwriting syndicate but not as a managing underwriter. Plaintiffs' attorneys also name as defendants investment banks which provide advisory services in merger and acquisition transactions. H&Q LLC is currently a defendant in one such lawsuit. The Company anticipates that additional securities class action lawsuits naming H&Q LLC as a defendant will be filed from time to time in the future, particularly in light of the increased number of public offerings H&Q LLC has underwritten, and the increased number of merger and acquisition transactions in which H&Q LLC has provided advisory service, in recent years, and the fact that the securities sold in certain of such public offerings have experienced, or may in the future experience, significant declines in market value. In such lawsuits, all members of the underwriting syndicate typically are included as members of a defendant class and/or are required by law, or pursuant to the terms of the underwriting agreement, to bear a portion of any expenses or losses (including amounts paid in settlement of the litigation) incurred by the underwriters as a group in connection with the litigation, to the extent not covered by the indemnification obligation of the issuer of the securities underwritten. H&Q LLC has on occasion participated in settlements of these types of lawsuits by making payments to the plaintiff class. There can be no assurance that the Company, H&Q LLC or RvR Securities will not find it necessary to make substantial settlement payments in the future. The Company has agreed to indemnify H&Q LLC against any expense or liability it may incur in connection with any such lawsuits.

    As the number of suits to which the Company is a party increases, the risk to the Company's assets also increases. If the plaintiffs in any suits against the Company were to successfully prosecute their claims, or if the Company were to settle such suits by making significant payments to the plaintiffs, the Company's operating results and financial condition could be materially and adversely affected. As is common in the securities industry, the Company does not carry insurance that would cover any such payments. In addition, the Company's charter documents allow indemnification of the Company's officers, directors and agents to the maximum extent permitted under Delaware law. The Company has entered into indemnification agreements with these persons. The Company has been and in the future may be the subject of indemnification assertions under these charter documents or agreements by officers, directors or agents of the Company who are or may become defendants in litigation.

    In addition to these financial costs and risks, the defense of litigation has, to a certain extent, diverted, and is expected to divert in the future, the efforts and attention of the Company's management and staff. The amount of time that management and other employees are required to devote in connection with the defense of litigation could be substantial and might materially divert their attention from other responsibilities within the Company. Securities class action litigation in particular is highly complex and can extend for a protracted period of time, thereby consuming substantial time and effort of the Company's management and substantially increasing the cost of such litigation. Further, the laws relating to securities class actions are currently in a state of flux. The eventual impact of the recently-passed Federal Private Securities Litigation Reform Act of 1995 on securities class action litigation is not known. In addition, there are certain proposed California ballot initiative provisions which the Company believes would, if passed, make it easier for securities class action plaintiffs to litigate in California state court.

    The Company also has been subject to litigation in state and federal courts relating to companies in which the Company has invested as a principal. The risk of such litigation is magnified where H&Q has a substantial or controlling interest in a company, or where one or more of H&Q's employees serves on a company's Board of Directors. On occasion, such litigation has produced results materially adverse to H&Q. In particular, during 1991 and 1992, the Company settled litigation relating to MiniScribe Corporation ("MiniScribe") at an aggregate cost, including expenses, of approximately $59.8 million. All payments relating to such MiniScribe settlements were made prior to May 31, 1996. There can be no assurance that the Company, as a result of its investments as a principal or the service of the Company's employees as directors of other entities or otherwise, will not lead to similar litigation or settlement payments in the future.

    In the normal course of business, the Company is also a defendant in various civil actions and arbitrations arising out of its activities as a broker-dealer in securities, as an underwriter, as an employer and as a result of other business activities. The Company has in the past made substantial payments in connection with the resolution of disputed claims, and there can be no assurance that substantial payments in connection with the resolution of disputed claims will not occur in the future.

    An adverse resolution of any pending or future lawsuits against H&Q LLC, RvR Securities or the Company could materially affect the Company's operating results and financial condition. See "Business--Legal Proceedings."

    MANAGEMENT OF GROWTH. Over the past several years, the Company has experienced significant growth in its business activities and the number of its employees. This growth has required and will continue to require increased investment in management personnel, financial and management systems and controls, and facilities, which, in the absence of continued revenue growth, would cause the Company's operating margins to decline from current levels. In addition, as is common in the securities industry, the Company is and will continue to be highly dependent on the effective and reliable operation of its communications and information systems. The Company believes that its current and anticipated future growth will require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of existing or new systems or the training of personnel could adversely affect the Company's ability to manage growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Accounting, Administration and Operations."

    DEPENDENCE ON SYSTEMS. The Company's business is highly dependent on communications and information systems. Any failure or interruption of the Company's systems, or of the systems of the Company's clearing broker, could cause delays in the Company's securities trading activities, which could have a material adverse effect on the Company's operating results. There can be no assurance that the Company or its clearing broker will not suffer any such systems failure or interruption, whether caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that the Company's back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

    DEPENDENCE UPON AVAILABILITY OF CAPITAL AND FUNDING. A substantial portion of the Company's total assets consists of highly liquid marketable securities and short-term receivables arising from securities transactions. The funding needs of the Company to date have been satisfied from internally generated funds and paid-in capital. In addition, the Company borrows limited amounts on a collateralized basis from a bank to support the activities of its Executive Financial Services group. The Company's cash at March 31, 1996 will have been reduced prior to the completion of this offering by approximately $32.2 million through the transactions described under "Restructuring" and the satisfaction of commitments of Hambrecht & Quist L.P. to make a tax distribution of a portion of the partnership's taxable income to its partners. There can be no assurance that adequate financing to support the Company's businesses will be available in the future on attractive terms, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources."

    EFFECTS OF RESTRUCTURING. The transactions described in "Restructuring" will involve a distribution, principally to the Company's existing equity securityholders, of approximately $17.0 million in cash (including an estimated $2.0 million of net profits generated after March 31, 1996) and a distribution of securities with a book value at March 31, 1996 of approximately $19.3 million. These distributions will not only reduce the Company's total assets and stockholders' equity by approximately $29.7 million and $21.9 million, respectively, but will also reduce the amount of investment assets, including the amount of non-marketable investments, from which the Company can generate future net investment gains or losses. The restructuring transactions will also result in a higher effective income tax rate on the Company's future taxable income. Holders of interests in the entities participating in the restructuring transactions who perfect their statutory dissenters' rights under the California Corporations Code will not receive shares of Company Common Stock, but instead will be entitled to have their interests purchased by the entity in which they hold an interest for cash at fair market value, determined as of the day before the first announcement of the terms of the restructuring transactions. To the extent that holders of interests in the entities participating in the restructuring transactions exercise their dissenters' rights, the Company will be required to pay cash for dissenters' interests, and fewer shares of the Company's Common Stock will be outstanding. Any substantial cash payments to dissenters may have a material adverse effect on the Company's financial condition. See "Restructuring."

    CONTROL   OF  THE   COMPANY;  ANTI-TAKEOVER   EFFECTS  OF   CERTAIN  CHARTER
PROVISIONS. Upon the completion of this offering, the Company's current executive officers and directors will own approximately % of the outstanding Common Stock. Accordingly, these stockholders, if they were to act as a group, would be able to elect all of the Company's directors, increase the authorized capital and otherwise control the policies of the Company. Upon the completion of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. Certain provisions of the Company's Certificate of Incorporation, including provisions that provide for the Board of Directors to be divided into three classes to serve for staggered three-year terms, may have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of the Company's Common Stock. See "Management," "Principal Stockholders" and "Description of Capital Stock."

    ABSENCE OF PRIOR MARKET FOR COMMON STOCK. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or, if developed, will be sustained following this offering. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the Representatives of the Underwriters, based upon several factors. For a discussion of the factors to be taken into account in determining the initial public offering price, see "Underwriting." Certain factors, such as sales of Common Stock into the market by existing stockholders, fluctuations in operating results of the Company or its competitors, market conditions for similar stocks and market conditions generally for emerging growth companies, particularly in the technology and healthcare industries, could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance of such companies. Accordingly, the market price of the Common Stock may decline even if the Company's operating results or prospects have not changed.

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock in the public market, whether by purchasers in this offering or other stockholders of the Company, could adversely affect the prevailing market price of the Common Stock, and could impair the Company's future ability to raise capital through an offering of its equity securities. There will be shares of Common Stock outstanding immediately after completion of this offering, all of which will be freely tradeable in the public markets, subject in certain cases to the volume and other limitations set forth in Rule 144 promulgated under the Securities Act of 1933 ("Securities Act"). All of the 18,620,711 shares outstanding immediately prior to this offering will be subject to lockup restrictions ("Lockup"), unless released by all of Hambrecht & Quist LLC, Morgan Stanley & Co. Incorporated and the Company. The Lockup prohibits the disposition of any such shares until the date 18 months after the date of this Prospectus ("Effective Date"), provided that six months after the Effective Date, each stockholder may sell the greater of 10,000 shares or 5% of the holder's shares outstanding on the Effective Date (an aggregate maximum of approximately 2,115,000 shares), and 12 months after the Effective Date, each stockholder may sell an additional number of shares equal to the greater of 10,000 shares or 5% of the holder's shares outstanding on the Effective Date (an additional aggregate maximum of approximately 1,519,000 shares). Any shares subject to the Lockup may be released at any time with or without notice to the public. See "Shares Eligible for Future Sale" and "Underwriting."

    IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of Common Stock in this offering will experience immediate dilution in net tangible book value of $ per share, based on an assumed initial public offering price of $ per share. To the extent that currently outstanding options to purchase Common Stock are exercised, purchasers of Common Stock will experience additional dilution. See "Dilution."

    FORWARD-LOOKING STATEMENTS. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be deemed to include the Company's plans to identify emerging trends and industries, expand the range of services it offers, increase the number of its investor and company clients, expand its role in capital markets outside the United States (particularly in Europe and Asia), increase its principal investment activities and increase the number of its personnel. Actual results could differ from those projected in any forward-looking statements for the reasons detailed in the other sections of this "Risk Factors" portion of the Prospectus.

                                  THE COMPANY

    Hambrecht & Quist Group, Inc., a Delaware corporation, was formed as a holding company for all of the operations of Hambrecht & Quist following the Restructuring described below. The Restructuring will take place prior to the completion of this offering. The Company will be the successor to the businesses conducted by Hambrecht & Quist Group, a California corporation established in 1983 ("Group California"), and Hambrecht & Quist L.P., a California limited partnership established in 1993 ("LP"). In 1983 Group California succeeded to the business of Hambrecht & Quist, a California partnership formed in 1968. Unless the context otherwise requires, "Hambrecht & Quist," "H&Q" and the "Company" refer to Hambrecht & Quist Group, Inc., a Delaware corporation, and its predecessors, affiliates and subsidiaries. Hambrecht & Quist, H&Q and the H&Q logo are registered trademarks of the Company.

    Following the Restructuring, the Company will operate primarily as a holding company and will own all of the subsidiaries and equity interests in affiliated entities that presently are owned by either Group California or LP. Hambrecht & Quist LLC ("H&Q LLC") is the Company's principal investment banking subsidiary and securities broker-dealer. In addition, the Company's other principal operating subsidiaries or affiliated entities, which will be wholly owned except as indicated, are as follows: RvR Securities Corp. ("RvR Securities"), a registered broker-dealer serving companies with smaller capitalizations than H&Q LLC's typical underwriting clients; Hambrecht & Quist Capital Management Incorporated ("Capital Management"), a registered investment adviser to two publicly traded closed-end mutual funds; Hambrecht & Quist Venture Partners ("Venture Partners"), a venture capital fund management partnership in which the Company has a general partnership interest; Hambrecht & Quist Guaranty Finance, L.P. ("Guaranty Finance"), an 87.5%-owned subsidiary of the Company engaged in asset-based financing; and Hambrecht & Quist Transition Capital, LLC ("Transition Capital"), an 87.5%-owned subsidiary of the Company formed in 1996 to provide bridge loans and mezzanine financings to emerging growth companies. In addition, the Company's international activities are carried out in part through Hambrecht & Quist Saint Dominique, a 50%-owned joint venture formed in 1996 that provides investment banking services to emerging growth companies in Europe. The Company also maintains minority investments in H&Q Asia Pacific, Ltd. ("Asia Pacific"), which provides financial advisory and fund management services in the Asia Pacific region, Beeson Gregory Holdings Limited, a London-based brokerage firm and financial advisor specializing in growth companies, De Santis Capital Management, LP, a registered investment adviser, and EASDAQ S.A., a Nasdaq-type stock market for emerging growth companies in Europe. The Company also has a 20% interest in Lewco Securities Corp. ("Lewco"), which acts as a clearing broker and depository for Schroder Wertheim & Co. and the Company.

    The Company's executive offices are located at One Bush Street, San Francisco, California 94104, and its telephone number is (415) 576-3300. The Company maintains a "home page" on the World Wide Web at http:// www.hambrecht.com. Information contained on the Company's home page shall not be deemed to be a part of this Prospectus.

                                 RESTRUCTURING

    Prior to the completion of this offering, the Company will engage in a series of restructuring transactions (collectively, the "Restructuring").
Immediately prior to the Restructuring, the Company operated through two entities, Group California and LP. A majority of the outstanding shares and options of Group California are owned by members of the Board of Directors, Managing Directors and Principals of the Company, and ownership positions of the shareholders and optionholders of Group California and the beneficial owners of partnership interests in LP are substantially the same.

    Prior to the Restructuring, Group California owned 70% of H&Q LLC and all of the Company's interests in its subsidiaries and affiliates, other than Guaranty Finance, as well as certain securities held for investment; LP owned 30% of H&Q LLC and 70% of Guaranty Finance; and Guaranty Finance was 15% owned indirectly by Daniel H. Case III, President and Chief Executive Officer of the Company ("Case"), and 15% owned indirectly by the President of the General Partner of Guaranty Finance, who is otherwise unaffiliated with the Company.

    The principal objective of the Restructuring is to eliminate the dual ownership structure of Group California and LP in order to create a simpler organizational structure, while retaining the tax efficiencies achieved to date with respect to portfolio investments presently held by LP. In the Restructuring, LP will distribute to a liquidating trust for the benefit of its partners (i) $15.0 million in cash, (ii) an additional cash amount (estimated to be approximately $2.0 million) representing 50% of LP's profits between June 1, 1996 and the closing date of the Mergers, as defined below, and (iii) certain securities with a book value as of March 31, 1996 of approximately $17.3 million. These securities represent investments that have a market value higher than their tax basis and are being distributed in order to achieve the tax efficiencies afforded by the LP partnership structure. The securities include 519,000 shares of BISYS Group Inc. ("BISYS") (Nasdaq: BSYS) with a book value on March 31, 1996 of approximately $11.8 million and other securities with a book value on such date of approximately $700,000, in each case currently owned by LP, and other investments with a book value on such date of approximately $4.8 million being distributed to LP by Guaranty Finance. Guaranty Finance will also distribute to its minority shareholders securities with a book value, as of March 31, 1996, of approximately $2.0 million. Immediately following the LP and Guaranty Finance distributions, LP will be merged with and into Hambrecht & Quist Group, Inc. ("Group Delaware"), and Group California will merge with a subsidiary of Group Delaware and become a wholly owned subsidiary of Group Delaware (the "Mergers"). Pursuant to the Mergers, the partners of LP and the shareholders of Group California who do not perfect their statutory dissenters' rights under the California Corporations Code will receive shares of the Common Stock of Group Delaware. Such shares will be subject to the restrictions on transfer set forth in "Shares Eligible for Future Sale." The information set forth in this Prospectus assumes that the Mergers will become effective without the exercise of dissenters' rights. The Mergers are intended to be non-taxable transactions under Sections 351 and 368 of the Internal Revenue Code of 1986, as amended. See "Risk Factors--Effects of Restructuring."

    Prior to the effectiveness of the Mergers, Group California will purchase Case's interest in Guaranty Finance at its fair market value. Case co-founded Guaranty Finance in 1983 and purchased his interest at fair market value at the time Guaranty Finance was initially capitalized in 1985. Subsequently, Case made additional investments or increased his percentage ownership indirectly in Guaranty Finance, principally by paying taxes on his share of Guaranty Finance's partnership income for which there were not always distributions by Guaranty Finance, and by foregoing his share of a $1.7 million distribution that Group California received from Guaranty Finance in 1992. The repurchase by Group California of this interest will be effected in order to avoid the possibility or appearance of a conflict of interest between Case and the Company, and to align more directly Case's equity interests related to the Company with those of other Company stockholders. In addition, Group California will purchase a portion of the interest in Guaranty Finance held by the other minority shareholder, and will sell interests in Guaranty Finance to certain Guaranty Finance employees and to a non-officer employee of the Company who devotes significant time to Guaranty Finance. As a result of such purchases and sales, the Company will have an 87.5% interest in Guaranty Finance following the Restructuring. Prior to effectiveness of the Mergers, the Company will also sell 12.5% of Transition Capital to certain employees and consultants of Transition Capital and to a non-officer employee of the Company who devotes significant time to Transition Capital. Prior to the effectiveness of the Mergers, Group California will also create a trust ("Group Trust") to hold its limited partnership interest in LP for the benefit of certain current and former employees. See "Certain Transactions."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Common Stock offered hereby, based on an assumed initial public offering price of $ per share and after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $ ($ if the Underwriters' over-allotment option is exercised in full). The proceeds will be used for general corporate purposes, including increased levels of principal investments. Pending such use, the proceeds will be invested in short-term securities. The Company expects that it will, from time to time, engage in additional financings as the need arises to support the growth of the Company's businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Venture Capital and Principal Investment Activities."

                                DIVIDEND POLICY

    The Company has not previously paid dividends on its Common Stock and has no present intention to pay dividends in the future. The timing and amount of future dividends, if any, will be determined by the Board and will depend, among other factors, upon the Company's earnings, financial condition and cash requirements at the time such payment is considered.

                                 CAPITALIZATION

    The following table sets forth the Company's combined capitalization as of March 31, 1996 (i) on an actual basis, (ii) on a pro forma basis giving effect to the transactions described under "Restructuring" and to the Tax Distribution and (iii) on such pro forma basis, as further adjusted to reflect the receipt by the Company of the net proceeds from the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and commissions and offering expenses and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Combined Financial Statements--March 31, 1996 and Condensed Notes thereto, "Selected Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                         MARCH 31, 1996
                                                                               -----------------------------------
                                                                                 ACTUAL    PRO FORMA   AS ADJUSTED
                                                                               ----------  ----------  -----------
                                                                                         (IN THOUSANDS)
Long-term debt...............................................................  $       --  $       --   $
                                                                               ----------  ----------  -----------
Stockholders' equity (1):
  Preferred Stock, none authorized, actual; par value $0.01, 5,000,000 shares                      --          --
   authorized, no shares issued and outstanding, pro forma and as adjusted...
  Common Stock, no par value, 40,000,000 shares authorized, 16,031,772 shares      21,738      49,438
   issued and outstanding, actual; par value $.01, 100,000,000 shares authorized, pro forma and as adjusted; 18,620,711 shares issued and
   outstanding pro forma;          shares issued and outstanding as
   adjusted..................................................................
Additional paid-in capital...................................................          --          --
Retained earnings............................................................      96,302      75,019
                                                                               ----------  ----------  -----------
  Total stockholders' equity.................................................     118,040     124,457
                                                                               ----------  ----------  -----------
Hambrecht & Quist, L.P. partners' capital....................................      28,358          --          --
                                                                               ----------  ----------  -----------
    Total long-term debt, stockholders' equity and partners' capital.........  $  146,398  $  124,457   $
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

- ------------------------
(1) Excludes 8,327,384 shares of Common Stock reserved for issuance under the Company's stock plans, of which 5,327,384 were subject to outstanding options as of March 31, 1996 at a weighted average exercise price of $6.90 per share. See "Management--Compensation Plans" and Note 7 of Condensed Notes to Combined Financial Statements--March 31, 1996.

                                    DILUTION

    The pro forma net tangible  book value of the Company  as of March 31,  1996
was  $       or approximately $       per share  of Common Stock.  Pro forma net
tangible book value per share represents the amount of the Company's pro forma tangible assets, after giving effect to the Restructuring, but prior to the sale of the shares offered hereby, less its pro forma total liabilities, divided by the pro forma number of shares of Common Stock outstanding. After giving effect
to the sale of the          shares of Common Stock offered hereby (at an assumed
initial  public offering  price of $       per share,  after deducting estimated
underwriting discounts and commissions and offering expenses), the pro forma net tangible book value of the Company as of March 31, 1996 would have been $ , or approximately $ per share. This represents an immediate increase of $
    per share to existing stockholders and an immediate dilution of $ per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share(1)................             $
  Pro forma net tangible book value per share as of March 31,
   1996...........................................................  $
  Increase per share attributable to new investors................
                                                                    ---------
Pro forma net tangible book value per share after the offering....
                                                                               ---------
Dilution per share to new investors...............................             $
                                                                               ---------
                                                                               ---------

    The following table summarizes, on a pro forma basis as of March 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the investors purchasing shares of Common Stock offered hereby:

                                                                                              TOTAL CONSIDERATION
                                                                      SHARES PURCHASED                                  AVERAGE
                                                                  ------------------------  ------------------------   PRICE PER
                                                                    NUMBER       PERCENT      AMOUNT       PERCENT       SHARE
                                                                  -----------  -----------  -----------  -----------  -----------
Existing stockholders...........................................                         %   $                     %   $
New investors(1)................................................
                                                                       -----        -----        -----        -----
  Total.........................................................                    100.0%   $                100.0%
                                                                       -----        -----        -----        -----
                                                                       -----        -----        -----        -----

- ------------------------
(1) Before deducting estimated underwriting discounts and commissions and offering expenses.

    The foregoing computations exclude 8,327,384 shares of Common Stock reserved for issuance under the Company's stock plans, of which 5,327,384 shares were subject to outstanding stock options as of March 31, 1996, at a weighted average exercise price of $6.90 per share. To the extent that any outstanding options are exercised, there will be further dilution to new investors. See "Management--Compensation Plans" and Note 7 of Condensed Notes to Combined Financial Statements--March 31, 1996.

                        SELECTED COMBINED FINANCIAL DATA

    The selected combined financial data set forth below include the combined operations of Group California and LP and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and Notes thereto included elsewhere in this Prospectus. The combined statement of operations data set forth below with respect to the fiscal years ended September 30, 1993, 1994 and 1995 and the combined balance sheet data as of September 30, 1994 and 1995 are derived from the audited Combined Financial Statements and Notes thereto included elsewhere in this Prospectus. The combined statement of operations data for the six months ended March 31, 1995 and 1996, and the combined balance sheet data as of March 31, 1996, are derived from unaudited financial statements included elsewhere in this Prospectus, and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for such periods. The results for the year ended September 30, 1995 and the six-month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year ending September 30, 1996 or any future period. The combined balance sheet data as of September 30, 1991, 1992 and 1993 and the combined statement of operations data for the years ended September 30, 1991 and 1992 have been derived from audited financial statements of the Company which are not included in this Prospectus. The selected pro forma combined financial data set forth below should be read in conjunction with the Pro Forma Combined Balance Sheet as of March 31, 1996 and Notes thereto included elsewhere in this Prospectus. The Pro Forma Combined Statements of Operations for the year ended September 30, 1995 and the six months ended March 31, 1996 present the results for the Company as if the Restructuring had occurred on October 1,

1994, and are based on the historical Combined Financial Statements after giving effect to the Restructuring. The pro forma adjustments are described in the accompanying Notes to Pro Forma Combined Financial Statements.

                                                                                                            FISCAL YEAR
                                                                                   SIX MONTHS ENDED MARCH      ENDED
                                       FISCAL YEAR ENDED SEPTEMBER 30,                      31,            SEPTEMBER 30,
                            -----------------------------------------------------  ----------------------  -------------
                                                                                                               1995
                                                                                                           -------------
                                                                                                           PRO FORMA(1)
                              1991       1992       1993       1994       1995        1995        1996     -------------
                            ---------  ---------  ---------  ---------  ---------  -----------  ---------
COMBINED STATEMENT OF
 OPERATIONS DATA:
Revenues:
  Principal
   transactions...........  $  23,480  $  33,438  $  30,045  $  36,411  $  53,425   $  22,253   $  43,997    $  53,425
  Agency commissions......     11,135     12,557     14,221     14,242     24,603       8,852      17,365       24,603
  Investment banking......     23,176     51,517     42,960     29,234     70,360      18,920      84,053       70,360
  Corporate finance
   fees...................      7,409      8,371      9,993     18,561     20,709      12,403      26,256       20,709
  Net investment gains....      7,026      8,193      3,524     10,270     33,852      15,637      15,309       26,439
  Other...................      9,620     11,418      9,804     10,612     17,074       8,797      17,521       16,396
                            ---------  ---------  ---------  ---------  ---------  -----------  ---------  -------------
  Total revenues..........     81,846    125,494    110,547    119,330    220,023      86,862     204,501      211,932
                            ---------  ---------  ---------  ---------  ---------  -----------  ---------  -------------
Expenses:
  Compensation and
   benefits...............     37,424     58,044     54,917     60,175    105,370      42,979     103,879      105,370
  Brokerage and
   clearance..............      5,611      6,184      6,892      7,367     10,441       4,073       6,118       10,441
  Occupancy and
   equipment..............      6,003      6,040      6,045      6,679      7,803       3,687       4,593        7,803
  Communications..........      3,461      4,135      4,377      6,244      7,394       3,517       4,528        7,394
  Interest................        303      1,141      1,464        987      1,266         484         762        1,266
  Other (2)...............     44,382     33,226     10,256     11,315     15,131       6,474      12,142       15,131
                            ---------  ---------  ---------  ---------  ---------  -----------  ---------  -------------
  Total expenses..........     97,184    107,770     83,951     92,767    147,405      61,214     132,022      147,405
                            ---------  ---------  ---------  ---------  ---------  -----------  ---------  -------------
Minority interest (3).....        453        794        352        526        719         289         546          300
                            ---------  ---------  ---------  ---------  ---------  -----------  ---------  -------------
Income (loss) before
 income tax provision.....    (15,791)    16,930     26,244     26,037     71,899      25,359      71,933       64,227
Income tax provision
 (credit).................     (5,878)     7,200     10,940     10,119     22,461       6,895      24,352       28,260
                            ---------  ---------  ---------  ---------  ---------  -----------  ---------  -------------
Net income (loss).........  $  (9,913) $   9,730  $  15,304  $  15,918  $  49,438   $  18,464   $  47,581    $  35,967
                            ---------  ---------  ---------  ---------  ---------  -----------  ---------  -------------
                            ---------  ---------  ---------  ---------  ---------  -----------  ---------  -------------
Pro forma net income per
 share (4)................
Pro forma weighted average
 shares outstanding (4)...


                                                                                                    SIX MONTHS ENDED
                                                                                                     MARCH 31, 1996
                                       FISCAL YEAR ENDED SEPTEMBER 30,              MARCH 31,   ------------------------
                            -----------------------------------------------------  -----------
                              1991       1992       1993       1994       1995        1996       ACTUAL    PRO FORMA(1)
                            ---------  ---------  ---------  ---------  ---------  -----------  ---------  -------------
COMBINED BALANCE SHEET
 DATA:
Total assets..............  $ 106,314  $ 126,420  $ 131,878  $ 155,160  $ 319,630   $ 458,437   $ 458,437    $ 411,553
Debt obligations..........      1,702      9,242     16,913     12,684     13,771      11,851      11,851       11,851
Stockholders' equity......     23,985     33,219     50,290     63,591    105,462     146,398     146,398      124,457
Book value per common
 share outstanding........         --         --         --         --         --
OPERATING DATA:
Total employees (6).......        291        327        350        426        500         584
Return on average
 equity...................         --        34%        37%        28%        58%         76%(7)
Compensation and benefits
 expense as a percentage
 of total revenues........        46%        46%        50%        50%        48%         51%
Non-compensation and
 benefits expense as a
 percentage of total
 revenues.................        73%        40%        26%        27%        19%         14%

                              SIX MONTHS
                            ENDED MARCH 31,
                            ---------------
                                 1996
                            ---------------
COMBINED STATEMENT OF
 OPERATIONS DATA:
Revenues:
  Principal
   transactions...........     $  43,997
  Agency commissions......        17,365
  Investment banking......        84,053
  Corporate finance
   fees...................        26,256
  Net investment gains....        13,331
  Other...................        17,182
                            ---------------
  Total revenues..........       202,184
                            ---------------
Expenses:
  Compensation and
   benefits...............       103,879
  Brokerage and
   clearance..............         6,118
  Occupancy and
   equipment..............         4,593
  Communications..........         4,528
  Interest................           762
  Other (2)...............        12,142
                            ---------------
  Total expenses..........       132,022
                            ---------------
Minority interest (3).....           227
                            ---------------
Income (loss) before
 income tax provision.....        69,935
Income tax provision
 (credit).................        30,771
                            ---------------
Net income (loss).........     $  39,164
                            ---------------
                            ---------------
Pro forma net income per
 share (4)................
Pro forma weighted average
 shares outstanding (4)...
                                  AS
                            ADJUSTED(1)(5)
                            ---------------
COMBINED BALANCE SHEET
 DATA:
Total assets..............
Debt obligations..........
Stockholders' equity......
Book value per common
 share outstanding........
OPERATING DATA:
Total employees (6).......
Return on average
 equity...................
Compensation and benefits
 expense as a percentage
 of total revenues........
Non-compensation and
 benefits expense as a
 percentage of total
 revenues.................

- ------------------------------
(1) Gives effect to the transactions described under "Restructuring" and to the Tax Distribution.

(2) Includes $36.9 million in fiscal 1991 and $22.9 million in fiscal 1992 for settlement of certain litigation relating to Miniscribe Corporation. See "Business -- Legal Proceedings."

(3) Minority interest represents the pro rata interest of owners other than the Company in the earnings of Hambrecht & Quist Guaranty Finance.

(4) See Note 9 of Notes to Pro Forma Combined Financial Statements for a discussion of the number of shares used in calculating pro forma net income per share.

(5) As adjusted to reflect the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $ per share and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization"

(6) Shown at end of period.

(7) Shown on an annualized basis.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This discussion should be read in conjunction with "Selected Combined Financial Data" and the Combined Financial Statements -- September 30, 1995 and Notes thereto and Combined Financial Statements -- March 31, 1996 and Condensed Notes thereto contained elsewhere in this Prospectus. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

    EFFECT OF RECENT MARKET CONDITIONS

    The Company's business depends to a substantial extent on the market for public equity offerings by emerging growth companies, particularly companies in the technology and healthcare industries. These markets are affected by general economic and market conditions, including fluctuations in interest rates, the volume and price levels of securities and the flow of investor funds into and out of equity mutual funds, and by factors that apply to particular industries, such as technological advances and changes in the regulatory environment. Substantial fluctuations can occur in the Company's operating results due to these and other factors.

    Market conditions for equity securities of emerging growth companies in the technology, healthcare, business information and outsourcing services, healthcare services and branded consumer products industries were negatively affected by the increase in interest rates during the second half of the fiscal year ended September 30, 1994. Declining interest rates and an improving economic environment contributed to a significant increase in activity in the equity markets in the United States during fiscal 1995 and the six months ended March 31, 1996. The investment climate for emerging growth company stocks, particularly technology and healthcare stocks, was strong during these periods, with a series of records established for the Nasdaq Composite Index and for the Nasdaq average daily share volume. These factors, among others, resulted in increased revenues in the Company's operations in fiscal 1995 and the first six months of fiscal 1996 and also contributed to improved valuations of the Company's principal investments.

    The Company's results of operations for the six months ended March 31, 1996 were achieved during extremely favorable market conditions. There can be no assurance that such market conditions will continue. Any deterioration in market conditions will result in reduced Company revenues and profitability.

    EFFECTS OF RESTRUCTURING AND TAX DISTRIBUTION

    Group California succeeded in January 1983 to the business of Hambrecht & Quist, a partnership formed in 1968. Between January 1983 and November 1993, Group California conducted, either directly or through subsidiaries or affiliates, all of the Company's activities. LP was formed in November 1993 for the purpose of owning and managing investments in certain operating affiliates. Fiscal 1994 net income reflects the tax efficiencies associated with such reorganization. In May 1995, through a contribution of cash and securities, LP acquired a 30% ownership interest in the Company's broker-dealer subsidiary that was reorganized as H&Q LLC, leaving Group California with a 70% ownership position. The Selected Combined Financial Data set forth herein includes the combined operations of Group California and LP.

    Immediately prior to the completion of this offering, the Company will undertake the Restructuring, pursuant to which, among other things, (i) LP will transfer cash estimated at $17.0 million (including an estimated $2.0 million of net profits generated after March 31, 1996) and assets whose book value at March 31, 1996 was approximately $17.3 million to a liquidating trust for the benefit of LP's partners, (ii) Guaranty Finance will distribute assets whose book value at March 31, 1996 was approximately $2.0 million to its equity owners other than LP, (iii) LP and Group California will enter into the Mergers, pursuant to which LP will be merged into Group Delaware, Group California will become a wholly owned subsidiary of Group Delaware, and Group Delaware will be a holding company which beneficially owns all of Hambrecht & Quist's operations, and (iv) the equity holders of Group California and LP will own shares of Group Delaware Common Stock. See "Restructuring."

    In addition to the Restructuring, prior to the completion of this offering, LP will have paid to its partners approximately $17.2 million, which had been accrued as of March 31, 1996 ("Tax Distribution"), in order to provide the partners with sufficient cash to enable them to pay income taxes on partnership profits that have been or will be allocated to the partners for income tax reporting purposes.

    The Restructuring and the Tax Distribution together will have the effect of reducing the Company's total assets and stockholders' equity by approximately $46.9 million and $21.9 million, respectively. The distribution of securities in the Restructuring will not only reduce the Company's balance sheet, but also will decrease the amount of investment assets from which the Company can expect to generate future net investment gains or losses. In addition, the Company's effective income tax rate following the Restructuring will increase because the income of LP was not subject to corporate income tax.

    COMPONENTS OF REVENUES AND EXPENSES

    REVENUES. Principal transactions revenue includes net revenue from the trading of securities by the Company as principal, including principal sales credits and trading profits, and is primarily derived from the Company's activities as a market-maker. Agency commissions revenue includes revenue resulting from executing listed and over-the-counter transactions as agent, including executing trades through a stock exchange. Investment banking revenue includes the Company's underwriting revenue, composed of underwriting selling concessions, management fees and underwriting fees. The Company believes that revenue from principal transactions, agency commissions and investment banking is substantially dependent on the market for public offerings of equity securities by emerging growth companies, on the Company's ability to lead or co-manage public offerings of the securities of such companies and on Nasdaq trading volume and spreads in the securities of such companies.

    Corporate finance fees includes the Company's merger and acquisition, private placement and other corporate finance advisory fee revenues. Net investment gains includes realized and unrealized gains on the Company's long-term investment portfolio, which includes investments in publicly traded and private companies and venture capital and public investment partnerships. One such investment, BISYS, has had a significant effect on the Company's net investment gains in recent years. In 1987, the Company made an investment in a private company, Concord Holdings Corp. ("Concord"), which subsequently was acquired by BISYS. Appreciation in the value of the Company's shares of Concord, and subsequently in those of BISYS, resulted in pre-tax investment gains for the Company amounting to $2.2 million, $5.5 million and $19.9 million in fiscal 1993, 1994 and 1995, respectively, and $10.4 million for the six months ended March 31, 1996. Approximately two-thirds of the Company's BISYS holdings will be distributed as part of the Restructuring. Corporate finance fees and net investment gains or losses depend on a small number of significant transactions and are likely to fluctuate significantly. Other revenue includes asset management fees, profit participation distributions from managed venture investment funds, interest and miscellaneous income.

    EXPENSES. Compensation and benefits expense includes sales, trading and incentive compensation, which are primarily variable based on revenue production, and salaries, payroll taxes, employee benefits, temporary employee costs and placement agency fees, which are relatively fixed in nature. Brokerage and clearance expense includes the cost of securities clearance, floor brokerage and exchange fees. The Company clears its securities transactions through Lewco, which acts as a clearing broker and depository for the Company. A proportionate share of Lewco's expenses, net of certain revenues, is reimbursed by the Company based on the volume of transactions processed on its behalf. As a result of its relationship with Lewco, the Company benefits from the economies of scale provided by a large, externally managed clearing organization.

    Occupancy and equipment expense includes the rent and utility charges paid for the Company's facilities, expenditures for facilities repairs and upgrades, and depreciation of computer, telecommunications and office equipment. Communications expense includes charges from third-party providers of telecommunications services and news and market data services. Interest expense relates primarily to bank borrowings.

    Other expense includes professional services and litigation expenses, travel and entertainment and miscellaneous expenses. Although the Company has not experienced significant fluctuations from the settlement of lawsuits in the ordinary course of business, a significant litigation judgment or settlement could have a material adverse effect on the Company's operating results and financial condition. In fiscal 1991 and 1992, the Company incurred $36.9 million and $22.9 million, respectively, of pre-tax settlement expenses related to litigation involving MiniScribe. Payments of the settlement accruals were made in each fiscal year beginning in fiscal 1991 and ending in the third quarter of fiscal 1996. As of May 31, 1996, all payments related to such litigation settlements had been paid in full. See "Business--Legal Proceedings."

    MINORITY INTEREST.  Minority interest reflects the pro rata interest of  the
owners   other  than   the  Company  in   earnings  of   Guaranty  Finance.  See
"Restructuring."

RESULTS OF OPERATIONS

    The following table sets forth certain financial data as a percentage of total revenues:

                                     FISCAL YEAR ENDED SEPTEMBER 30,    SIX MONTHS ENDED MARCH
                                                                                 31,              FISCAL YEAR     SIX MONTHS
                                    ----------------------------------  ----------------------  ENDED SEPTEMBER   ENDED MARCH
                                       1993        1994        1995        1995        1996        30, 1995        31, 1996
                                    ----------  ----------  ----------  ----------  ----------  ---------------  -------------
                                                                                                         PRO FORMA(1)
                                                                                                ------------------------------
COMBINED STATEMENT OF OPERATIONS
 DATA:
Revenues:
  Principal transactions..........       27.2%       30.5%       24.3%       25.6%       21.5%         25.3%           21.8%
  Agency commissions..............       12.9        11.9        11.2        10.2         8.5          11.6             8.6
  Investment banking..............       38.9        24.5        32.0        21.8        41.1          33.3            41.6
  Corporate finance fees..........        9.0        15.6         9.4        14.3        12.8           9.7            13.0
  Net investment gains............        3.2         8.6        15.4        18.0         7.5          12.5             6.6
  Other...........................        8.8         8.9         7.7        10.1         8.6           7.6             8.4
                                        -----       -----       -----       -----       -----         -----           -----
    Total revenues................      100.0       100.0       100.0       100.0       100.0         100.0           100.0
                                        -----       -----       -----       -----       -----         -----           -----
Expenses:
  Compensation and benefits.......       49.7%       50.4%       47.9%       49.5%       50.8%         49.8%           51.4%
  Brokerage and clearance.........        6.2         6.2         4.7         4.7         3.0           4.9             3.0
  Occupancy and equipment.........        5.4         5.6         3.5         4.2         2.2           3.7             2.3
  Communications..................        4.0         5.2         3.4         4.0         2.2           3.5             2.2
  Interest........................        1.3         0.9         0.6         0.6         0.4           0.6             0.4
  Other...........................        9.3         9.5         6.9         7.5         5.9           7.1             6.0
                                        -----       -----       -----       -----       -----         -----           -----
    Total expenses................       75.9        77.8        67.0        70.5        64.5          69.6            65.3
                                        -----       -----       -----       -----       -----         -----           -----
Minority interest.................        0.3         0.4         0.3         0.3         0.3           0.1             0.1
                                        -----       -----       -----       -----       -----         -----           -----
Income before income tax
 provision........................       23.8        21.8        32.7        29.2        35.2          30.3            34.6
Income tax provision..............       10.0         8.5        10.2         7.9        11.9          13.3            15.2
                                        -----       -----       -----       -----       -----         -----           -----
Net income........................       13.8%       13.3%       22.5%       21.3%       23.3%         17.0%           19.4%
                                        -----       -----       -----       -----       -----         -----           -----
                                        -----       -----       -----       -----       -----         -----           -----

- ------------------------
(1)   Gives  effect  to   the  Restructuring  and   the  Tax  Distribution.  See
    "Restructuring" and "-- Overview."

SIX MONTHS ENDED MARCH 31, 1996 AND 1995

    REVENUES. Total revenues increased 135% from $86.9 million in the 1995 fiscal period to $204.5 million in the 1996 fiscal period.

    Principal transactions revenue increased 97% from $22.3 million in the 1995 fiscal period to $44.0 million in the 1996 fiscal period. This increase was due to a significant increase in underwriting activity, resulting in substantial after-market trading, an increase in Nasdaq market activity overall, as well as the benefit derived from the Company's expansion of its equity sales and trading capabilities.

    Agency commissions increased 96% from $8.9 million in the 1995 fiscal period to $17.4 million in the 1996 fiscal period. This increase was due to the expansion of the Company's institutional listed equity business and an increase in both the number of retail brokers in its Executive Financial Services group and the average production of these brokers.

    Investment banking revenue increased 345% from $18.9 million in the 1995 fiscal period to $84.1 million in the 1996 fiscal period, and increased as a percentage of revenues from 21.8% to 41.1%. The Company managed or co-managed 22 public offerings during the 1995 fiscal period compared to 75 during the 1996 fiscal period.

    Corporate finance fees increased 112% from $12.4 million in the 1995 fiscal period to $26.3 million in the 1996 fiscal period. This increase was due to the completion of several large advisory assignments during the 1996 fiscal period.

    Net investment gains for the period decreased 2% from $15.6 million in the 1995 fiscal period to $15.3 million in the 1996 fiscal period. The net gains related primarily to the Company's investment in BISYS, which accounted for $12.0 million of total investment gains in the 1995 fiscal period and $10.4 million in the 1996 fiscal period.

    Other revenue increased by 99% from $8.8 million in the 1995 fiscal period to $17.5 million in the 1996 fiscal period. The increase was due primarily to an increase in asset management fees, profit participation distributions from the management of venture investments, and an increase in interest income on margin loans outstanding.

    EXPENSES. Total expenses increased 116% from $61.2 million in the 1995 fiscal period to $132.0 million for the 1996 fiscal period.

    Compensation and benefits expense increased 142% from $43.0 million in the 1995 fiscal period to $103.9 million in the 1996 fiscal period. The increase was due primarily to increased sales, trading and incentive compensation. Compensation and benefits expense as a percentage of total revenues increased from 49.5% to 50.8%; this change was attributable to a change in revenue mix and the related differences in compensation payout rates for the different sources of revenue. Average employee headcount was 440 in the 1995 fiscal period compared to 538 in the 1996 fiscal period.

    Brokerage and clearance expense increased 50% from $4.1 million in the 1995 fiscal period to $6.1 million in the 1996 fiscal period. As a percentage of total revenues, brokerage and clearance expense decreased from 4.7% in the 1995 fiscal period to 3.0% in the 1996 fiscal period. The percentage decline was due primarily to efficiencies experienced by Lewco.

    Occupancy and equipment expense increased 25% from $3.7 million in the 1995 fiscal period to $4.6 million in the 1996 fiscal period as a result of expenditures to repair and upgrade office facilities in San Francisco and New York and an increase in depreciation expense due to acquisitions of computer and telecommunications equipment.

    Communications expense increased 29% from $3.5 million in the 1995 fiscal period to $4.5 million in the 1996 fiscal period. This increase was due to increases in telecommunications and market data expenses resulting from the hiring of additional employees in the 1996 fiscal period.

    Interest expense increased 57% from approximately $500,000 in the 1995 fiscal period to approximately $800,000 in the 1996 fiscal period. This increase related primarily to fluctuations in bank financing levels during the two periods.

    Other expense increased 88% from $6.5 million in the 1995 fiscal period to $12.1 million in the 1996 fiscal period. Of this increase, $2.6 million was due to increased accruals for professional services due to higher levels of business activity, and the remainder was due primarily to increases in travel, entertaining, conferences and miscellaneous expenses.

    INCOME TAX PROVISION. The Company's effective income tax rate was 27.2% in the 1995 fiscal period and increased to 33.9% in the 1996 fiscal period. The Company's effective income tax rate in each fiscal period was less than the combined federal and state statutory income tax rates because LP was not subject to corporate federal or state income tax. The lower effective tax rate for the six months ended March 31, 1995 was due to the fact that net investment gains were reported primarily through LP and, therefore, were not subject to corporate income tax. The Restructuring will result in higher effective income tax rates on the Company's future taxable income.

FISCAL YEARS ENDED SEPTEMBER 30, 1995 AND 1994

    REVENUES.   Total revenues increased 84%  from $119.3 million in fiscal 1994 to $220.0 million in fiscal 1995.

    Principal transactions revenue increased 47% from $36.4 million in fiscal 1994 to $53.4 million in fiscal 1995. The increase was due in part to benefits realized from investments made in prior periods in the Company's Nasdaq trading capabilities as well as a significant improvement in market conditions during the last six months of fiscal 1995.

    Agency commissions increased 73% from $14.2 million in fiscal 1994 to $24.6 million in fiscal 1995. This increase resulted from increased market activity as well as growth in the number of brokers in the Company's Executive Financial Services and institutional equity businesses.

    Investment banking revenue increased 141% from $29.2 million in fiscal 1994 to $70.4 million in fiscal 1995. This increase resulted from the increased level of underwriting transactions in fiscal 1995, particularly in the technology and healthcare industries. The Company managed or co-managed 36 public offerings in fiscal 1994 and 71 in fiscal 1995.

    Corporate finance fees increased 11% from $18.6 million in fiscal 1994 to $20.7 million in fiscal 1995.

    Net investment gains increased 229% from $10.3 million in fiscal 1994 to $33.9 million in fiscal 1995. The Company's investment in BISYS accounted for $5.5 million and $19.9 million of the total net investment gains in fiscal 1994 and fiscal 1995, respectively. No other single investment accounted for a significant portion of the total gain.

    Other revenues increased 61% from $10.6 million in fiscal 1994 to $17.1 million in fiscal 1995. This increase was due primarily to an increase in profit participation distributions received from venture capital investment funds the Company manages and higher margin interest income attributable to the above-described expansion of the Executive Financial Services group.

    EXPENSES. Total expenses increased 59% from $92.8 million in fiscal 1994 to $147.4 million in fiscal 1995.

    Compensation and benefits expense increased 75% from $60.2 million in fiscal 1994 to $105.4 million in fiscal 1995 but decreased as a percentage of total revenues from 50.4% to 47.9%. This percentage decrease was attributable primarily to a change in the mix of revenue in fiscal 1995, which included a larger percentage of net investment gains with lower incremental compensation costs. Average employee headcount was 396 in fiscal 1994 and 458 in fiscal 1995.

    Brokerage and clearance expense increased 41% from $7.4 million in fiscal 1994 to $10.4 million in fiscal 1995, consistent with the increase in the Company's brokerage business, partially offset by lower per ticket transaction costs from economies of scale achieved by Lewco.

    Occupancy and equipment expense increased 17% from $6.7 million in fiscal 1994 to $7.8 million in fiscal 1995, primarily due to a scheduled rent increase for the Company's San Francisco office facility.

    Communications expense increased 18% from $6.2 million in fiscal 1994 to $7.4 million in fiscal 1995, due in part to increases in telephone, market quotation and news services for new employees and an increase in telecommunications supplies.

    Interest expense increased 28% from $1.0 million in fiscal 1994 to $1.3 million in fiscal 1995, primarily due to an increase in borrowings to support the operations of Guaranty Finance.

    Other expense increased 34% from $11.3 million in fiscal 1994 to $15.1 million in fiscal 1995. Of the increase, $2.5 million was due to an increase in the cost of the industry conferences sponsored by the Company. The balance of the increase was primarily due to an increase in professional services resulting from the overall increase in the Company's business activities.

    INCOME TAX PROVISION. The Company's effective income tax rate was 38.9% in fiscal 1994 and 31.2% in fiscal 1995. The Company's effective income tax rate in each year was less than the combined federal and state statutory rate due to the fact that H&Q LLC and LP were not subject to material federal or state income tax. The decrease in the effective combined tax rate in fiscal 1995 was a result of the higher percentage of the combined pretax income that was reported through LP in fiscal 1995.

FISCAL YEARS ENDED SEPTEMBER 30, 1994 AND 1993

    REVENUES. Total revenues increased 8% from $110.5 million in fiscal 1993 to $119.3 million in fiscal 1994. Underwriting and sales activity declined significantly during the second half of fiscal 1994 as a result of many factors, including rising interest rates.

    Principal transactions revenue increased 21% from $30.0 million in fiscal 1993 to $36.4 million in fiscal 1994. The increase occurred primarily during the first half of the year, prior to the aforementioned reduction in market activity.

    Agency commissions was unchanged at $14.2 million in each fiscal year. The effect of the slowdown in market activity that occurred during the second half of fiscal 1994 was offset in part by incremental revenue resulting from the addition of new brokers in the Company's Executive Financial Services group.

    Investment banking revenue decreased 32% from $43.0 million in fiscal 1993 to $29.2 million in fiscal 1994. This decline was due to a substantial reduction in underwriting activity during the second half of fiscal 1994. The Company managed or co-managed 45 public offerings during fiscal 1993 and 36 during fiscal 1994.

    Corporate finance fees increased 86% from $10.0 million in fiscal 1993 to $18.6 million in fiscal 1994. This increase was principally the result of an expansion in H&Q's mergers and acquisitions advisory business.

    Net investment gains increased 191% from $3.5 million in fiscal 1993 to $10.3 million in fiscal 1994. Net gains attributable to the Company's investment in BISYS were $2.2 million and $5.5 million for fiscal 1993 and fiscal 1994, respectively.

    Other revenue increased 8% from $9.8 million in fiscal 1993 to $10.6 million in fiscal 1994.

    EXPENSES. Total expenses increased 11% from $84.0 million in fiscal 1993 to $92.8 million in fiscal 1994.

    Compensation and benefits expense increased 10% from $54.9 million in fiscal 1993 to $60.2 million in fiscal 1994. This increase was due primarily to an increase in performance-related compensation. Compensation and benefits expense as a percentage of total revenues increased from 49.7% to 50.4%. Average employee headcount was 336 in fiscal 1993 and 396 in fiscal 1994.

    Brokerage and clearance expense increased 7% from $6.9 million in fiscal 1993 to $7.4 million in fiscal 1994. The increase was consistent with the increase in the Company's brokerage revenue.

    Occupancy and equipment expense increased by 10% from $6.0 million in fiscal 1993 to $6.7 million in fiscal 1994. This increase reflected a small addition to space leased in San Francisco as well as normal annual increases in occupancy costs.

    Communications expense increased by 42% from $4.4 million in fiscal 1993 to $6.2 million in fiscal 1994. This increase was primarily due to increased telecommunications expenditures.

    Interest expense declined by 33% from $1.5 million in fiscal 1993 to $1.0 million in fiscal 1994. The decrease was due to lower interest incurred on the principal amount of obligations incurred to settle certain MiniScribe litigation as a result of scheduled repayments.

    Other expense increased by 11% from $10.2 million in fiscal 1993 to $11.3 million in fiscal 1994. This increase was due primarily to increases in travel, conference and professional services resulting from generally higher levels of business activities.

    INCOME TAX PROVISION. The Company's combined effective income tax rate was 41.7% for fiscal 1993 and 38.9% for fiscal 1994. The lower rate for fiscal 1994 was due to income reported by LP, an entity not subject to corporate tax, which was formed in December 1993.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically satisfied its funding needs with its own capital resources, consisting almost entirely of internally generated retained earnings and, more recently, capital raised from the sale of its Common Stock to employee shareholders. As of March 31, 1996, H&Q LLC had liquid assets consisting primarily of cash and cash equivalents of $36.5 million and receivables of $92.4 million from Lewco, its clearing affiliate. The cash equivalents consisted of United States Treasury bills with maturities of 90 days or less. As of March 31, 1996, the Company had a bank line of credit in the amount of $12.0 million, with a balance of $5.0 million outstanding. While the Company has not required additional bank financing during the past several years, it is currently negotiating a $20.0 million standby revolving credit agreement with a commercial bank.

    The Company's balance sheet reflects the Company's relatively unleveraged financial position. The ratio of assets to equity as of March 31, 1996 was approximately 3:1. Upon completion of this offering, this ratio will decline to
a  ratio of  approximately         . The  Company's principal  assets consist of
receivables from  customers and  Lewco, securities  held for  trading  purposes, short-term investments and securities held for investment purposes. Substantially all of the Company's receivables are secured by customer securities or security transactions in the process of settlement. Securities held for trading purposes are actively traded and readily marketable. Short-term investments are comprised primarily of United States Treasury securities with maturities of less than one year. Securities held for investment purposes are for the most part illiquid and are carried at valuations that reflect this lack of liquidity.

    H&Q LLC and RvR Securities, as broker-dealers, are registered with the SEC and are members of the NASD, and, in the case of H&Q LLC, the NYSE. As such, they are subject to the capital requirements of these regulatory entities. Their regulatory net capital has historically exceeded these minimum requirements. As of March 31, 1996, H&Q LLC was required to maintain minimum regulatory net capital in accordance with SEC rules of approximately $3.8 million and had total regulatory net capital of approximately $43.2 million, or approximately $39.4 million in excess of its requirement. H&Q LLC's regulatory net capital is expected to decline as a result of the Restructuring, and to increase upon the completion of this offering. RvR Securities had total regulatory net capital of $1.7 million and a minimum regulatory net capital requirement of $250,000. See "Net Capital Requirements."

    The Company believes that its current level of equity capital, combined with funds anticipated to be generated from operations and the anticipated proceeds of this offering, will be adequate to fund its operations for the foreseeable future.

                                    BUSINESS

INDUSTRY BACKGROUND

    During the last three decades, high-growth entrepreneurial companies have played an increasingly important role in the United States and global economies. These "growth companies," which are characterized by innovation and rapidly evolving markets, have emerged in a number of industries. Technology-oriented growth companies have evolved from a cyclical niche industry to a significant driver of economic growth, job creation and business productivity. Healthcare companies in the United States, while continuing to improve human health, have responded to structural opportunities arising from the aging population and the drive to reduce healthcare costs. Service companies have also become catalysts for economic change as they add technology to traditional service offerings, particularly in the healthcare, business information and outsourcing industries. Branded consumer companies are responding to the convergence of changing demographics, structural changes in distribution channels and the use of information technology.

    Since January 1991, publicly traded growth company securities in general, and technology-related equity issues in particular, have generally outperformed the broader market indices. For example, from January 1991 through March 1996, the H&Q Technology Index increased by 24.8% compounded annually, while the S&P 500 increased by 13.6% compounded annually. This performance has been accompanied by a greatly increased inflow of funds for investment in growth companies, and has led to increased demand by institutional investors for investment information and analysis focused on the growth company sector. Many of these investors believe that effective investment participation in the rapidly changing growth company universe requires a deeper understanding of underlying technologies, products and distribution channels than is required to invest in more mature, less volatile or slower growing sectors of the economy.

    The unique characteristics of the growth company sector have led both growth companies and growth-oriented investors to seek the services of investment banking professionals with a high degree of industry knowledge and capital market expertise. Growth companies in their early years of public trading require a high level of research, sales and trading coverage and aftermarket consultation from their investment bankers. In addition, as these companies mature, the investment banks serving them must provide expert advice with respect to strategic partnership and merger and acquisition transactions and financing strategies. Investment banks serving growth companies must also meet the investment needs of the entrepreneurs who manage such companies. Fund managers and other growth-oriented investors require focused securities research both to understand underlying technologies, products and distribution channels for particular growth industries, and also to assist in identifying specific growth companies that are the most likely to succeed in their respective market segments.

HAMBRECHT & QUIST

    Hambrecht & Quist is a major bracket investment bank focused on emerging growth companies in the United States and, increasingly, worldwide. The Company's core strength has been the early identification and sponsorship of leading growth companies in its chosen areas of focus through analysis of industry and technology trends. The Company leverages its industry expertise by providing growth companies and growth investors with a full range of investment banking and brokerage services, and by investing its own capital in emerging growth companies.

    Hambrecht & Quist was formed in 1968 to focus on the needs of emerging growth companies and their investors. It has grown its business by expanding the range of services it provides to growth companies and investors, by servicing the needs of larger size companies, and by developing expertise in new industries and markets. H&Q, from its inception, combined equity underwriting and brokerage services for emerging growth companies with venture capital investing. The Company has significantly expanded its underwriting capability; added advisory services in mergers, acquisitions and strategic partnerships; and begun providing private placement, asset-based and mezzanine financing. H&Q also has achieved a leading role in Nasdaq market-making, expanded its retail brokerage services and increased its trading of NYSE-listed securities. From its early concentration on the technology and healthcare industries, Hambrecht & Quist has broadened its focus to encompass the business information and outsourcing services, healthcare services and branded consumer industries.

    H&Q was founded with and maintains a commitment to working closely with entrepreneurial companies and investors interested in such companies. H&Q believes that it has developed a strong internal culture that emphasizes a long-term investment outlook. H&Q believes that its client focus on rapidly growing entrepreneurial companies and growth-oriented investors and its tradition of principal investing, along with its broad internal distribution of equity ownership, have combined to sustain this culture.

    H&Q organizes its research, investment banking and venture capital professionals into industry teams. Each team develops and maintains an in-depth understanding of the secular and cyclical trends driving that particular industry sector. In addition, each team of professionals maintains close relationships not only with private and public growth companies, but also with venture capital and key institutional investors, technical experts, professional service providers and other key industry participants. Through these relationships, H&Q gains the opportunity to participate actively in the growth of promising entrepreneurial companies.

    Hambrecht & Quist believes that its industry focus and long-term orientation, together with the depth of its resources committed to the growth company sector, have made H&Q a leading provider of investment banking and brokerage services for emerging growth companies. Hambrecht & Quist has managed or co-managed more than 600 public offerings of equity securities for more than 400 growth companies.

STRATEGY

    Hambrecht & Quist employs a research-oriented approach to building relationships with growth companies and growth investors. The Company's overall strategy is to continue its commitment to targeted high-growth industries and investors in those industries by providing comprehensive research coverage, an increasing range of investment banking and brokerage services, and investment capital to entrepreneurial companies. The Company's strategy includes the following key elements:

    -CONTINUOUSLY IDENTIFY EMERGING  TRENDS AND INDUSTRIES.   Hambrecht &  Quist
     intends to continue its tradition of identifying, in their nascent stages, trends and industries that have the potential to become broad-based drivers of economic growth and change. H&Q was an early participant in the personal computer revolution led by Apple Computer, the applications of biotechnology pioneered by Genentech and, more recently, the emergence of the Internet and the World Wide Web facilitated by Netscape. H&Q believes that its focus on the early identification of emerging trends and industries distinguishes it from other investment banking firms and provides it with a key competitive advantage.

    -LEAD  WITH IN-DEPTH, FOCUSED INDUSTRY COVERAGE.  H&Q believes that industry specialization is crucial to meeting the demands of its clients for sophisticated and informed investment advice. The Company organizes its research, investment banking and venture capital activities along sharply defined industry lines and periodically reexamines its industry categories to ensure adequate coverage of emerging opportunities. For example, the Company's software focus is divided into several subcategories, one of which is enterprise software/Internet, which, in turn, has been subdivided into client/server, productivity software, database, and Web software/Internet segments. The Company's strategy is to continue to focus on a limited number of high potential growth industries and the segments within such industries.

    -BRING GROWTH COMPANIES TO GROWTH INVESTORS.  H&Q's strategy is to add value where growth capital and growth companies intersect. Because of its fundamental understanding of the industries it covers and its long history of providing services to emerging growth industries, H&Q believes it is well-positioned to bring together growth companies and growth investors. The Company's strategy is to maintain strong relationships with major institutional investors in emerging growth companies. An important element of this strategy is the Company's sponsorship of regular conferences for growth companies and growth-oriented investors, each focusing on a different industry or geographic region. The Company's annual Technology Conference and Healthcare Conference are recognized as leading conferences in their industries. The Company believes its Branded Consumer, plaNET.wall.street (Internet Conferencing) and other newer conferences are gaining similar recognition in their respective areas.

    -ESTABLISH   EARLY   AND   LASTING   RELATIONSHIPS   WITH    ENTREPRENEURIAL
     COMPANIES. H&Q's strategy is to build relationships with promising entrepreneurial companies at an early stage in their development. H&Q often establishes contact with such companies through its long-term relationships with leading venture capital investors. In some cases, H&Q participates directly in the growth of these companies by providing venture capital or otherwise investing as a principal in their early years. As these entrepreneurial companies grow, the Company sustains these relationships, often on a long-term basis, through research coverage, equity and convertible debt offerings, institutional and retail brokerage, Nasdaq market-making and merger, acquisition and strategic partnering and general corporate advice.

    -OFFER  EXPANDED RANGE OF  SERVICES TO CORPORATE CLIENTS.   In recent years,
     the Company has greatly enhanced its equity underwriting and convertible debt capability and its merger and acquisition advisory services while adding new products and services, including private placement/structured finance and a corporate services group. The Company has also added asset-based and mezzanine financing to its principal investment activities. At the same time, H&Q has increased the number of its syndicate personnel and has begun offering specialized brokerage services to the venture capital industry. The Company's strategy is to continue to expand the range of its investment banking services and principal investment activities.

    -INCREASE DISTRIBUTION AND TRADING  FOR GROWTH INVESTORS.   Since 1994,  the
     Company has increased the number of brokers in its Executive Financial Services group and in domestic and international institutional sales. During this period, the Company also has increased the number of coverage and position traders, has increased the amount of capital available for both Nasdaq and NYSE-listed securities trading operations and has expanded its syndicate desk. The Company intends to continue these efforts, as well as to expand the number of research analysts and the number of companies for which it provides research coverage.

    -EXPAND GLOBAL  PRESENCE.   H&Q's  strategy  is  to extend  its  success  in
     financing domestic growth companies in United States capital markets to non-U.S. companies and capital markets. In addition to its United States underwritings of European, Israeli and Asian companies, the Company has recently made significant investments in Europe through joint ventures focused on enabling European companies to access United States capital markets, as well as on making capital available locally to European growth companies. H&Q also has extensive operations which provide venture capital to Asian growth companies, both as principal and as a manager of Asian venture capital funds.

RESEARCH FOCUS

    H&Q believes that industry specialization is crucial to meeting the demands of its clients for sophisticated and informed investment and strategic advice. The Company's approach is to serve its clients through an in-depth understanding of sharply defined industry segments and the leading participants in those segments. H&Q's research universe is presently divided into the industry groups and industry segments set forth below. Rather than dedicating, for example, just one senior analyst to cover all aspects of a broadly defined industry, the Company dedicates focused research support to many segments within each of the industries it serves. In certain instances an H&Q analyst provides coverage for more than one industry segment.

                           HAMBRECHT & QUIST RESEARCH

                                    [CHART]
    There are four rectangular shaped boxes in the graphic.
    In the upper middle part of the rectangular box at the top of the graphic is a triangular shaped icon with the letter "T" inside with the word "Technology" underneath. From the bottom of the icon labeled 'Technology' is a downward vertical line which perpendicularly connects to a horizontal line from which six short vertical lines connect to six small rectangular boxes below the horizontal line. The small rectangular box on the far left contains the word "Communications." The small rectangular box which is second from the left contains the words "Distributed Systems." The small rectangular box which is third from the left contains the words "Enterprise Software/Internet." The small rectangular box which is third from the right contains the words "Semiconductor/ Capital Equipment." The small rectangular box which is on the far right contains the words "Technical Systems."
    From the bottom left corner of the small rectangular box containing the word "Communications" is a downward vertical line from which five short horizontal lines connect to five groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the word "Communications" is "Internet Access." The second group of words underneath the small rectangular box containing the word "Communications" is "Internetworking/LAN." The third group of words underneath the small rectangular box containing the word
"Communications" is "Mobile Communications." The fourth group of words underneath the small rectangular box containing the word "Communications" is "Telecommunications Equipment." The fifth group of words underneath the small rectangular box containing the word "Communications" is "Wireless Communications."
    From the bottom left corner of the small rectangular box containing the words "Distributed Systems" is a downward vertical line from which four short horizontal lines connect to four groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Distributed Systems" is "Consumer Software & Digital Media." The second group of words underneath the small rectangular box containing the words "Distributed Systems" is "Distribution." The third group of words underneath the small rectangular box containing the words "Distributed Systems" is "Distribution." The fourth group of words underneath the small rectangular box containing the words "Distributed Systems" is "PC Peripherals."
    From the bottom left corner of the small rectangular box containing the word "Enterprise Software/Internet" is a downward vertical line from which four short horizontal lines connect to four groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Enterprise Software/ Internet" is "Database tools." The second group of words underneath the small rectangular box containing the words "Enterprise Software/Internet" is "Systems Management." The third group of words underneath the small rectangular box containing the words "Enterprise Software/Internet" is "Productivity Applications." The fourth group of words underneath the small rectangular box containing the words "Enterprise Software/Internet" is "PC Software." The fifth group of words underneath the small rectangular box containing the words "Enterprise Software/Internet" is "Web Software."
    From the bottom left corner of the small rectangular box containing the words "Technical Systems" is a downward vertical line from which three short horizontal lines connect to three groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Technical Systems" is "Design Automation." The second group of words underneath the small rectangular box containing the words "Technical Systems" is "Embedded Control." The third group of words underneath the small rectangular box containing the words "Technical Systems" is "Technical Software."
    In the upper middle part of the rectangular box in the middle of the graphic is a cross shaped icon containing a serpent wrapped around a barbed staff representing a Caduceus with the words "Healthcare" underneath. From the bottom of the icon labeled "Healthcare" is a downward vertical line which perpendicularly connects to a horizontal line from which four short vertical lines connect to four small rectangular boxes below the horizontal line. The small rectangular box on the far left contains the word "Biotechnology." The small rectangular box which is second from the left contains the words "Emerging Pharmaceuticals/Drug Delivery." The small rectangular box which is second from the right contains the words "Medical Devices." The small rectangular box which is on the far right contains the words "Healthcare Services."
    From the bottom left corner of the small rectangular box containing the words, "Medical Devices" is a downward vertical line from which four short horizontal lines connect to four groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Medical Devices" is "Cardiovascular." The second group of words underneath the small rectangular box containing the words "Medical Devices" is "Orthopedics." The third group of words underneath the small rectangular box containing the words "Medical Devices" is "Urology." The fourth group of words underneath the small rectangular box containing the words "Medical Devices" is "Women's Health."
    From the bottom left corner of the small rectangular box containing the words "Healthcare Services" is a downward vertical line from which four short horizontal lines connect to four groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Healthcare Services" is "CROS." The second group of words underneath the small rectangular box containing the words "Healthcare Services" is "HMO." The third group of words underneath the small rectangular box containing the words "Health Care Services" is "Physician Network Management." The fourth group of words underneath the small rectangular box containing the words "Healthcare Services" is "Subacute."
    In the upper middle part of the rectangular box in the bottom left of the graphic is a three dimensional cube with three faces visible with the word "Services" underneath. On the lower left face of the cube is the word "Business." On the upper face of the cube are the words "Healthcare." On the lower right face of the cube is the word "Financial." From the bottom of the cube labeled "Services" is a downward vertical line which perpendicularly connects to a horizontal line from which four short vertical lines connect to four small rectangular boxes below the horizontal line. The small rectangular box on the far left left contains the words "Financial Services" The small rectangular box which is second from the left contains the words "Healthcare Information Services." The small rectangular box which is second from the right contains the words "Business Services." The small rectangular box which is on the far right contains the words "Special Situations."
    From the bottom left corner of the small rectangular box containing the words "Financial Services" is a downward vertical line from which two short horizontal lines connect to two groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Financial Services" is "Internet." The second group of words underneath the small rectangular box containing the words "Financial Services" is "Transaction Processors."
    In the upper middle part of the rectangular box in the bottom right of the graphic is a square tilted on its side labeled "Consumer." There is a downward vertical line from which four short horizontal lines connect to four groups of words not enclosed by boxes. The first group of words underneath the small rectangular box containing the words "Branded Consumer" is "Food and Beverage." The second group of words beneath the small rectangular box containing the words "Branded Consumer" is "Services." The third group of words beneath the small rectangular box containing the words "Branded Consumer" is "Specialty Apparel." The fourth group of words underneath the small rectangular box containing the words "Branded Consumer" is "Sports & Leisure."

    In order to achieve this depth and specialization, the Company typically recruits or trains analysts with significant technical and industry expertise, in addition to financial services expertise. H&Q believes this specialized approach enables it to generate analytical research that enhances the quality of investment decisions in the fast-changing and technologically sophisticated industries it covers.

    H&Q's  research  analysts  cover  over 300  publicly  traded  companies. The
Company's analysts also periodically publish comprehensive studies of an industry or a long-term investment theme. In addition to written publications, the Company's analysts play a prominent role at the Company's investor conferences by presenting summaries of key industry trends.

    The Company's research analysts and its investment banking and venture capital professionals work closely together to identify promising privately held companies. H&Q believes that early contacts with private companies are important not only to develop its underwriting and principal transactions activities, but also to achieve and maintain an understanding of the rapidly evolving growth industries on which the Company focuses. The research analysts also, from time to time, assist in screening and/or evaluating proposed financings for the Company's venture capital and investment banking professionals. In addition, H&Q's research analysts work closely with sales and trading professionals to enhance the access of the Company's institutional investor clients to up-to-date industry analysis.

    H&Q has been recognized for its success in bringing together leading growth companies and growth investors at the annual conferences it sponsors. Each conference focuses on a different growth industry or geographic region. Since October 1995, H&Q sponsored the following investment conferences:

        HAMBRECHT & QUIST CONFERENCE               DATE          LOCATION
- ---------------------------------------------  -------------  --------------
plaNET.wall.street (Internet Conference)        October 1995  New York
Healthcare Conference                           January 1996  San Francisco
European Growth Company Conference             February 1996  Paris
Interactive Entertainment Conference              March 1996  Snowbird, Utah
Technology Conference                             April 1996  San Francisco
   and plaNET.wall.street West
Investing in Life Sciences                          May 1996  London
Branded Consumer Growth Company Conference         June 1996  Napa Valley
Annual Private Equity CFO Conference               June 1996  San Francisco

    More than 675 public and private companies made presentations to investment professionals, venture capitalists and other participants in the securities and emerging growth company industries at the most recent sessions of the Company's annual conferences. The Hambrecht & Quist Technology Conference, which held its 24th annual session in 1996, was the first annual investment conference focusing exclusively on emerging growth companies in the technology sector. For 14 years, the Company's annual Healthcare Conference has provided a forum for companies in the healthcare industry to give presentations to growth investors, and was the first conference of its kind. In October 1995, H&Q sponsored the first major investment conference dedicated solely to Internet-related companies, and held a follow-up conference in 1996.

    The Company has developed 11 industry indices to facilitate the analysis of long-term trends, including the H&Q Technology Index, the H&Q Growth Index, the H&Q Branded Consumer Growth Index, and the H&Q Internet Index. Certain of these indices are regularly cited in the media. These indices serve as a tool for comparing certain technology industry groups with one another, with the technology marketplace as a whole, and with the overall economy. Many growth companies use the H&Q indices to compare their stock price performance with other companies, for example, in annual proxy statements.

INVESTMENT BANKING

    H&Q is a major bracket underwriter. The Company is a leading participant in raising equity capital for and providing financial advice to emerging growth companies within its areas of focus throughout the United States, and has significantly expanded its activities abroad. Hambrecht & Quist provides its corporate clients with a broad range of services, principally involving public offerings of equity and convertible debt securities, private placements of equity securities, and advice in merger, acquisition and strategic partnering transactions, as well as after-market services and support.

    H&Q's investment banking professionals focus their activities along the same industry lines as the Company's research analysts. The Company believes that by developing an in-depth understanding of the industries they serve, these investment banking professionals enhance their ability to advise issuers with respect to strategic and financing options.

    The following table shows the distribution of the number of public offering transactions lead or co-managed by H&Q since 1991 among the different industries which the Company serves.

                  HAMBRECHT & QUIST'S PUBLIC EQUITY OFFERINGS
                        JANUARY 1991 THROUGH MARCH 1996

                                  [PIE CHART]
    A pie chart representing Hambrecht & Quist Public Equity Offerings from January 1991 through March 1996 is divided into four segments. The largest segment represents "Technology" which accounts for 49% of the pie chart. The second largest segment represents "Healthcare" which accounts for 35% of the pie chart. The third largest segment represents "Services" which accounts for 12% of the pie chart. The smallest segment represents "Branded Consumer" which accounts for 4% of the pie chart.

    DOMESTIC UNDERWRITING

    H&Q is a leading underwriter of public offerings of equity securities for emerging growth companies. Between January 1991 and March 1996, the Company managed or co-managed offerings of equity and convertible debt securities by over 220 companies that raised an aggregate of over $15.0 billion. Of this amount, approximately $7.6 billion was raised during the period from January 1995 through March 1996. H&Q concentrates its domestic underwriting efforts in high-growth industry sectors where the Company believes it has a relative competitive advantage due to its investment banking relationships and its research, trading and distribution capabilities. Within its selected industries, the Company concentrates on emerging companies that it believes have the potential to become industry leaders. H&Q is regularly among the leading underwriters of software, communications and biotechnology company securities, and H&Q has established a strong record underwriting securities of hardware, semiconductor, Internet, business information and outsourcing services and healthcare services companies. The Company has also underwritten an increased number of securities offerings by branded consumer products companies and is attempting to establish a leadership position in this area.

    H&Q's strategy is to maintain long-term relationships with its corporate clients by serving their capital raising needs beyond their initial public offerings of securities. H&Q also seeks to increase its base of publicly held clients by serving as a lead or co-manager in follow-on offerings for companies which H&Q believes have attractive investment characteristics, whether or not H&Q participated as a lead or co-manager in the initial public offering of securities for such companies. The Company believes it has been successful in retaining clients and obtaining new clients, based on the number of transactions in which it has been retained or added as lead manager or co-manager of follow-on offerings.

    The average size of the Company's lead or co-managed underwriting transaction has increased from approximately $40.0 million in calendar 1991 to approximately $60.0 million in calendar 1995. The Company has increased the number of its lead or co-managed underwriting transactions above $50.0 million from 10 in calendar 1991 to 38 in calendar 1995 and in the six months ended June 30, 1996. In calendar 1995, H&Q served as lead or co-manager of 12 underwriting transactions above $100 million.

    The following table sets forth the distribution among industries, on a calendar year basis, of public offerings completed between January 1991 and June 1996 in which the Company acted as lead or co-managing underwriter:

                HAMBRECHT & QUIST'S PUBLIC OFFERINGS BY INDUSTRY
                         JANUARY 1991 THROUGH JUNE 1996

                                                                   NUMBER OF TRANSACTIONS COMPLETED
                                             ----------------------------------------------------------------------------
                 INDUSTRY                       1991         1992         1993         1994         1995       1996 (1)
- -------------------------------------------      ---          ---          ---          ---          ---      -----------
Technology.................................          15           13           22           19           59
Healthcare.................................          21           19           20           11           16
Services...................................           6            6            3            4            9
Branded Consumer Products..................          --            1            2            3            6
                                                     --            -            -            -            -           --
    Total..................................          42           39           47           37           90
                                                     --            -            -            -            -           --
                                                     --            -            -            -            -           --

- ------------------------
(1) As of June 30, 1996

    H&Q has recently significantly increased its expertise in providing private and public offerings of convertible debt securities. Since January 1995, Hambrecht & Quist has completed six convertible debt transactions (which are included in the data above) involving an aggregate of more than $1.5 billion in securities. To the extent that interest rates and other market conditions remain favorable, the Company expects convertible debt securities to be a growing part of its underwriting business in the future as its newly public corporate clients develop in size and begin to leverage their balance sheets.

    H&Q also offers equity underwriting services to smaller emerging growth companies through RvR Securities, which underwrites public equity offerings of selected smaller-capitalization growth companies in cases where the transaction is smaller and requires less after-market support than those typically managed by H&Q LLC and other major bracket investment banking firms. Since 1993, RvR Securities has completed five underwriting transactions. The Company believes that RvR Securities enables H&Q to provide a valuable service to these smaller capitalization growth companies and to maintain a relationship that enhances opportunities for H&Q LLC to provide underwriting and advisory services in the future.

    Hambrecht & Quist provides after-market support to its underwriting clients through the supply of information concerning institutional holdings within the issuer's shareholder base, as well as data concerning the market performance of the corporate client's stock, as well as other stocks in the issuer's industry. The Company's Corporate Services group identifies and accesses relevant research, company news, market trends, institutional ownership data, trading activity and performance reporting, and arranges meetings with institutional shareholders to assist newly public companies in developing their investor relations efforts.

    INTERNATIONAL ACTIVITIES

    H&Q is actively developing its international investment banking business both by assisting non-U.S. companies in raising capital in the United States and by improving access to local capital for growth companies in other countries.

    The Company believes it has established itself in underwriting transactions for European growth companies that seek to issue shares on Nasdaq. From January 1995 through March 1996, the Company managed or co-managed five initial public offerings on Nasdaq for European technology companies, and two initial public offerings and one follow-on offering on Nasdaq for Israeli growth companies.

    Hambrecht & Quist has developed strategic relationships with local financial institutions in Europe in order to build relationships with leading European growth companies and with the financial communities which serve these companies. These relationships are also intended to develop H&Q's European investment banking presence in anticipation of the launch of the EASDAQ market, currently expected to occur in late 1996. EASDAQ's charter is to serve as a Nasdaq-type stock market for emerging growth companies in Europe. H&Q is a charter member of the European Association of Securities Dealers ("EASD") and a founding investor in EASDAQ.

    In January 1996, Hambrecht & Quist announced the formation of a 50%-owned joint venture with Financiere Saint Dominique, a leading private equity investor in France and among the largest in Europe. The joint venture, Hambrecht & Quist Saint Dominique ("Saint Dominique"), will be an underwriter and market-maker on the EASDAQ market, as well as le Nouveau Marche, a Paris-based stock market for emerging growth companies that was launched in February 1996. Saint Dominique has completed two initial public offerings on le Nouveau Marche.

    In the United Kingdom, H&Q holds a minority equity position in Beeson Gregory, a London-based brokerage firm and financial advisor specializing in growth companies. In addition, the Company recently opened a London institutional sales office.

    The Company's strategy in Asian markets has been to focus initially on venture capital investments in promising growth companies through Asia Pacific. H&Q believes that this strategy will enable the Company to develop and maintain relationships with growth companies in the region.

    MERGER AND ACQUISITION ADVISORY SERVICES

    Hambrecht & Quist offers a broad range of merger and acquisition ("M&A") advisory services to growth companies. The Company markets its M&A advisory services both to H&Q's existing base of corporate clients and to other companies that can benefit from the Company's expertise. The Company offers advisory services with respect to purchases and sales of businesses; strategic and cross-border partnerships; divestitures and corporate restructurings; hostile takeover defense strategies; fairness opinions in acquisition, investment and defensive transactions; and valuations of businesses and technology assets. From January 1991 through March 1996, the Company provided M&A services in over 90 assignments representing approximately $8.4 billion of completed transactions. While a majority of these transactions and fees were for companies for which H&Q had previously acted as underwriter, H&Q also completes a substantial number of advisory assignments for corporations whose first transaction with H&Q is an M&A advisory transaction. Some of these advisory clients have subsequently become underwriting clients of H&Q.

    The Company's M&A expertise has been developed over the years and has been supported by the close involvement of professionals from the industry groups in both investment banking and research. The Company believes that early identification of emerging industry and technical trends, together with focused industry research coverage, enhances the effectiveness of its M&A professionals' strategic and valuation advice. H&Q's

M&A professionals combine industry, technology, legal and accounting expertise with substantial transactional experience. The group's success is reflected in the growth in the volume of completed M&A transactions in which H&Q has provided advice to emerging growth companies:

        HAMBRECHT & QUIST'S MERGER AND ACQUISITION ADVISORY ASSIGNMENTS

                                                      1991       1992       1993       1994       1995      1996 (1)
                                                    ---------  ---------  ---------  ---------  ---------  -----------
Number of Completed Assignments...................         10          8         11         24         29
Aggregate Transaction Value                         $     237  $     174  $     377  $   2,028  $   3,713   $
 (in millions)....................................

- ------------------------
(1) Through June 30, 1996

    PRIVATE PLACEMENTS AND STRUCTURED FINANCE

    H&Q formalized its private placement capabilities in 1991 with the creation of a group which focuses on acting as placement agent in private securities transactions. H&Q assists in the placement of these securities for a fee, but without underwriting the offered securities. The private placement/structured finance group places equity and convertible debt securities with institutional investors, strategic corporate investors and sophisticated, high net worth individuals. Since 1991, the group has completed over 30 private placement transactions, raising over $600 million for growth companies, with 16 of these transactions completed since January 1995. This group often serves corporate clients in their early stages and, as these entrepreneurial companies grow, H&Q seeks to sustain the relationship and provide other services. The group also assists publicly traded corporate clients that undertake convertible debt
financings   or  conduct  private  offerings   of  registered  and  unregistered
securities.

SALES, TRADING AND SYNDICATE

    H&Q provides a broad range of sales and trading services to investors worldwide and holds a leading position as a market-maker for emerging growth company equity securities. The Company leverages its research capability by identifying companies that it believes have the potential to become leaders in their respective industries and attempting to become a leading market-maker in the shares of those companies, often taking large positions to satisfy the needs of institutional clients for a liquid market in this group of companies.

    INSTITUTIONAL SALES AND TRADING

    H&Q has over 35 institutional sales professionals covering growth-oriented investors worldwide. H&Q's focus on growth industries enables its sales and trading organization to develop an in-depth of understanding of these sectors and companies and to better serve its investor clients.

    H&Q has 15 trading professionals involved in market making in both Nasdaq and exchange-listed securities. The most significant portion of the Company's institutional revenues arises from trading in Nasdaq-listed securities. At March 31, 1996, H&Q made a market in over 300 Nasdaq stocks. During the period from January 1991 through March 1996, H&Q was one of the top three market makers in over 70% of the Nasdaq-listed equity securities issued by companies for which H&Q served as lead or co-manager in a public offering. Additionally, H&Q has 25 coverage traders, servicing the trading desks of major institutions worldwide. Orders are executed daily as principal or agent in both the listed and Nasdaq markets for equities, convertible and non-convertible debt, including municipal bonds, options and other derivative securities. The Company's sales and trading operations are conducted from offices in San Francisco, New York, Boston and San Diego. Hambrecht & Quist clears its trading transactions through Lewco.

    EXECUTIVE FINANCIAL SERVICES

    Since its founding in 1968, H&Q has provided retail brokerage services to individual investors and small institutions interested in emerging growth company securities. In 1994, this business unit was renamed Executive Financial Services ("EFS") and its strategies were realigned in an effort to grow the business. This strategic realignment entailed: (i) increasing the focus of this business on broadening the range and depth of services provided to executives of growth companies; (ii) providing appropriate services to all employees of this client base, rather than only the top executives; (iii) attracting new high net worth investors to H&Q by providing differentiated investment ideas and services and (iv) recruiting and retaining additional experienced and productive brokers to serve high net worth individuals.

    The EFS group operates out of the Company's San Francisco, New York, and Boston offices. In addition to handling Nasdaq and exchange-listed brokerage transactions, EFS brokers provide other services, including sales of restricted securities, fixed income investments and consulting for options, hedging, the selection of outside money managers, mutual funds and cash management. At March 31, 1996, the EFS group included 71 retail brokers.

    VENTURE SERVICES

    H&Q provides specialized services to the general and limited partners of venture capital and buyout funds, corporate development functions within large corporations and certain high net worth individuals who participate actively in venture capital investments. These services include the sale of restricted securities, management of in-kind stock distributions by venture capital funds to their investors, sales of shelf-registered securities, private placements and acquisition or sale of large equity positions. The Company also provides venture capitalists with timely information concerning the publicly traded shares included in venture capital investment portfolios. This group was established in 1994 as a separate department within H&Q in recognition of the strategic role played by venture capital investors in H&Q's areas of focus and in establishing and developing a close relationship between the Company and the companies in which venture capitalists hold equity positions.

    SYNDICATE

    The Company participates in public offerings of securities either by acting as manager or co-manager of an underwriting syndicate, or by acting as a member of an underwriting syndicate managed by other investment banks. In both cases, the Company risks its capital through its participation in a commitment to purchase securities from an issuer and to resell them to the public. The Company's syndicate activities include managing the marketing and book-building process of underwritten transactions the Company is managing, participating in discussions leading to the offering price of securities and the supervision of initial market-making for lead-managed deals. The Syndicate department is also responsible for developing and maintaining relationships with the syndicate departments of other investment banks. At March 31, 1996, the Syndicate department was comprised of 11 employees, including two senior managers who have an aggregate of over 50 years of experience in the securities industry, and was located in the Company's San Francisco headquarters.

VENTURE CAPITAL AND PRINCIPAL INVESTMENT ACTIVITIES

    From the Company's inception, venture capital investing has been an important component of H&Q's strategy of identifying and building early relationships with promising emerging growth companies. H&Q currently conducts a broad range of venture capital and principal investment activities. H&Q intends to increase the range and size of these activities.

    INSTITUTIONAL VENTURE FUND MANAGEMENT

    Hambrecht & Quist raised its first venture capital fund shortly after the Company was founded. The institutional venture fund management business grew substantially, and by the mid-1980s the Company, principally through affiliated venture capital management partnerships, managed over $600 million in venture capital assets. Each institutional fund was structured so that the Company received management fees and a participation in any net profits of the fund.

    In the late 1980s, the Company determined that its domestic venture activities would be most effectively carried out through a strategy of making fewer and smaller venture capital investments and more direct Company participation in these investments. Since then, the Company has reduced the number of investment professionals in its venture capital department. Substantial assets and funds have been distributed as the previously raised funds have matured, and assets under management by the venture capital group currently amount to over $200.0 million.

    SOLE PURPOSE VENTURE CAPITAL PARTNERSHIPS AND DIRECT STRATEGIC INVESTMENTS

    Since 1992, the Company has made venture capital and mezzanine investments by means of limited partnerships that are each formed for the sole purpose of enabling the Company, its senior employees and others to invest in a specific private company. The Company receives no management fees in connection with such investments, but it participates in any profits of the partnerships. Certain of the Company's professionals share in the profit participation of each partnership based on their specific contribution to identifying, structuring and managing the partnership's investment. In fiscal 1994 and 1995 and the six month period ended March 31, 1996, approximately $18.0 million, $15.0 million and $13.0 million, respectively, was invested in such partnerships, of which $2.2 million, $3.3 million and $2.7 million, respectively, was invested by the Company.

    Since the mid-1980s, the Company has, from time to time, invested solely for its own account in private companies that offer a strategic and financial opportunity. The Company in recent years has also invested capital and obtained minority, non-controlling interests in a number of relatively small asset-management organizations, including De Santis Capital Management, LP, a registered investment adviser that manages approximately $100 million in assets. Since January 1995, the Company has invested approximately $4.0 million for similar strategic purposes.

    STRATEGIC AND SPECIALTY FUNDS

    ASIA PACIFIC. Asia Pacific, was established in 1985 to provide financial advisory and fund management services to investors and entrepreneurs throughout the Asia Pacific region. As of March 31, 1996, Asia Pacific's operations were among the largest of venture capital firms in the region, with 29 professionals in seven countries. At such date, Asia Pacific managed ten funds with a combined total of over $300.0 million in committed capital. Of this amount, $258.0 million had been invested in over 150 companies located in Asia, including $8.5 million in ten companies located in the United States with operations in Asia. Seven of these funds, totaling $193.0 million in committed capital, are generally available for investment only in one specific country, and three of these funds, totaling $115.0 million in committed capital, may be invested in companies located in any one of a number of countries in a specified region. Asia Pacific has commitments for an additional $145.0 million for a fourth regional fund, and is currently raising a second tranche for this new fund. Asia Pacific is also raising $35.0 million for investment in a new country-specific fund for Indonesia. There can be no assurance that these fund-raising activities will be completed successfully.

    Assuming the successful completion of these fund-raising activities, Hambrecht & Quist will have a minority interest in Asia Pacific's management entity, with the majority interest held by Asia Pacific's management team. H&Q also is entitled to certain participations in the profits of existing and future Asia Pacific funds.

    HAMBRECHT & QUIST CAPITAL MANAGEMENT. In 1987, the Company formed Hambrecht & Quist Capital Management Incorporated ("Capital Management") to make and manage investments in publicly traded and privately held companies principally engaged in the development, production or distribution of products or services generally related to scientific advances in healthcare, agriculture and environmental management. As of March 31, 1996, Capital Management managed two publicly traded closed-end mutual funds: H&Q Healthcare Investors (NYSE:HQH) and H&Q Life Sciences Investors (NYSE:HQL). At March 31, 1996, these funds had combined net assets of approximately $276.0 million, of which approximately 31% was comprised of venture capital and other private investments. Capital Management is compensated solely on the basis of management fees as a percentage of assets under management. Capital Management is wholly owned by H&Q.

    ADOBE VENTURES, L.P. In 1994, Hambrecht & Quist formed a limited partnership with Adobe Systems Incorporated ("Adobe") that invests in companies, products or technologies strategic to Adobe's interests. Adobe has committed approximately $40.0 million in capital to date. The Company receives an annual management fee based on assets under management and participates in any profits of the partnership. Certain of the Company's venture capital professionals share in the profit participation. At March 31, 1996, this fund had invested an aggregate of approximately $26.0 million in 13 companies.

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
    TI VENTURES L.P. In June 1996, Hambrecht & Quist formed a limited partnership with Texas Instruments, Inc. ("TI") for the purpose of investing in companies that operate in the field of digital communications, with an emphasis on applications and markets requiring integrated technology, such as digital video. TI has committed $30.0 million of capital to the partnership. The Company will receive an annual management fee based on assets under management and will participate in any profits of the partnership.

    ASSET-BASED FINANCING AND MEZZANINE INVESTMENTS

    HAMBRECHT & QUIST GUARANTY FINANCE. In 1983, the Company established the entity that became Hambrecht & Quist Guaranty Finance, L.P. ("Guaranty Finance") to provide equipment leasing to emerging technology companies. Today, Guaranty Finance provides secured, asset-based financings that include tenant improvement and real estate leases, equipment leases, accounts receivable and inventory financing and loan guarantees for private and public emerging technology, biotechnology and healthcare companies. Guaranty Finance provides financing that generally would not otherwise be commercially available to emerging growth companies because they are perceived as too risky, or because the financing is too customized in nature, to be attractive to conventional sources of financing. In addition to receiving payments on loans and leases, Guaranty Finance has the opportunity to purchase warrants for structuring and providing the funding or for guaranteeing the repayment of funds provided by a bank or other financial institution. As of March 31, 1996, Guaranty Finance had provided a total of $77.0 million of financing to 37 client companies in 59 transactions, of which $16.4 million remained outstanding. After the Restructuring, Hambrecht & Quist Group will own approximately 87.5% of Guaranty Finance, with the balance owned by Guaranty Finance's senior management and employees, together with one non-officer employee of the Company.

    HAMBRECHT & QUIST TRANSITION CAPITAL. The Company recently formed Hambrecht & Quist Transition Capital, LLC ("Transition Capital") to provide bridge loans and mezzanine financings for emerging growth companies. Transition Capital's investments will consist of secured and unsecured debt with equity participation. The term of the loans will typically be less than three years, and Transition Capital seeks to obtain financial returns through interest income, fees and the receipt of warrants, rights to convert loans into equity, or the right to share in profits. Transition Capital's activities have not been significant, with only one financing, in the amount of $3.8 million, completed to date. After the Restructuring, Hambrecht & Quist Group will own approximately 87.5% of Transition Capital, with the balance owned by Transition Capital's senior management and employees, together with one non-officer employee of the Company.

ACCOUNTING, ADMINISTRATION AND OPERATIONS

    H&Q's accounting, administration and operations personnel are responsible for financial controls, internal and external financial reporting, compliance with regulatory and legal requirements, office and personnel services, the Company's management information and telecommunications systems, and the processing of the Company's securities transactions. The Company's employees perform most of these functions. With the exception of payroll processing, which is performed by an outside service bureau, all data processing functions are performed by the Company's management information systems department. The Company believes that future growth will require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems. Any difficulty or significant delay in the implementation or operation of new systems or the training of personnel could adversely affect the Company's ability to manage growth. See "Risk Factors--Management of Growth."

    Lewco acts as a clearing broker and depository for the Company. A portion of Lewco's expenses, net of certain revenues, are reimbursed by the Company based on the level of transactions processed on behalf of the Company.

COMPETITION

    The securities business is intensely competitive. The Company competes worldwide with domestic and foreign securities firms, many of which have greater capital, financial and other resources than the Company. In addition to competition from firms currently in the securities business, domestic commercial banks and investment banking boutiques have recently entered the business. In recent years, large international banks have attempted to enter the markets served by United States investment banks, including the markets in which the Company competes. These large international banks have hired investment banking, research and sales and trading professionals from the Company and its competitors in the past, and the Company expects that these and other competitors will continue to try to recruit professionals away from the Company. The loss of any key professional could materially and adversely affect the Company's operating results. The Company expects competition from domestic and international banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks. The Company's focus on growth companies also subjects it to direct competition from a group of specialty securities firms and smaller investment banking boutiques that specialize in providing services to the emerging growth company sector. Such competition could adversely affect the Company's operating results, as well as its ability to attract and retain highly skilled individuals. As a result of increasing competition, revenues from individual underwriting transactions have been increasingly allocated among a greater number of co-managers, which has resulted in reduced revenues for certain transactions.

    The Company also faces competition from companies offering electronic brokerage services, a rapidly developing and intensely competitive industry. These competitors may undertake promotional activities focused on the Company's brokerage customers and offer these customers more attractive pricing or other terms than the Company offers. The Company also anticipates competition from underwriters who attempt to effect public offerings for emerging growth companies through new means of distribution, including using electronic media such as the Internet. In addition, disintermediation may result as issuers attempt to sell their securities directly to purchasers, including sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities transact business without the assistance of financial intermediaries such as the Company, the Company's operating results could be adversely affected.

    The principal competitive factors influencing the Company's business are its professional staff, industry expertise, client relationships and its mix of market and product capabilities.

EMPLOYEES

    At March 31, 1996, the Company had a total of 584 employees, of whom 61 were engaged in research, 109 in investment banking, 258 in sales, trading and syndicate, 37 in venture capital, principal investment and money management activities and 119 in accounting, administration and operations. Of these employees, 313 were classified as professionals and 271 were classified in support positions. None of the Company's employees are subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

PROPERTIES

    The Company's principal executive offices are located at The Hambrecht & Quist Building, One Bush Street, San Francisco, California and occupy approximately 132,000 square feet under a lease which terminates December 31, 1998, subject to two 10-year extension options. The Company also leases approximately 33,000 square feet at 230 Park Avenue, New York, New York, under a lease expiring in 2007; approximately 24,000 square feet at 50 Rowes Wharf, Boston, Massachusetts, under a lease expiring in 1998, subject to an option to extend the term; and approximately 2,000 square feet at 4365 Executive Drive, San Diego, California, under a lease expiring in 1999. The Company believes that its present facilities, together with its current options to extend lease terms and occupy additional space, are adequate for its current and projected needs.

LEGAL PROCEEDINGS

    OVERVIEW

    Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

    In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. The Company has been active in the underwriting of

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
initial public offerings and follow-on offerings of the securities of emerging and mid-size growth companies, which often involve a higher degree of risk and often are more volatile than the securities of more established companies. In comparison with more established companies, such emerging and mid-size growth companies are also more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits than more established companies, and to become insolvent. Each of these factors increases the likelihood that an underwriter of an emerging or mid-size growth company's securities will be required to contribute to any judgment or settlement of a securities lawsuit.

    The plaintiffs' attorneys in securities class action lawsuits frequently name as defendants in lawsuits the managing underwriters of a public offering. H&Q LLC is named a defendant in a number of class action lawsuits relating to public offerings in which it served as a managing underwriter. In addition, H&Q LLC is currently directly or indirectly subject to over 30 shareholder class action lawsuits relating to public offerings in which H&Q LLC served as a member of the underwriting syndicate but not as a managing underwriter. Plaintiffs' attorneys also name as defendants investment banks which provide advisory services in merger and acquisition transactions. H&Q LLC is currently a defendant in one such lawsuit. The Company anticipates that additional securities class-action lawsuits naming H&Q LLC as a defendant will be filed from time to time in the future, particularly in light of the increased number of public offerings H&Q LLC has underwritten, and the increased number of merger and acquisition transactions in which H&Q LLC provided advisory services, in recent years and the fact that the securities sold in certain of such public offerings have experienced or may in the future experience significant declines in market value. In such lawsuits, all members of the underwriting syndicate typically are included as members of a defendant class and/or are required by law, or pursuant to the terms of the underwriting agreement, to bear a portion of any expenses or losses (including amounts paid in settlement of the litigation) incurred by the underwriters as a group in connection with the litigation, to the extent not covered by the indemnification obligation of the issuer of the securities underwritten. H&Q LLC has on occasion participated in settlements of these types of lawsuits by making payments to the plaintiff class. There can be no assurance that the Company, H&Q LLC or RvR Securities will not find it necessary to make substantial settlement payments in the future. The Company has agreed to indemnify H&Q LLC against any expense or liability it may incur in connection with any such lawsuits.

    As the number of suits to which the Company is a party increases, the risk to the Company's assets also increases. If the plaintiffs in any suits against the Company were to successfully prosecute their claims, or if the Company were to settle such suits by making significant payments to the plaintiffs, the Company's operating results and financial condition could be materially and adversely affected. As is common in the securities industry, the Company does not carry insurance that would cover any such payments. In addition, the Company's charter documents allow indemnification of the Company's officers, directors and agents to the maximum extent permitted under Delaware law. The Company has entered into indemnification agreements with these persons. The Company has been and in the future may be the subject of indemnification assertions under these charter documents or agreements by officers, directors or agents of the Company who are or may become defendants in litigation.

    In addition to these financial costs and risks, the defense of litigation has, to a certain extent, diverted, and is expected to divert in the future, the efforts and attention of the Company's management and staff. The amount of time which management and other employees are required to devote in connection with the defense of litigation could be substantial and might materially divert their attention from other responsibilities within the Company. Securities class action litigation in particular is highly complex, and can extend for a protracted period of time, thereby consuming substantial time and effort of the Company's management and substantially increasing the cost of such litigation. Further, the laws relating to securities class actions are currently in a state of flux. The eventual impact of the recently-passed Federal Private Securities Litigation Reform Act of 1995 on securities class action litigation is not known. In addition, there are certain proposed California ballot initiative provisions which, if passed, the Company believes would make it easier for securities class action plaintiffs to litigate in California state court.

    The Company also has been subject to litigation in state and federal courts relating to companies in which the Company has invested as a principal. The risk of such litigation is magnified where H&Q has a substantial or controlling interest in the Company, or where one or more of H&Q's employees serves on the Company's Board of Directors. On occasion, such litigation has produced results materially adverse to H&Q. In particular, during 1991 and 1992, the Company settled litigation relating to MiniScribe at an aggregate cost, including expenses, of approximately $59.8 million. All of such payments relating to such MiniScribe settlements were made prior to May 31, 1996. There can be no assurance that the Company, as a result of its investments as a principal, or the service of the Company's employees as directors of other entities or otherwise, will not lead to similar litigation or settlement payments in the future.

    In the normal course of business, the Company is also a defendant in various civil actions and arbitrations arising out of its activities as a broker-dealer in securities, as an underwriter, as an employer and as a result of other business activities. H&Q has in the past made substantial payments in connection with the resolution of disputed claims, and there can be no assurance that substantial payments in connection with the resolution of disputed claims will not occur in the future.

    An adverse resolution of any pending or future lawsuits against H&Q LLC, RvR Securities or the Company could materially affect the Company's operating results and financial condition.

    Set forth below are summaries of certain pending litigation matters to which H&Q LLC is a party. The Company believes that the resolution of such matters and the other pending litigation matters to which the Company is a party will not have a material adverse effect on the Company's operating results or financial condition.

    SECURITIES LITIGATION

    The following paragraphs describe litigation in which H&Q has been named as a defendant relating to transactions in which H&Q LLC acted as a managing underwriter or provided merger and acquisition advice.

    ADOBE SECURITIES LITIGATION. In February 1996, H&Q LLC and two of its employees, one of whom is also an outside director of Adobe Systems, Inc. ("Adobe") were named as defendants in a shareholders' securities class action suit filed in the Superior Court of California, County of Santa Clara. Other defendants include Adobe, certain of Adobe's officers and directors, and certain former officers of Frame Technology Corporation ("Frame"). The lawsuit relates to the merger of Frame into Adobe in October 1995. H&Q LLC acted as a financial advisor to Frame in the merger. The complaint alleges that the defendants made misrepresentations regarding the merger and/or Adobe's and Frame's business operations and prospects of the merged entity, and omitted to disclose material adverse facts regarding the merger and business prospects and engaged in a scheme to defraud investors, thereby artificially inflating the price of Adobe stock during the class period. The lawsuit seeks unspecified damages including compensatory and punitive damages, pre- and post-judgment interest, costs and attorneys' fees, and equitable and injunctive relief based on alleged violations of California law. The Adobe defendants and the H&Q defendents have each filed a demurrer on the ground that the allegations are not actionable under state law. There has been no ruling on the demurrer.

    COMPUTERVISION SECURITIES LITIGATION. On August 14, 1992, H&Q LLC acted as one of four co-managers of an underwriting of $600 million of debt and equity issued by Computervision Corporation ("Computervision"). Numerous class action suits were filed against H&Q and other defendants after Computervision announced, in September 1992, that revenue and operating profit for its third quarter would fall substantially below its plan and the previous year's third quarter. These cases were eventually consolidated in the United States District Court in Boston. The operative complaint alleges claims against H&Q, the other managing underwriters, Computervision, certain of its officers and directors, under various sections of the federal securities laws and a claim for common law misrepresentation.

    After completion of substantially all discovery, the Court, relying in part on the fact that the prospectus "bespoke caution," issued a decision dismissing every factual allegation in the complaint except one. On January 20, 1995, the plaintiffs served a motion for leave to file a further amended complaint. On February 24, 1995, the defendants served a response in opposition, and also served summary judgment motions to dismiss the sole allegation that survived the motion to dismiss. By stipulation, dated April 11, 1995, plaintiffs subsequently withdrew the sole surviving allegation. On September 20, 1995, the court denied plaintiffs' motion for leave to amend the complaint, dismissed plaintiffs' case and entered judgment for all defendants. Plaintiffs have appealed these rulings to the First Circuit Court of Appeals, which heard oral argument on May 7, 1996. The appeal is SUB JUDICE.

    DATAWARE TECHNOLOGIES SECURITIES LITIGATION. Dataware Technologies, Inc. ("Dataware") effected a $29,250,000 initial public offering in July 1993 lead-managed by H&Q LLC. In December 1993, Dataware announced that its quarterly earnings would be below expectations. Its share price dropped, and in November 1994, a shareholder class action suit was filed in the United States District Court in Boston against the Company, certain of its officers and directors, and the managing underwriters, including H&Q LLC, in connection with the company's public offering, subsequent sales by its insiders and research reports issued by H&Q LLC.

    Defendants have denied the material allegations of the complaint. A motion for class certification has been made and opposed, and has not yet been resolved.

    OAK TECHNOLOGY SECURITIES LITIGATION. On June 6, 1996, Oak Technology, Inc. ("Oak"), certain of its officers and directors, H&Q LLC, two of its employees and others were named as defendants in a shareholders' securities class action suit filed in the Superior Court of California, County of Santa Clara. H&Q LLC acted as the lead manager of Oak's February 1995 initial public offering and May 1995 follow-on equity offering. The complaint alleges, among other things, that during the alleged class period of July 1995 to May 1996, H&Q LLC issued false research reports and otherwise engaged in wrongdoing in order to please Oak and obtain large commissions or discounts as well as future investment banking work. The lawsuit seeks unspecified damages based on alleged violations of California law. Defendants have not yet filed any pleading responding to the complaint and no discovery has occurred.

    NASDAQ ANTITRUST LITIGATION

    In December 1994, a consolidated amended complaint was filed in the United States District Court for the Southern District of New York against thirty-three broker-dealer defendants, including H&Q LLC. The consolidated amended complaint alleged that H&Q LLC and other participants and market-makers on Nasdaq engaged in a conspiracy to fix the "spread" between bid and asked prices for securities traded on the Nasdaq in violation of Section 1 of the Sherman Act. The plaintiff class was alleged to include persons throughout the United States who are customers of the defendants or their affiliates and who purchased or sold securities on the Nasdaq during the period from May 1, 1989 through May 27, 1994. Plaintiffs allege to have been damaged in that they paid more for securities purchased on the Nasdaq, or received less for securities sold, than they would have but for the alleged conspiracy. The consolidated amended complaint seeks compensatory damages, treble damages, declaratory and injunctive relief, attorneys' fees and costs. Judgment against each of the defendants was sought on a joint and several basis. In February 1995, H&Q LLC and the other defendants filed a motion to dismiss. In August 1995, the Court granted such motion on the ground that plaintiffs had not specified the stocks in which collusion allegedly occurred, but gave plaintiffs leave to amend. The plaintiffs thereafter filed a Refiled Consolidated Complaint which is identical in substance to the dismissed pleading and lists over one thousand securities that plaintiffs allege were the subject of the alleged conspiracy. H&Q LLC thereafter filed its answer, and discovery is proceeding.

    On December 15, 1995, a class action suit alleging similar claims to the class action pending in New York was filed in Alabama state court against the same defendants. The Alabama case has been removed to federal court and transferred to the federal judge hearing the pending New York action. In addition, allegations of collusion among the market-makers became the subject of investigations by the NASD, the SEC and the Antitrust Division of the Department of Justice ("DOJ"). H&Q LLC and other market makers have responded to Civil Investigative Demands by the DOJ. The DOJ investigation has been ongoing and is expected to conclude in the near future.

RISK MANAGEMENT

    The Company has established various policies and procedures for the management of its exposure to operating, principal and credit risks. Operating risk arises out of the daily conduct of the Company's business and relates to the possibility that one or more of the Company's personnel could commit the Company to imprudent business activities. Principal risk relates to the fact that the Company owns a variety of investments which are subject to changes in value and could result in the Company incurring material gains or losses. Credit risk occurs because the Company extends credit to various of its customers in the form of margin and other types of loans.

    Operating risk is monitored by the Company's Risk Management Committee and Commitment Committee. The Risk Management Committee reviews the overall business activities of the Company and makes recommendations for addressing issues which, in the judgment of its members, could result in a material loss to the Company. The Commitment Committee meets weekly to evaluate and approve potential investment banking transactions prior to their execution by the Company.

    Principal risk is managed primarily through the daily monitoring of funds committed to the various types of securities owned by the Company and by limiting the exposure to any one investment or type of investment. The two most common categories of securities owned are those related to the daily trading activities of the Company's brokerage and underwriting operations and those which arise out of the Company's principal investing activities. The Company attempts to limit its exposure to market risk on securities held as a result of its daily trading activities by limiting its inventory of trading securities to that needed to provide the appropriate level of liquidity in the securities for which it is a market maker. Security inventory positions are balanced daily.

    The Company's credit risk is monitored by its Credit Committee, which consists of senior management from its brokerage, operations, financial and legal departments. This committee meets when specific situations arise to review large, concentrated or high profile accounts and to take any appropriate actions to limit the Company's exposure to loss on these accounts. Such actions typically consist of setting higher margin requirements for large or concentrated accounts, requiring a reduction of either the level of margin debt or investment in high risk securities or, in some cases, requiring the transfer of the account to another broker-dealer.

                                   REGULATION

    H&Q's business and the securities industry in general are subject to extensive regulation in the United States at both the Federal and state level, as well as by SROs. Its business also is subject to regulation by various foreign governments and regulatory bodies.

    In the United States, a number of Federal regulatory agencies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. The SEC is the Federal agency that is primarily responsible for the regulation of broker-dealers and investment advisers doing business in the United States, and the Board of Governors of the Federal Reserve System promulgates regulations applicable to securities credit transactions involving broker-dealers and certain other United States institutions. Broker-dealers and investment advisers are subject to registration and regulation by state securities regulators in those states in which they conduct business. Industry SROs, each of which has authority over the firms that are its members, include the NASD, the NYSE and other securities exchanges.

    H&Q LLC is registered as a broker-dealer with the SEC and in all of the 50 states, Puerto Rico and the District of Columbia, and is a member of, and subject to regulation by, a number of securities industry SRO's, including the NASD, the NYSE, the American, Chicago and Pacific Stock Exchanges, and the Options Clearing Corporation. RvR Securities is registered as a broker-dealer with the SEC and in 41 states, and is a member of the NASD. H&Q LLC also has a 20% interest in Lewco, which is registered as a broker-dealer with the SEC and in 13 states and is a member of the NASD, the NYSE and other securities exchanges.

    As a result of federal and state registration and SRO memberships, H&Q LLC, RvR Securities and Lewco are subject to overlapping schemes of regulation which cover all aspects of their securities business. Such regulations cover matters including capital requirements, the use and safekeeping of customers' funds and securities, record keeping and reporting requirements, supervisory and organizational procedures intended to assure compliance with securities laws and to prevent the improper trading on material nonpublic information, employee-related matters, including qualification, and licensing of supervisory and sales personnel, limitations on extensions of credit in securities transactions, clearance and settlement procedures, requirements for the registration, underwriting, sale and distribution of securities and rules of the SROs designed to promote high standards of commercial honor and just and equitable principles of trade. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, the many aspects of the broker-dealer customer relationship are subject to regulation including in some instances "suitability" determinations as to certain customer transactions, limitations in the amounts that may be charged to customers, timing of proprietary trading in relation to customers' trades and disclosures to customers.

    Much of the Company's underwriting and market-making business involves securities traded on Nasdaq. Nasdaq's operations, including allegations of collusion among Nasdaq market-makers, have been the subject of extensive scrutiny in the media and by government regulators, including by the Antitrust Division of the United States Department of Justice. H&Q LLC and other Nasdaq market-makers have responded to Civil Investigation Demands by the Department of Justice as part of its ongoing investigation. It has been reported in the media that the SEC has recently submitted to Nasdaq a draft of the SEC's disciplinary complaint concerning Nasdaq's operations. Nasdaq officials have made a number of proposed changes in its operations, which currently are being reviewed by government regulators. The Company is unable to predict the outcome of any of these proposals, and certain of the changes proposed by Nasdaq officials, if effected, could adversely affect the Company's operating results.

    Capital Management and two other subsidiaries, Atlantic Investment Advisers, Inc. and Hambrecht & Quist Investment Advisers, Inc., are registered as investment advisers with the SEC and in several states. As investment advisers registered with the SEC, each is subject to the requirements of the Investment Advisers Act and the SEC's regulations thereunder, as well as state securities laws and regulations. Such requirements relate to, among other things, limitations on the ability of investment advisers to charge performance-based or non-refundable fees to clients, record-keeping and reporting requirements, disclosure requirements, limitations on principal transactions between an adviser or its affiliates and advisory clients, as well as general anti-fraud prohibitions. The state securities law requirements applicable to registered investment advisers are in certain cases more comprehensive than those imposed under the Federal securities laws. In addition, Capital Management and the mutual funds it manages are subject to the requirements of the Investment Company Act of 1940 and the SEC's regulations thereunder.

    H&Q LLC and Lewco also are subject to "Risk Assessment Rules" imposed by the SEC. These rules require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have a material impact on the financial and operational condition of the broker-dealers. Certain "Materially Associated Persons" (as defined in the Risk Assessment Rules) of the broker-dealers and the activities conducted by such Materially Associated Persons may not be subject to regulation by the SEC. However, the possibility exists that, on the basis of the information it obtains from the Risk Assessment Rules, the SEC could seek legislative or regulatory changes in order to expand its authority over the Company's unregulated subsidiaries either directly or through its existing authority over the Company's regulated subsidiaries.

    Violations of federal or state laws or regulations or rules of SROs could subject the Company, its subsidiaries and/or its employees to disciplinary proceedings or civil or criminal liability, including revocation of licenses, censures, fines or temporary suspension or permanent bar from the conduct of their business. Any such proceeding could have a material adverse effect upon the Company's business.

    In addition to being regulated in the United States, the Company's business is subject to regulation by various foreign governments and regulatory bodies. H&Q LLC is registered with and subject to regulation by the Ontario Securities Commission, the Securities and Futures Authority of the United Kingdom pursuant to the United Kingdom Financial Services Act of 1986, and the Ministry of Finance, Tokyo, Japan. Foreign regulation governs all aspects of the investment business, including regulatory capital, sales and trading practices, use and safekeeping of customer funds and securities, record-keeping, margin practices and procedures, registration standards for individuals, periodic reporting and settlement procedures. In addition, Hambrecht & Quist Asset Management Ltd., a subsidiary of the Company, is a member of and is subject to regulation by the Investment Management Regulatory Organization Limited in the United Kingdom, which regulates all aspects of its investment advisory business. The Company recently formed and acquired an interest in H&Q Saint Dominique, a broker-dealer, located in Paris, France. It is subject to regulation by the Nouveau Marche and other French and European regulatory authorities and is in the process of preparing an application to become an approved person of the NYSE.

    In connection with the Company's venture capital activities, H&Q, its affiliates and the venture capital funds which they manage are relying on exemptions from registration under the Advisers Act, the Investment Company Act of 1940, as amended, state securities laws and the laws of various foreign countries. Failure to meet the requirements of any such exemptions could have a material adverse effect on the manner in which the Company, its affiliates and the venture capital funds carry out their investment activities and on the compensation received by the Company and its affiliates from the venture capital funds.

    Additional legislation and regulations, including those relating to the activities of broker-dealers and investment advisers, changes in rules promulgated by the SEC or other United States or foreign governmental regulatory authorities and SROs or changes in the interpretation or enforcement of existing laws and rules may adversely affect the manner of operation and profitability of the Company. H&Q's businesses may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume of H&Q's underwriting, merger and acquisition, or venture capital activities in any year could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities.

                            NET CAPITAL REQUIREMENTS

    As broker-dealers registered with the SEC and member firms of the NYSE and/or the NASD, H&Q LLC, RvR Securities and Lewco are each subject to the capital requirements of the SEC, the NYSE and/or the NASD. These capital requirements specify minimum levels of capital, computed in accordance with regulatory requirements ("net capital"), that each firm is required to maintain and also limit the amount of leverage that each firm is able to obtain in its respective business.

    H&Q LLC has elected to compute its net capital requirement under the "alternative method" permitted by the SEC. Under this method, H&Q LLC is required by the SEC to maintain regulatory net capital, computed in accordance with the SEC's regulations, equal to the greater of $1.0 million or 2% of the amount of its securities "customer-related receivables," calculated in accordance with SEC's regulations.

    The customer-related receivables referred to in the preceding paragraph (also referred to as "aggregate debit items") are the money owed to a broker-dealer by its customers and certain other customer-related assets. "Net capital" is essentially defined as net worth (assets minus liabilities, as determined under generally accepted accounting principles), plus qualifying subordinated borrowings, less the value of all of a broker-dealer's assets that are not readily convertible into cash (such as goodwill, furniture, prepaid expenses, exchange seats and unsecured receivables), and further reduced by certain percentages (commonly called "haircuts") of the market value of a broker-dealer's positions in securities and other financial instruments.

    A failure of a broker-dealer to maintain its minimum required capital would require it to cease executing customer transactions until it came back into capital compliance, and could cause it to lose its membership on an exchange, or in an SRO, its registration with the SEC, or require its liquidation. Further, the decline in a broker-dealer's net capital below certain "early warning levels," even though above minimum capital requirements, could cause material adverse consequences to the broker-dealer. For example, the SEC's capital regulations prohibit payment of dividends, redemption of stock and the prepayment of subordinated indebtedness if a broker-dealer's net capital thereafter would be less than 5% of aggregate debit items. These regulations also prohibit principal payments in respect of subordinated indebtedness if a broker-dealer's net capital thereafter would be less than 5% of aggregate debit items. Under NYSE Rule 326, a member firm is required to reduce its business if its net capital (after giving effect to scheduled maturities of subordinated indebtedness or other planned withdrawals of regulatory capital during the following six months) is less than $312,500 or 4% of aggregate debit items for 15 consecutive days. NYSE Rule 326 also prohibits the expansion of a member's business if its net capital (after giving effect to scheduled maturities of subordinated indebtedness or other planned withdrawals of regulatory capital during the following six months) is less than $375,000 or 5% of aggregate debt items for 15 consecutive days.

    The SEC's capital rules also (i) require that broker-dealers notify it and the NYSE, in writing, two business days prior to making withdrawals or other distributions of equity capital or lending money to certain related persons, if those withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and that they provide such notice within two business days after any such withdrawal or loan that would exceed, in any 30-day period, 20% of the broker-dealer's excess net capital, (ii) prohibit a broker-dealer from withdrawing or otherwise distributing equity capital or making related party loans if after such distribution or loan, the broker-dealer has net capital of less than $300,000 or 5% of aggregate debit items and certain other circumstances, and (iii) provide that the SEC may, by order, prohibit withdrawals of capital from a broker-dealer for a period of up to 20 business days, if the withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and the SEC believes such withdrawals would be detrimental to the financial integrity of the firm or would unduly jeopardize the broker-dealer's ability to pay its customer claims or other liabilities.

    Compliance with regulatory capital requirements could limit those operations of H&Q LLC, RvR Securities and Lewco that require the intensive use of capital, such as underwriting and trading activities, and financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its affiliated broker-dealers, which in turn could limit its ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

    The Company believes that at all times H&Q LLC, RvR Securities and Lewco have been in compliance in all material respects with the applicable minimum capital rules of the SEC, the NYSE, and the NASD. As of March 31, 1996, H&Q LLC was required to maintain minimum "net capital," in accordance with SEC rules, of approximately $3.8 million and had total net capital of approximately $43.2 million, or approximately $39.2 million in excess of the amount required. RvR Securities also computes its minimum net capital requirement under the alternative method. As of March 31, 1996, RvR Securities was required to maintain minimum net capital of $250,000. Its total net capital on that date was $1.75 million, consisting of $250,000 in equity capital and a $1.5 million subordinated loan from H&Q Group. Lewco also computes its minimum net capital requirement under the alternative method. As of March 31, 1996, Lewco was required to maintain minimum net capital of $1.5 million. Lewco's total net capital on that date was $8.7 million.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company and their ages as of March 31, 1996, are as follows:

NAME                                    AGE     POSITIONS
- -----------------------------------     ---     -----------------------------------------------------------------------
                                        60      Chairman of the Company and H&Q LLC; Director
William R. Hambrecht...............
                                        38      President and Chief Executive Officer of the Company and H&Q LLC;
                                                 Director
Daniel H. Case III.................
                                        60      Vice Chairman of the Company and H&Q LLC; Director
William R. Timken..................
                                        49      Executive Vice President and Director of Institutional Equity, H&Q LLC
Paul L. Hallingby..................
                                        43      Managing Director and Co-Director of Investment Banking, H&Q LLC
Cristina M. Morgan.................
                                        47      Managing Director and Co-Director of Investment Banking, H&Q LLC
David M. McAuliffe.................
                                        40      Managing Director and Director of Research, H&Q LLC
Bruce M. Lupatkin..................
                                        54      Chief Financial Officer of the Company and H&Q LLC; Managing Director
                                                 of H&Q LLC
Raymond J. Minehan.................
                                        46      General Counsel and Secretary of the Company and H&Q LLC; Managing
                                                 Director of H&Q LLC
Steven N. Machtinger...............
                                        34      Vice President, Finance of the Company and H&Q LLC
Patrick J. Allen...................
                                        61      Director
Howard B. Hillman (1)..............
                                        55      Director
William E. Mayer (1)(2)............
                                        66      Director
Edmund H. Shea, Jr. (2)............
                                        50      Director
Lawrence J. Stupski (1)(2).........

- ------------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

    WILLIAM R. HAMBRECHT is Chairman of Hambrecht & Quist Group and its principal subsidiary, Hambrecht & Quist LLC. He has continuously served as an officer, director or principal of those entities or their predecessors since he and the late George Quist co-founded Hambrecht & Quist in 1968. Mr. Hambrecht is primarily responsible for directing the Company's venture capital investment activities. He also serves on the Boards of Directors of Adobe Systems Incorporated, a print and electronic media software company, Redbrick Systems, Inc., a provider of relational database products and services for data warehouse applications, Castelle, a provider of network enhancement software and hardware, and several privately held companies. He holds a B.A. degree from Princeton University.

    DANIEL H. CASE III joined the Company in 1981, and was initially an associate and then a principal in the Corporate Finance Department. He also served as Vice President and then a partner in the Venture Capital Department, both in San Francisco and in London. In 1983 he co-founded the business which became Hambrecht & Quist Guaranty Finance. Mr. Case rejoined Corporate Finance in 1986 as co-director of mergers and acquisitions, and became Managing Director and head of Investment Banking in December 1987. In October of 1989, he was elected Executive Vice President and in October 1991 he was elected to the Board of Directors of the Company. In April of 1992 he was elected President and Co-Chief Executive Officer. He became Chief Executive Officer in October 1994. Mr. Case also serves as a director of Rational Software Corporation, a maker of object-oriented software development tools, Electronic Arts, a global interactive entertainment software company, the Securities Industry Association and the Bay Area Council. He has a B.A. in Economics and Public Policy from Princeton University and studied management at the University of Oxford as a Rhodes Scholar.

    WILLIAM R. TIMKEN joined Hambrecht & Quist in 1969 and has been employed by the Company in senior capacities since then. Mr. Timken was appointed Vice Chairman of the Company in 1992. He is responsible for the activities of the Company's Syndicate Department. Mr. Timken is a past member of the Board of Governors of the Pacific Stock Exchange and the Board of Governors of the National Association of Securities Dealers, Inc. Mr. Timken holds a B.A. degree in Economics from Colby College.

    PAUL L. "BARNEY" HALLINGBY joined the Company in 1983 as an institutional salesman. He was named Managing Director of the Research Department in June 1988, and was elected Executive Vice President in October 1990. In July 1992 he became Managing Director of Sales and Trading and in October 1994 became Managing Director of Institutional Equity. He holds a B.A. in Political Science from the University of Pennsylvania and an M.B.A. in Finance from Columbia University.

    CRISTINA M. MORGAN joined the Company in 1982 as a research analyst, became a principal in Corporate Finance in 1984 and has been a Senior Vice President of H&Q LLC and its predecessor entity since March 1990. In 1990, Ms. Morgan was elected Managing Director, Technology Equities in Corporate Finance and in 1992 she was named Co-Director of Investment Banking. Ms. Morgan holds a B.S. in Finance and an M.B.A. in Finance from Arizona State University.

    DAVID M. MCAULIFFE joined the Company in July 1995 as Managing Director & Co-Director of Investment Banking. Prior to joining the Company, Mr. McAuliffe served in various capacities in the Investment Banking and Merchant Banking divisions of Kidder Peabody & Co., an investment bank, from 1974 to 1995. From April 1992 to May 1995 he served as Kidder Peabody & Co.'s Co-Director of the Global Investment Banking Division. Mr. McAuliffe holds a B.A. in Accounting from Boston College and an M.B.A. from Harvard Business School.

    BRUCE M. LUPATKIN joined the Company in 1984 as a research analyst and became a Senior Vice President of H&Q LLC and its predecessor in May 1991. In 1992, Mr. Lupatkin was named Co-Director of Research. Since October 1994, Mr. Lupatkin also served as Director of Research. From October 1995 to June 1996 he was also responsible for management of Institutional Sales for the west coast. Mr. Lupatkin holds a B.S. in Chemistry from the University of Michigan and an M.B.A. in Finance from the University of Texas.

    RAYMOND J. MINEHAN has served as the Company's Chief Financial Officer, and a Managing Director since November 1989. Prior to joining H&Q, he had been with Arthur Andersen LLP, a public accounting firm, in San Francisco since 1972, and a partner with that firm from 1984 to 1989. Mr. Minehan holds a B.A. in Finance and Accounting from Golden Gate University and is a Certified Public Accountant.

    STEVEN N. MACHTINGER has served as the Company's General Counsel and Secretary since 1988. He was named Managing Director in 1990. Mr. Machtinger was an attorney with the United States Securities and Exchange Commission from 1974 to 1983 and was General Counsel of Birr, Wilson & Co., Inc., an investment bank, from 1983 to 1988. Mr. Machtinger holds a B.A. in Government from Harvard College and a J.D. from the University of California, Davis.

    PATRICK J. ALLEN joined Hambrecht & Quist in May 1995 as Vice President, Finance. From November 1993 to April 1995 Mr. Allen was the Chief Operating Officer of Cruttenden Roth, an investment bank. Mr. Allen was previously a Senior Vice President with Kemper Securities, an investment bank, and held various positions from 1988 to 1993 including Chief Financial Officer of a predecessor firm. Mr. Allen had been an auditor with Price Waterhouse, a public accounting firm, in Newport Beach from 1984 to 1988 and holds a B.S. in Business Administration from California Polytechnic University in San Luis Obispo.

    HOWARD B. HILLMAN joined the Board of Directors of the Company in July 1989. He was an officer of Chemical Bank from 1960 to 1969, and has been a venture capitalist since leaving Chemical Bank. Mr. Hillman became a Director of Auto-trol Technology Corporation, a maker of computer-based technical information management solutions, in 1973 and its President in April 1985. He also currently serves as Auto-trol's Chairman.

    WILLIAM E. MAYER has been a director of the Company since April 1992, except during the period of March 1995 to January 1996. Since October 1992, Mr. Mayer has been Dean of the College of Business and Management at the University of Maryland, College Park. From September 1991 to July 1992 Mr. Mayer was Dean of the Simon Graduate School of Business at the University of Rochester. He is the former Chairman and Chief Executive Officer of CS First Boston Merchant Bank. Before the establishment of CS First Boston Merchant Bank in 1990, he was
President   and  Chief  Executive  Officer  of  the  First  Boston  Corporation.

Mr. Mayer serves as a director of Chart House Enterprises, a restaurant management company and Schuller Corporation, a manufacturer of insulation and building products, and is a trustee of the Colonial Group of Mutual Funds, a mutual fund company. Mr. Mayer holds a B.S. and an M.B.A. from the University of Maryland.

    EDMUND H. SHEA, JR. was elected a director of the Company in November of 1986. He is a co-founder of J.F. Shea Company, Inc., a diversified civil construction, land development and venture capital company, and has served as its Executive Vice President in charge of Venture Capital since 1968. Mr. Shea serves on the Board of Directors of ADAC Laboratories Inc., a supplier of radiology and laboratory information systems, Ironstone Group, Inc., a real estate information services company, and Vanguard Airlines, a passenger airline company. Mr. Shea is also on the Advisory Committee of Bay Partners, a venture capital firm. Mr. Shea holds a B.S. in Engineering from Massachusetts Institute of Technology.

    LAWRENCE J. STUPSKI was elected a director of the Company in October 1994. He has been Vice Chairman of The Charles Schwab Corporation, a brokerage firm, since August 1992. Mr. Stupski has also served as a director of Charles Schwab since November 1986. Before assuming the position of Vice Chairman, he was President and Chief Operating Officer of Charles Schwab between March 1986 and March 1994. Mr. Stupski also served on the Board of Governors of the Pacific Stock Exchange from 1982 to 1985, as Director for the Chicago Board Options Exchange from 1990 to 1991, and on the Securities and Exchange Commission Consumer Advisory Committee in 1994. Mr. Stupski holds an A.B. in Politics from Princeton University and a J.D. from Yale Law School.

EXECUTIVE COMPENSATION

    The following table shows compensation earned during the fiscal year ended September 30, 1995 to (i) the Chief Executive Officer and (ii) the Company's four other most highly compensated individuals who were serving as officers on September 30, 1995 and whose salary plus bonus exceeded $100,000 for the year ended September 30, 1995 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                             FISCAL 1995 ANNUAL COMPENSATION         ------------------------------
                                      ---------------------------------------------                     SECURITIES
                                                                    OTHER ANNUAL     RESTRICTED STOCK   UNDERLYING      ALL OTHER
                                                                    COMPENSATION          AWARDS         OPTIONS/     COMPENSATION
NAME AND PRINCIPAL POSITION           SALARY ($)   BONUS ($)(1)          ($)                ($)          SARS (#)        ($)(2)
- ------------------------------------  ----------  --------------  -----------------  -----------------  -----------  ---------------
Daniel H. Case III .................     300,000     2,000,000               --                 --         156,636          4,000
 President, Chief Executive
 Officer and Director(3)
William R. Hambrecht ...............     300,000       933,688(4)            --                 --              --          4,000
 Chairman and Director(4)
William R. Timken ..................     240,000       700,000               --                 --          40,000          4,000
 Vice Chairman and Director(5)
Paul L. Hallingby ..................     240,000       907,000               --                 --         180,000          4,000
 Executive Vice President,
 Institutional Equity,
 H&Q LLC(5)
Cristina M. Morgan .................     240,000     1,425,363(6)            --                 --          80,000          4,000
 Managing Director, Co-Director of
 Investment Banking, H&Q LLC(5)

- ------------------------
(1) Includes bonuses earned in fiscal 1995 and paid in fiscal 1996; excludes bonuses earned in fiscal 1994 which were paid in fiscal 1995.

(2) Represents payments by the Company pursuant to the Company's Savings and Employee Stock Ownership Plan under Internal Revenue Code Section 401(k).

(3) Excludes amounts received from Guaranty Finance. See "Certain Transactions."

(4) Includes $933,688 received in connection with participations in venture capital funds profits provided by the Company. See "Certain Transactions."

(5) Excludes $28,933, $50,950 and $43,400 in SAR payouts received by Mr. Timken, Mr. Hallingby and Ms. Morgan, respectively. See "--Aggregated SAR Payouts for Fiscal 1995" and "Management--Compensation Plans."

(6) Includes $45,363 received in connection with participations in venture capital funds profits provided by the Company. See "Certain Transactions."

OPTION AND SAR GRANTS DURING FISCAL 1995

    The following tables set forth for each of the Named Executive Officers certain information concerning stock options and SARs granted during fiscal 1995, giving effect to the Restructuring:

OPTIONS.

                                                                                               POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                     VALUE AT ASSUMED
                                           -------------------------------------------------     ANNUAL RATES OF
                                            NUMBER OF    PERCENT OF                                STOCK PRICE
                                           SECURITIES   TOTAL OPTIONS  EXERCISE                  APPRECIATION FOR
                                           UNDERLYING    GRANTED TO     OR BASE                  OPTION TERM (1)
                                             OPTIONS    EMPLOYEES IN     PRICE    EXPIRATION  ----------------------
NAME                                       GRANTED (#)   FISCAL YEAR    ($/SH)       DATE      5% ($)      10% ($)
- -----------------------------------------  -----------  -------------  ---------  ----------  ---------  -----------
William R. Hambrecht.....................          --            --           --          --         --          --
Daniel H. Case III.......................     156,636         17.3%       4.7375   12/01/01     205,018     453,037
William R. Timken........................          --            --           --          --         --          --
Paul L. Hallingby........................      40,000          4.4%       4.7375   10/01/01      52,355     115,692
Cristina M. Morgan.......................          --            --           --          --         --          --

- ------------------------
(1) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the SEC, Potential Realizable Value is based upon the exercise price of the options, which is substantially less than the expected initial public offering price.

SARS.

                                                                                                    POTENTIAL REALIZABLE
                                                              INDIVIDUAL GRANTS (1)                   VALUE AT ASSUMED
                                                --------------------------------------------------    ANNUAL RATES OF
                                                 NUMBER OF     PERCENT OF                               STOCK PRICE
                                                SECURITIES     TOTAL SARS                             APPRECIATION FOR
                                                UNDERLYING     GRANTED TO       BASE                    SAR TERM (2)
                                                   SARS       EMPLOYEES IN      PRICE    MATURITY   --------------------
NAME                                            GRANTED (#)    FISCAL YEAR     ($/SH)      DATE      5% ($)     10% ($)
- ----------------------------------------------  -----------  ---------------  ---------  ---------  ---------  ---------
William R. Hambrecht..........................          --             --            --     --             --         --
Daniel H. Case III............................          --             --            --     --             --         --
William R. Timken.............................      40,000           2.7%         4.975   9/30/95       9,950     19,900
Paul L. Hallingby.............................     140,000           9.4%         4.975   9/30/95      34,825     69,650
Cristina M. Morgan............................      80,000           5.4%         4.975   9/30/95      19,900     39,800

- ------------------------
(1) SARs are awarded for a term of one fiscal year. At the end of the fiscal year the grantee is allocated an amount equal to the number of SARs granted multiplied by the increase in the net book value per share (if any) of the Company's stock during such period. This amount vests and is paid out over a three year period with one third paid out in the first, second and third years after the grant date if the grantee remains an employee of the Company. See "Management--Compensation Plans."

(2) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the SEC. Actual gains, if any, on SARs are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the SEC, Potential Realizable Value is based upon the base price of the SARs, which is substantially less than the expected initial public offering price.

AGGREGATED OPTION EXERCISES DURING FISCAL 1995 AND FISCAL YEAR END OPTION VALUES

    The following table sets forth for each of the Named Executive Officers certain information concerning options exercised during fiscal year 1995 and the number of shares subject to both exercisable and unexercisable stock options as of September 30, 1995, giving effect to the Restructuring. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's Common Stock as of September 30, 1995:

                                                                                          VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                  NUMBER OF                        OPTIONS AT               AT SEPTEMBER 30,
                                   SHARES        VALUE       SEPTEMBER 30, 1995 (#)           1995 (1)($)
                                 ACQUIRED ON   REALIZED    --------------------------  --------------------------
NAME                             EXERCISE (#)     ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
William R. Hambrecht...........          --           --           --            --            --            --
Daniel H. Case III.............     110,000      274,875    1,045,928       192,900     4,053,856       466,444
William R. Timken..............          --           --       32,000         8,000       141,360        35,340
Paul L. Hallingby..............      70,000      203,975       74,000        76,000       199,465       156,210
Cristina M. Morgan.............      72,000      209,460       56,000         4,000       223,205        17,670

- ------------------------
(1) Calculated by determining the difference between the fair market value of the securities underlying the option at September 30, 1995 and the exercise price of the Named Executive Officer's option. There was no established public trading market for the Common Stock underlying the options as of September 30, 1995. Accordingly, the amounts set forth have been calculated based on the difference between the net book value per share at September 30, 1995 ($6.52 per share) and the exercise price of the option, which the Company's Board of Directors determined to be the fair market value at the date of grant.

AGGREGATED SAR PAYOUTS FOR FISCAL 1995

    The following table sets forth for each of the Named Executive Officers certain information concerning SAR payouts during fiscal year 1995, the number of securities underlying SARs outstanding at September 30, 1995 and the unrealized value of unvested SARs at September 30, 1995.

                                                  SAR PAYOUTS IN   SECURITIES UNDERLYING     UNREALIZED VALUE OF
                                                   FISCAL 1995    SARS AT FISCAL YEAR END  SARS AT FISCAL YEAR END
                                                      ($)(1)             (#SAR'S)                  ($)(2)
                                                  --------------  -----------------------  -----------------------
William R. Hambrecht............................            --                  --                        --
Daniel H. Case III..............................            --                  --                        --
William R. Timken...............................        28,933             120,000                   144,633
Paul L. Hallingby...............................        50,950             280,000                   433,250
Cristina M. Morgan..............................        43,400             200,000                   133,117

- ------------------------
(1) SAR payouts for fiscal 1995 reflect payouts of SARs granted during fiscal 1993 and 1994.

(2) The unrealized value of SARs at the fiscal year end is calculated by adding the unvested and unpaid value of SARs granted in fiscal years 1993, 1994 and 1995.

EMPLOYMENT AGREEMENT

    The Company entered into an employment agreement with Daniel H. Case III in 1992. The currently effective provisions of this agreement provide that if H&Q terminates Case's employment without cause, or if Case resigns within six months after a change in control of H&Q, then (i) H&Q shall pay Case the greater of $400,000 or 25% of his compensation during the preceding two years, (ii) 50% of his unvested options shall become vested, (iii) all options may be exercised within two years after termination for cash or on a net-exercise basis and (iv) unless within two years he becomes employed by another full service investment bank, Case can co-invest during such period in H&Q venture capital opportunities on the same basis as H&Q's executive officers.

COMPENSATION PLANS

    The Company's philosophy is to compensate employees based on their individual performance and the Company's overall performance. Two main principles guiding this philosophy are to pay market rates and to provide long-term employee stock ownership. H&Q considers equity ownership by employees to be critical to its long-term success. When calculating total compensation, it considers both cash compensation and equity awarded through stock or options that vest over time.

    1996 BONUS AND DEFERRED SALES COMPENSATION PLANS. The Company's current intention is to pay semi-annual bonuses to its research, investment banking, trading and administrative professionals. If an eligible employee's compensation amount equals or exceeds $100,000 for the applicable six-month period, then 80% of the employee's bonus will be paid in cash and 20% will consist of Common Stock, valued at 90% of current market value. Institutional sales professionals will be paid 80% of their commission earnings in cash and 20% in the form of Common Stock, valued at 90% of current market value, granted at the end of each six month period. The stock will vest over three years following the date of grant. At the time of the bonus payment, the employee will have the choice of declining to accept Common Stock, and instead to receive cash in exchange for a three-year note payable to the Company. Such stock will vest and such note will be forgiven by the Company only to the extent that the employee is employed by the Company on the first three anniversaries of the bonus date.

    1996 EQUITY PLAN. In June 1996 the Company's Board of Directors adopted the Company's 1996 Equity Plan (the "1996 Plan"). The 1996 Plan provides for the granting to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees (including officers and employee directors) and consultants of nonstatutory stock options. The 1996 Plan also provides for the granting of contingent equity rights to employees. Unless terminated sooner, the 1996 Plan will terminate automatically in October 2006. The Board has authority to amend, suspend or terminate the 1996 Plan, provided that no such action may affect any shares of Common Stock previously issued and sold or any option previously granted under the 1996 Plan. A total of 3,000,000 shares of Common Stock has been reserved for issuance under the 1996 Plan. As of the date of this Prospectus, no options or contingent equity rights have been issued under the 1996 Plan.

    The 1996 Plan may be administered by the Board of Directors or a committee appointed by the Board (the "Administrator"), and is currently administered by the Board of Directors. With respect to grants to directors and officers of the Company who are subject to short-swing liability under Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the Administrator will be constituted in a manner intended to comply with the requirements of Rule 16b-3 under the Exchange Act pertaining to the disinterested administration of employee benefit plans. If the 1996 Plan satisfies the disinterested administration and other requirements of Rule 16b-3, discretionary grants of options and contingent equity rights under the 1996 Plan to persons subject to liability under Section 16(b) will be exempt from such liability to the extent provided by Rule 16b-3. The Administrator has the power to determine the terms of the options and contingent equity rights granted, including the exercise price, the number of shares subject to the option or contingent equity right and the exercisability thereof, and the form of consideration payable upon exercise.

    Options and contingent equity rights granted under the 1996 Plan are not generally transferable by the grantee except by will or by the laws of descent or distribution. Options are exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1996 Plan must be exercised within three months after the end of the optionee's status as an employee or consultant of the Company, or within six months (or such other period of time, not exceeding twelve months, as is determined by the Board of Directors) after such optionee's death or disability, but in no event later than the expiration of the option term. The exercise price of all nonstatutory stock options granted under the 1996 Plan shall be determined by the Administrator.

    With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock (a "10% Shareholder"), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the date of grant. The exercise price of incentive stock options for all other employees shall be no less than 100% of the fair market value per share on the date of grant. The maximum term of an option granted under the 1996 Plan may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% Shareholder).

    In the event of a change of control of the Company, each outstanding option under the 1996 Plan may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the option is not assumed or substituted, the vesting of the option shall accelerate by 12 months, the optionee shall have the right to exercise the option for a period of 15 days after receiving notice of such change of control, and the option will terminate upon the expiration of such period. In such event, the vesting of any unvested shares of stock granted under a contingent equity right shall accelerate by 12 months.

    1995 STOCK OPTION PLAN. The 1995 Stock Option Plan (the "1995 Option Plan") was adopted by the Board of Directors of Group California and approved by the shareholders of Group California. In connection with the Restructuring, options granted under the 1995 Option Plan were assumed by the Company, and such options became exercisable for Common Stock of the Company. At March 31, 1996, 3,835,504 shares were subject to outstanding options under the 1995 option plan. Options granted under the 1995 Option Plan will remain outstanding in accordance with their terms, but no further options will be granted under the 1995 Option Plan.

    1995 RESTRICTED STOCK PLAN. The 1995 Restricted Stock Plan (the "1995 Stock Plan") was adopted by the Board of Directors and approved by the shareholders of Group California. In connection with the Restructuring, shares of common stock of Group California sold under the 1995 Stock Plan were exchanged for Common Stock of the Company. At March 31, 1996, 1,920,380 shares had been sold under the 1995 Stock Plan. No additional shares will be sold under the 1995 Stock Plan.

    1985 STOCK OPTION PLAN. The 1985 Stock Option Plan (the "1985 Option Plan") was adopted by the Board of Directors of Group California and approved by the shareholders of Group California. In connection with the Restructuring, options granted under the 1985 Option Plan were assumed by the Company, and such options became exercisable for Common Stock of the Company. The 1985 Plan provided for the granting of options to purchase 4,000,000 shares of Common Stock of Group California. At March 31, 1996, options to purchase 774,658 shares under the 1985 Option Plan were outstanding. Options granted under the 1985 Option Plan will remain outstanding in accordance with their terms. The 1985 Option Plan expired by its terms in 1994.

    1995 PARTNERSHIP UNIT PLAN. The 1995 Limited Partnership Unit Plan (the "Unit Plan") was adopted by LP in order to sell limited partnership units of LP to directors, officers, and key employees of LP and Group California. A total of 28,780 limited partnership units were sold under the Unit Plan. In connection with the Restructuring, LP was merged with and into the Company, and limited partnership units granted under the Unit Plan were exchanged for shares of the Company's Common Stock. No further sales will be made under the Unit Plan.

    OPTION GRANTS OUTSIDE OF PLANS. From time to time Group California has granted options outside of its plans to certain officers and directors. Such options have covered a total of 2,340,700 shares, and have been exercisable at a per share exercise price equal to Group California's net book value per share, which approximates its fair market value, on the date of grant.

    SESOP. The Company has adopted a Savings and Employee Stock Ownership Plan ("SESOP") in which all salaried employees are eligible to participate after six months of service. The SESOP is comprised of two major benefit plans: (1) a salary deferral (or 401(k)) plan, in which the Company matches every dollar contributed by employees with a dollar's worth of its Common Stock up to a certain amount (currently $4,000.00 per year); and (2) a profit-sharing plan which was instituted in 1976 for the predecessor partnership. Subsequent to the adoption of the SESOP no contributions to the profit-sharing plan have been made and none are anticipated (although the plan continues to allocate participant forfeitures). The Company's matching contributions and the employees' own contributions are always fully vested. Employees' units in their profit-sharing accounts begin vesting after three years of service, at 30%, and become fully vested after 7 years of service with the Company. The Company's total matching contribution to the SESOP for fiscal 1995 was $1,246,645.

    SAR PROGRAM. Effective October 1, 1992 the Company established a Stock Appreciation Rights ("SAR") program for certain key executives. The SARs are granted as of each October 1st, for a term of one year (to coincide with the Company's fiscal year) and vest over three years. The Company awarded 1,260,000, 1,794,000, and 2,859,520 SARs as of October 1, 1993, 1994, and 1995,
respectively. The SARs will result in additional compensation to the executives based on the increase, if any, in the Company's book value during the fiscal year following the date of award. Effective March 31, 1996, 2,179,520 of the SARs granted as of October 1, 1995 were revised to a six-month term ended March 31, 1996. The Company does not expect to make SAR grants in the future.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation limits the liability of directors for monetary damages to the maximum extent permitted by Delaware law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission. The Company's certificate also provides for indemnification of any director, officer or employee made party to any action by reason of the fact that the individual holds such a position.

    The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and agents (other than officers and directors) against certain liabilities to the fullest extent permitted by
Delaware law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or serving in those and certain other positions at the request of the Company. The Company has entered into indemnification agreements with each of its current directors and officers which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are discretionary under Delaware law. It is the opinion of the staff of the SEC that indemnification provisions such as those contained in these agreements have no effect on a director's or officer's liability under the federal securities laws.

                              CERTAIN TRANSACTIONS

INCREASE IN EQUITY OWNERSHIP OF DANIEL H. CASE III

    In March 1996, the Company's Board of Directors approved a series of transactions proposed by the Company's Compensation Committee designed to increase the equity ownership of Daniel H. Case III, the Company's President and Chief Executive Officer to a level commensurate with his position and responsibilities. Mr. Case was promoted to Chief Executive Officer effective October 1, 1994. The Board of Directors decided at that time that Mr. Case's access to equity ownership in the Company should be increased as of Mr. Case's promotion date to be equivalent to the ownership position of Company Chairman William R. Hambrecht. The Board delegated to the Compensation Committee the determination of Mr. Case's equity programs. Because the Compensation Committee's determination was not completed until early in fiscal 1996, Mr. Case's options to purchase Common Stock, described below, were valued as of September 30, 1995. As a partial make-up, the Board determined to pay Mr. Case a bonus of $1,951,929 (the "Make-Up Bonus") which on a pre-tax basis equalled the difference in the fair value of the Company's Common Stock between October 1994 and October 1995. In March 1996: (i) The Board accelerated the vesting of options to purchase 161,576 shares of Common Stock; (ii) Mr. Case exercised all of his then outstanding options covering 1,238,828 shares of Common Stock, with a weighted average exercise price of approximately $2.838 per share; (iii) Mr. Case exercised such options with promissory notes for $3,515,352; (iv) Mr. Case resold 169,428 of the purchased shares to the Company for $6.518 cash per share (the then fair market value of the shares in the opinion of the Board of Directors), or a total of $1,104,247; (v) the Company's Board of Directors granted Mr. Case a nonstatutory stock option to purchase 892,680 shares of Common Stock at an exercise price of $6.518 per share. Mr. Case also purchased 3,616 Units of LP with a promissory note for $1,133,698. As part of the Restructuring, such Units were exchanged for 86,784 additional shares of Common Stock. Each of the above-referenced promissory notes has a five-year term, bears interest of six percent per annum, and is to be repaid from Mr. Case's cash bonuses at a rate of 20% of any such bonuses. Mr. Case has applied all of the proceeds of the Make-Up Bonus described above after withholding for taxes to prepay approximately $1,260,000 such notes. Mr. Case also intends to apply all cash proceeds, net of tax, from his Restructuring distribution and a portion of the Guaranty Finance transactions described below as an additional prepayment of notes.

GUARANTY FINANCE

    Prior to the Restructuring, LP owned seventy percent of Guaranty Finance and Mr. Case indirectly owned approximately 15% of the outstanding equity of Guaranty Finance and indirectly held an option to purchase approximately 3% additional equity in Guaranty Finance. Mr. Case has also rendered certain consulting services to Guaranty Finance. Mr. Case co-founded Guaranty Finance in 1983 and purchased his interest at fair market value at the time Guaranty Finance was initially capitalized in 1985. Subsequently, Mr. Case made additional investments or increased his percentage ownership indirectly in Guaranty Finance, principally by paying taxes on his share of Guaranty Finance's partnership income for which there were not always distributions by Guaranty Finance, and by foregoing his share of a $1.7 million distribution that Group California received from Guaranty Finance in 1992. During fiscal 1993, 1994 and 1995 and the six months ended March 31, 1996, Mr. Case received $86,300,
$51,653, $241,189 and $179,583, respectively from Guaranty Finance as compensation for consulting services, distribution on capital and profit sharing. Of such aggregate of $558,735 paid to Mr. Case since October 1, 1992, the portions relating to consulting services, profit sharing and distributions on capital were $86,250, $139,999 and $332,677, respectively.

    Immediately prior to the Restructuring, Guaranty Finance will (a) distribute certain non-operating assets to its equity holders, including Case and LP, (b) repurchase all outstanding options to purchase additional equity in Guaranty Finance and (c) accrue and pay out deferred profit sharing obligations representing approximately 10% of all net investment gains (the "Distribution"). Mr. Case's proportionate share of the Distribution had a value as of May 31, 1996 of approximately $1.9 million, of which approximately $325,000 is subject to repayment in part if Mr. Case terminates his employment with the Company prior to December 31, 1999.

    In connection with the Restructuring and in order to avoid any appearance of conflict of interest in the future, the Company will purchase Mr. Case's interest in Guaranty Finance for $1,734,000 plus Mr. Case's proportionate part of the proceeds from the sales, after May 31, 1996 and prior to the Restructuring, of any additional assets which otherwise would have been distributed as part of the Distribution. The $1,734,000 represents the fair market value at May 31, 1996, of Mr. Case's proportionate part of assets expected to remain in Guaranty Finance after the Distribution. Following the Restructuring, Mr. Case will have no further interest in the profits of Guaranty Finance and has waived his rights to any further consulting fees or profit sharing from Guaranty Finance.

ISSUANCES OF SECURITIES TO OFFICERS AND DIRECTORS

    H&Q has made numerous sales of Common Stock to directors, executive officers and other employees during the last three fiscal years and since the beginning of the current fiscal year. The following table summarizes such sales, as adjusted to reflect the Restructuring:

                                                                                                                    SIX MONTHS
                                                                                                                    ENDED MARCH
                                                                                                                     31, 1996
                                            FISCAL 1993 (1)           FISCAL 1994 (1)          FISCAL 1995 (1)          (1)
                                        ------------------------  ------------------------  ----------------------  -----------
                                                      AGGREGATE                 AGGREGATE                AGGREGATE
                                                      PURCHASE                  PURCHASE                 PURCHASE
NAME                                    SHARES (#)      PRICE     SHARES (#)      PRICE     SHARES (#)     PRICE    SHARES (#)
- --------------------------------------  -----------  -----------  -----------  -----------  -----------  ---------  -----------
Daniel H. Case III....................      36,000    $  86,980      265,852    $ 396,714      110,000   $ 266,125   1,541,371
William R. Hambrecht..................      16,000    $  44,880      323,296    $ 258,277           --          --          --
William R. Timken.....................     140,000    $ 297,840      165,600    $ 106,053           --          --          --
Cristina M. Morgan....................      11,080    $  25,152       66,880    $ 146,612       72,000   $ 171,390     115,845
Paul L. Hallingby.....................      50,000    $ 102,000       86,680    $ 145,445       85,680   $ 243,675     278,000
Bruce M. Lupatkin.....................          --           --       24,544    $  29,767       60,000   $ 143,250      66,783
William E. Mayer......................      20,000    $  56,100       25,120    $  80,651       22,400   $  99,500      34,400
Edmund H. Shea, Jr....................       6,664    $  18,693       55,759    $  35,709           --          --      49,984
Patrick J. Allen......................          --           --           --           --           --          --      37,520
Howard B. Hillman.....................      20,000    $  56,100        8,160    $   5,226           --          --          --
Steven N. Machtinger..................      12,000    $  33,660       15,840    $  10,144       44,480   $ 122,100      46,561
David M. McAuliffe....................          --           --           --           --      186,400   $1,039,275     13,281
Raymond J. Minehan....................      12,000    $  33,000       18,720    $  11,989       60,000   $ 157,050      33,121
Lawrence J. Stupski...................          --           --           --           --       22,400   $  99,500          --


                                        AGGREGATE
                                        PURCHASE
NAME                                      PRICE
- --------------------------------------  ---------
Daniel H. Case III....................  $5,926,661
William R. Hambrecht..................         --
William R. Timken.....................         --
Cristina M. Morgan....................  $ 642,086
Paul L. Hallingby.....................  $1,596,974
Bruce M. Lupatkin.....................  $ 477,323
William E. Mayer......................  $ 100,080
Edmund H. Shea, Jr....................  $ 151,964
Patrick J. Allen......................  $ 271,930
Howard B. Hillman.....................         --
Steven N. Machtinger..................  $ 212,730
David M. McAuliffe....................  $ 174,386
Raymond J. Minehan....................  $ 164,941
Lawrence J. Stupski...................         --

- ------------------------------
(1) Share number and aggregate purchase price figures have been adjusted to reflect the exchange of Group California shares and LP units for shares of Hambrecht & Quist Group, Inc. in connection with the Restructuring.

PARTICIPATION BY EMPLOYEES AND OFFICERS IN VENTURE CAPITAL INVESTMENTS

    Employees and officers of the Company are required to offer to the Company opportunities which they encounter to invest in private companies in the Company's areas of focus. The Company has the right to take its desired investment position in such opportunities. If the Company rejects such opportunity, the originating employee may make such investment. If the Company invests in such opportunities, it typically will invest an amount equal to at least twice the amount of the largest investment by a Company employee. After the Company takes its desired investment position it will typically syndicate such opportunities for investment by eligible employees and selected outside investors. Occasionally, H&Q will be asked to participate in an investment which is not a candidate for syndication to all eligible H&Q employees. In such instance, a small number of H&Q employees directly involved with the Company or the transaction may invest side-by-side with H&Q (or one of its wholly-owned subsidiaries) on a direct, non-syndicated basis. A Small Business Investment Company that is wholly-owned by William R. Hambrecht and his family, and J.F. Shea Co., Inc. and other affiliates of Edmund H. Shea, a director of the Company, each regularly invests side-by-side with the Company's venture capital funds and commits capital to venture capital funds affiliated with H&Q. Other directors of the Company may also invest side-by-side with the Company's venture capital funds or may commit capital to H&Q affiliated venture capital funds and have from time to time done so. Side-by-side investments are generally made on the same terms as those applicable to other participants in the same transaction. The following table summarizes venture capital investments made and capital committed to H&Q affiliated venture capital funds by the Company's Directors and Executive Officers in each of the last three fiscal years and in the six month period ended March 31, 1996:

                 VENTURE INVESTMENTS BY OFFICERS AND DIRECTORS

                                                                                             SIX MONTHS
                                                                                               ENDED
                                                                                             MARCH 31,
NAME                                              FISCAL 1993   FISCAL 1994   FISCAL 1995       1996
- ------------------------------------------------  ------------  ------------  ------------  ------------
William R. Hambrecht (1)........................  $  1,111,625  $  1,401,668  $    749,354  $    591,312
Daniel H. Case III (2)..........................       234,449       132,145       238,196       207,222
William R. Timken (3)...........................       732,170       764,725       549,771       323,431
Paul L. Hallingby...............................        27,380        32,000        15,000        52,503
Cristina M. Morgan..............................       111,174        88,076        71,215       151,522
David M. McAuliffe..............................            --            --            --            --
Bruce M. Lupatkin...............................        45,565        31,792         6,000        32,992
Raymond J. Minehan..............................            --            --         2,500         8,001
Steven N. Machtinger............................         6,982        11,900        11,500        19,000
Patrick J. Allen................................            --            --         7,000         4,501
William E. Mayer................................       410,161       230,412       240,079       153,002
Howard B. Hillman...............................       567,934       374,310       680,811       447,800
Edmund H. Shea, Jr. (4).........................     2,513,579     7,905,869     2,623,206     1,451,011
Lawrence J. Stupski.............................            --        47,000       180,280        90,502

- ------------------------
(1) Includes investments made by a Small Business Investment Company owned by Mr. Hambrecht and his family. Also includes investments in venture funds managed by Asia Pacific.

(2) Includes investments made by Stacey Case, Mr. Case's wife.

(3) Includes investments in venture funds managed by Asia Pacific.

(4) Includes investments made by Edmund & Mary Shea Real Property Trust, and J.F. Shea Co., Inc. which Mr. Shea may be deemed to control.

    In addition to their pro rata return on investment, the Company allocates to certain of its professionals, including certain of those listed above, a portion of the profits realized from particular venture investments based on their specific contribution to identifying, structuring and managing the investment.

INDEBTEDNESS OF OFFICERS AND DIRECTORS

    The Company's executive officers and directors listed below have been indebted to the Company in the amounts and for the periods set forth below. The purpose of the indebtedness in each case is to permit the exercise of options to purchase Common Stock of the Company, to purchase restricted Common Stock or to purchase LP units. All such indebtedness is due five years after issuance, bears interest at approximately the minimum rate necessary to avoid imputation of interest income for tax purposes and is secured by the shares purchased with recourse against the borrower only to the extent of the borrower's equity interest in the

Company and the borrower's contractual rights to receive compensation from the Company. "Type A" indebtedness is repayable with 15% of the gross amount of each semi-annual Company bonus withheld from the borrower's net pay. "Type B" indebtedness is forgiven at the rate of 20% of the initial principal amount and accrued interest at January 15, of each year of the term of such indebtedness.

                                                                                                                SIX MONTHS ENDED
                                          FISCAL 1993            FISCAL 1994             FISCAL 1995             MARCH 31, 1996
                                      --------------------  ----------------------  ----------------------  ------------------------
                                       TYPE A     TYPE B      TYPE A      TYPE B      TYPE A      TYPE B       TYPE A       TYPE B
                                      ---------  ---------  ----------  ----------  ----------  ----------  ------------  ----------
William R. Hambrecht................  $      --  $      --  $       --  $   49,184  $       --  $   36,688  $         --  $   24,592
Daniel H. Case III (1)..............         --     67,280          --     173,420     648,523     341,880     5,186,288     302,206
William R. Timken...................     72,368         --          --          --          --          --            --          --
Paul L. Hallingby...................     91,650         --     127,445          --     499,963          --       762,492          --
Cristina M. Morgan..................         --     67,280          --     142,680     143,250     210,805        93,801     174,883
David M. McAuliffe..................         --         --          --          --          --     216,000       246,844     208,519
Bruce M. Lupatkin...................         --     67,280          --      50,460     359,250      33,640       584,999      16,820
Raymond J. Minehan..................     92,328         --      53,828          --     242,130          --       306,370          --
Steven N. Machtinger................     79,828         --      41,328          --     139,515      18,950       272,485      14,970
Patrick J. Allen....................         --         --          --          --     108,000      43,200       204,957      44,781
William E. Mayer....................         --         --          --          --          --          --       170,980          --

- ------------------------
(1) Mr. Case's indebtedness is repayable in installments of 20% of Mr. Case's cash bonuses, if any.

SECURITIES TRADING FOR EMPLOYEES

    From time to time, directors, officers and other employees of the Company may buy or sell securities to or from H&Q LLC as principal or through H&Q LLC as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e., commissions, mark-ups and mark-downs) more favorable to the employee-customer than those available to similarly-situated non-employee customers of the Company.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of May 31, 1996, and as adjusted to reflect the completion of this offering, by (i) each Named Executive Officer, (ii) each director, (iii) each holder of more than five percent of the Company's Common Stock and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                                         PERCENTAGE OF SHARES
                                                                                             BENEFICIALLY
                                                                             NUMBER OF        OWNED (1)
                                                                              SHARES     --------------------
                                                                            BENEFICIALLY  BEFORE      AFTER
DIRECTORS, NAMED EXECUTIVE OFFICERS AND 5% BENEFICIAL OWNERS                 OWNED (1)   OFFERING   OFFERING
- --------------------------------------------------------------------------  -----------  ---------  ---------
William R. Hambrecht (2)..................................................   2,893,416       15.5%
Daniel H. Case III (3)....................................................   2,000,736       10.7%
William R. Timken (4).....................................................   1,564,644        8.4%
Paul L. Hallingby (5).....................................................     639,546        3.4%
Cristina M. Morgan (6)....................................................     404,918        2.2%
William E. Mayer (7)......................................................     112,800           *          *
Howard B. Hillman (8).....................................................      80,320           *          *
Edmund H. Shea, Jr. (9)...................................................     524,584        2.8%
Lawrence J. Stupski (10)..................................................      43,200           *          *
Savings and Employee Stock Ownership Plan (11)............................   1,920,571       10.3%
All executive officers and directors as a group (14 persons) (12).........   9,229,474       48.6%

- ------------------------
*   Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 31, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Hambrecht & Quist, One Bush Street, San Francisco, California 94104.

(2) Includes 27,560 shares held in trust by SESOP and in the Group Trust.

(3) Includes 18,144 shares held in trust by SESOP and in the Group Trust.

(4) Includes options to purchase 32,000 shares exercisable within 60 days of May 31, 1996 and 27,044 shares held in trust by SESOP and in the Group Trust.

(5) Includes options to purchase 16,000 shares exercisable within 60 days of May 31, 1996 and 27,546 shares held in trust by SESOP and in the Group Trust.

(6) Includes options to purchase 16,000 shares exercisable within 60 days of May 31, 1996 and 26,193 shares held in trust by SESOP and in the Group Trust.

(7) Includes options to purchase 8,000 shares exercisable within 60 days of May 31, 1996.

(8) Includes options to purchase 51,200 shares exercisable within 60 days of May 31, 1996.

(9) Includes options to purchase 1,600 shares exercisable within 60 days of May 31, 1996.

(10) Includes options to purchase 16,000 shares exercisable within 60 days of May 31, 1996.

(11) Represents shares held in the SESOP for the benefit of employees of the Company. See "Management-- Compensation Plans". The Trustee of the SESOP is BZW Barclays Global Investors located at 420 Montgomery Street, Third Floor, San Francisco, CA 94104. Each beneficiary is entitled to instruct the Trustee as to the voting or tendering of any full or partial shares of Company Stock held on his or her behalf. Excludes 230,468 shares held by Group Trust.

(12) Includes options to purchase 152,800 shares exercisable within 60 days of May 31, 1996 and 174,701 shares held in trust by SESOP and in the Group Trust.

                          DESCRIPTION OF CAPITAL STOCK

    Prior to the closing of this offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share.

COMMON STOCK

    As of May 31, 1996, there were 18,620,711 shares of Common Stock outstanding (after giving effect to the Restructuring) held of record by approximately 260 stockholders. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Except as otherwise provided by law, the holders of shares of Common stock vote as one class, together with any other class or series of stock conferred with general class voting rights by the Company's Certificate of Incorporation. Holders of Common Stock may cumulate their votes in the election of directors. After the completion of this offering, the officers and directors of the Company will beneficially own, in the aggregate, approximately --% of the outstanding Common Stock. These persons may be able to elect all of the directors to be elected at each annual meeting and to cast a sufficient number of votes to control all other matters subject to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Dividend payments and advances to the Company by H&Q LLC are restricted by the provisions of the net capital rules of the NYSE, the SEC and the NASD. See "Net Capital Requirements." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of the offering contemplated by this Prospectus will be fully paid and non-assessable.

PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock, none of which are outstanding. The Board of Directors has the authority to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any of the Preferred Stock.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

    Certain provisions of the Company's Certificate of Incorporation and Bylaws and applicable law, could make the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors more difficult. The Company's Certificate of Incorporation authorizes the Board of Directors to designate and issue Preferred Stock as described above.

    The Company's Bylaws permit the Board of Directors to establish by resolution the authorized number of directors, and the Company currently has seven directors authorized. The Company's Certificate of Incorporation provides for a classified Board of Directors divided into three classes: Class I expires at the annual meeting of stockholders to be held in 1997; Class II expires at the annual meeting of the stockholders to be held in 1998; and Class III expires at the annual meeting of stockholders to be held in 1999. The Class I directors are Messrs. Timken and Hillman; the Class II directors are Messrs. Mayer, Shea and Case; and the Class III directors are Messrs. Stupski and Hambrecht. At each annual meeting of stockholders beginning with the 1996 annual meeting, the successors to directors whose terms are expiring will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors.

    The Company's Bylaws also provide for cumulative voting. Cumulative voting generally means that each stockholder is entitled to as many votes as there are directors to be elected at a meeting or by written consent, and a stockholder can aggregate all such votes in the election of one director, or allocate such votes among the nominees as the stockholder desires. The Bylaws further provide that a special meeting of stockholders may be called only by the Company's Chief Executive officer, the Chairman of the Board, a majority of the members of the Company's Board of Directors or stockholders holding shares entitled to cast ten percent of the votes at a meeting

    The Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon  completion  of  this  offering,  the  Company  will  have  outstanding shares of Common Stock (assuming no exercise of outstanding options. In reliance upon "no-action" letters issued by the SEC relating to transactions under Section 3(a)(10) of the Securities Act, these shares will be freely tradeable without restriction under the Securities Act assuming the issuance of a permit qualifying the shares following a public hearing conducted by the California Commissioner of Corporations on the fairness of the terms and conditions of the Restructuring.

    The            shares issued in the  Restructuring, and the shares  issuable upon the exercise of options assumed in connection with the Restructuring, will be subject to lockup restrictions (the "Lockup"), unless released earlier by all of Hambrecht & Quist LLC, Morgan Stanley & Co. Incorporated and the Company. The Lockup prohibits the disposition of any such shares until the date 18 months after the date of this Prospectus ("Effective Date"), provided that six months after the Effective Date each stockholder may sell the greater of 10,000 shares or 5% of such stockholder's shares outstanding on the Effective Date (an aggregate maximum of approximately 2,115,000 shares), and twelve months after the Effective Date each stockholder may sell an additional amount equal to the greater of 10,000 shares or 5% of the holder's shares outstanding on the Effective Date (an additional aggregate maximum of approximately 1,519,000 shares). Any shares subject to the Lockup may be released at any time with or without notice to the public.

    In addition to the Lockup, certain stockholders will be subject to volume limitations imposed by Rule 144 under the Securities Act.

    At March 31, 1996, the Company had reserved 8,327,384 shares of Common Stock for issuance pursuant to its stock plans, of which options to purchase 5,327,384 shares were outstanding under the stock plans. The Company intends to file a registration statement under the Securities Act approximately 180 days after the date of this Prospectus to register shares to be issued pursuant to the stock plans. Shares of Common Stock issued under the stock plans after the effective date of such registration statement will be freely tradeable in the public market, subject to lockup restrictions and subject in the case of sales by affiliates to the amount, manner of sale, notice and public information requirements of Rule 144.

    Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or, if developed, will be sustained following this offering. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, Morgan Stanley & Co. Incorporated and Smith Barney Inc. have severally agreed to purchase from the Company the following respective numbers of shares of Common
Stock:

                                                                                    NUMBER OF
UNDERWRITER                                                                           SHARES
- ----------------------------------------------------------------------------------  ----------
Hambrecht & Quist LLC.............................................................
Morgan Stanley & Co. Incorporated.................................................
Smith Barney Inc..................................................................
                                                                                    ----------
      Total.......................................................................
                                                                                    ----------
                                                                                    ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow and such dealers may re-allow a
concession not in  excess of  $       per share  to certain  other dealers.  The
Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

    The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.

    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company has agreed that it will not, without the Representatives' prior written consent, offer, sell or otherwise dispose of any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock during the 180-day period commencing on the date of this Prospectus, except that the Company may grant additional options under its stock option plans.

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors.

    Under the provisions of Schedule E to the by-laws of the National Association of Securities Dealers, Inc. ("NASD"), when an NASD member such as Hambrecht & Quist LLC participates in the distribution of its parent company's securities, the public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Morgan Stanley & Co. Incorporated has agreed to serve in such role and to recommend a price in compliance with the requirements of Schedule E.

SUBSEQUENT RESTRICTIONS

    NYSE Rule 312(g) prohibits a member corporation, after the distribution of securities of its parent to the public, from effecting any transaction (except on an unsolicited basis) for the account of any customer in, or making any recommendation with respect to, any such security. Thus, following the offering of the shares, Hambrecht & Quist LLC and the Company's other subsidiaries will not be permitted to make recommendations regarding the purchase or sale of the Company's Common Stock.

    The current by-laws of the NASD prohibit employees of the Company, their spouses and, under certain circumstances, other members of their immediate families who purchase any of the shares offered hereby from selling, pledging, assigning, hypothecating or transferring such shares for a period of six months following the effective date of the offering.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, San Francisco, California. Each of these firms has in the past represented and continues to represent, the Company on a regular basis and in a variety of matters other than this offering. In addition, an investment fund associated with Cooley Godward Castro Huddleson & Tatum currently has approximately $200,000 invested in certain limited partnerships established by the Company to make venture capital investments.

                                    EXPERTS

    The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

Report of Independent Public Accountants..............................................        F-2
Combined Balance Sheets as of September 30, 1994 and 1995.............................        F-3
Combined Statements of Operations for the years ended September 30, 1993, 1994 and
 1995.................................................................................        F-4
Combined Statements of Changes of Shareholders' Equity and Partners' Capital for the
 years ended September 30, 1993, 1994 and 1995........................................        F-5
Combined Statements of Cash Flows for the years ended September 30, 1993, 1994 and
 1995.................................................................................        F-6
Notes to Combined Financial Statements--September 30, 1995............................        F-8
Combined Balance Sheets as of September 30, 1995 and March 31, 1996 (unaudited).......       F-23
Combined Statements of Operations for the six months ended March 31, 1995 and 1996
 (unaudited)..........................................................................       F-24
Combined Statements of Cash Flows for the six months ended March 31, 1995 and 1996
 (unaudited)..........................................................................       F-25
Condensed Notes to Combined Financial Statements--March 31, 1996 (unaudited)..........       F-26
Selected Pro Forma Financial Data (unaudited).........................................       F-30
Pro Forma Combined Balance Sheet as of March 31, 1996 (unaudited).....................       F-31
Pro Forma Combined Statements of Operations for the six months ended March 31, 1996
 and the year ended September 30, 1995 (unaudited)....................................       F-32
Notes to Pro Forma Combined Financial Statements--March 31, 1996 (unaudited)..........       F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Hambrecht & Quist Group:

    We have audited the accompanying combined balance sheets of Hambrecht & Quist Group (a California corporation) and Hambrecht & Quist, L.P. (a California limited partnership) as of September 30, 1994 and 1995, and the related combined statements of operations, changes in shareholders' equity and partners' capital and cash flows for the years ended September 30, 1993, 1994 and 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Hambrecht & Quist Group and Hambrecht & Quist, L.P. as of September 30, 1994 and 1995, and the results of their operations and their cash flows for the years ended September 30, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.

    As discussed in Notes 2 and 6 to the combined financial statements, long-term investments include nonmarketable investments amounting to $24,579,237 and $44,519,474 (39 and 42 percent of total shareholders' equity and partners' capital) as of September 30, 1994 and 1995, respectively, which have been valued at fair value as determined by management. We have reviewed the procedures applied by management in valuing such investments and have inspected the underlying documentation, and in the circumstances we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, management's estimate of fair values may differ significantly from the values that would have been used had a ready market existed for the securities and the differences could be material.

                                          ARTHUR ANDERSEN LLP

San Francisco, California,
January 11, 1996

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                            COMBINED BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1994 AND 1995

                                                                                        1994            1995
                                                                                   --------------  --------------
                                                     ASSETS
Cash and cash equivalents........................................................  $    6,782,335  $   34,754,568
Receivables:
  Customers (net of allowance of $177,166 and $170,254, respectively)............      42,840,120     100,435,213
  Lewco Securities Corp..........................................................      17,240,020      41,990,309
  Syndicate managers.............................................................         421,658       9,538,902
  Related parties................................................................       2,417,360       3,340,955
  Lease..........................................................................       1,750,153       3,255,635
  Other..........................................................................       4,470,852       3,274,378
Marketable trading securities, at market value...................................      23,914,140      26,224,167
Long-term investments, at estimated fair value...................................      34,819,316      70,822,157
Deferred income taxes............................................................       9,421,662      10,627,856
Furniture, equipment and leasehold improvements, net of accumulated depreciation
 and amortization................................................................       5,308,337       6,009,696
Leased assets, net of accumulated depreciation...................................       5,117,841       8,700,289
Exchange memberships, at cost (market value--$916,000 and $1,018,100,
 respectively)...................................................................         656,000         656,000
                                                                                   --------------  --------------
      Total assets...............................................................  $  155,159,794  $  319,630,125
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                           LIABILITIES AND SHAREHOLDERS' EQUITY AND PARTNERS' CAPITAL
Payables:
  Customers......................................................................  $   24,089,348  $   71,654,381
  Compensation and benefits......................................................      21,334,648      46,227,242
  Syndicate settlements..........................................................       1,735,621      25,409,777
  Income taxes payable...........................................................         223,920       6,368,059
  Trade accounts payable.........................................................       2,067,448         944,775
  Customer lease deposits........................................................       2,670,363         478,603
  Accrued expenses and other.....................................................       4,223,073       9,848,303
Securities sold, not yet purchased, at market value..............................      17,359,122      25,218,036
Debt obligations.................................................................      12,683,532      13,770,737
Payable to partners of Hambrecht & Quist, L.P....................................       2,679,918      10,445,367
                                                                                   --------------  --------------
      Total liabilities..........................................................      89,066,993     210,365,280
                                                                                   --------------  --------------
Minority interest in Hambrecht & Quist Guaranty Finance, L.P.....................       2,502,081       3,802,762
                                                                                   --------------  --------------
Commitments and contingencies
Shareholders' equity and partners' capital:
  Common stock (no par value--40,000,000 shares authorized in 1994 and 1995,
   12,475,188 and 14,609,188 shares issued and outstanding in 1994 and 1995,
   respectively).................................................................      13,078,867      25,412,585
  Notes receivable from employees for purchases of common stock..................        (966,315)     (7,659,714)
  Retained earnings..............................................................      50,929,131      72,205,112
                                                                                   --------------  --------------
      Total shareholders' equity.................................................      63,041,683      89,957,983
  Hambrecht & Quist, L.P. partners' capital......................................         549,037      15,504,100
                                                                                   --------------  --------------
      Total shareholders' equity and partners' capital...........................      63,590,720     105,462,083
                                                                                   --------------  --------------
      Total liabilities and shareholders' equity and partners' capital...........  $  155,159,794  $  319,630,125
                                                                                   --------------  --------------
                                                                                   --------------  --------------

        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                       COMBINED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995

                                                                        1993            1994            1995
                                                                   --------------  --------------  --------------
REVENUES:
  Principal transactions.........................................  $   30,045,592  $   36,410,993  $   53,424,647
  Agency commissions.............................................      14,220,782      14,241,964      24,602,992
  Investment banking.............................................      42,959,978      29,234,148      70,359,967
  Corporate finance fees.........................................       9,992,668      18,561,517      20,709,345
  Interest and dividends.........................................       2,793,020       3,361,970       3,157,489
  Asset management fees..........................................       5,183,960       4,984,956      10,067,390
  Net investment gains from long-term investments................       3,523,810      10,269,641      33,852,073
  Leasing and other..............................................       1,826,941       2,265,037       3,848,687
                                                                   --------------  --------------  --------------
      Total revenues.............................................     110,546,751     119,330,226     220,022,590
                                                                   --------------  --------------  --------------
EXPENSES:
  Compensation and benefits......................................      54,916,825      60,175,102     105,370,141
  Brokerage and clearance........................................       6,891,548       7,367,023      10,441,253
  Occupancy and equipment........................................       6,045,172       6,678,675       7,802,859
  Communications.................................................       4,377,354       6,244,066       7,394,101
  Professional services..........................................       3,006,635       3,700,241       5,347,739
  Travel, entertainment and conference...........................       2,941,736       4,234,523       6,145,108
  Interest.......................................................       1,464,298         987,456       1,265,966
  Other..........................................................       4,306,643       3,380,554       3,637,374
                                                                   --------------  --------------  --------------
      Total expenses.............................................      83,950,211      92,767,640     147,404,541
                                                                   --------------  --------------  --------------
      Income before minority interest and income tax provision...      26,596,540      26,562,586      72,618,049
MINORITY INTEREST IN INCOME OF SUBSIDIARY........................         352,092         525,934         718,651
                                                                   --------------  --------------  --------------
      Income before income tax provision.........................      26,244,448      26,036,652      71,899,398
INCOME TAX PROVISION.............................................      10,940,013      10,119,459      22,461,147
                                                                   --------------  --------------  --------------
      Net income.................................................  $   15,304,435  $   15,917,193  $   49,438,251
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
  COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND PARTNERS' CAPITAL
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995

                                                                                                              HAMBRECHT & QUIST,
                                                                HAMBRECHT & QUIST GROUP                              L.P.
                                             -------------------------------------------------------------  ----------------------
                                              NUMBER OF
                                               COMMON       COMMON      NOTES      RETAINED   SUBTOTAL H&Q  PARTNERS'     NOTES
                                               SHARES       STOCK     RECEIVABLE   EARNINGS      GROUP       CAPITAL    RECEIVABLE
                                             -----------  ----------  ----------  ----------  ------------  ----------  ----------
BALANCE, SEPTEMBER 30, 1992................  11,817,908   $9,817,433  $(1,153,443) $24,555,009  $33,218,999
  Sales of common stock....................   1,467,408    3,721,365          --          --    3,721,365
  Notes received for purchases of common
   stock...................................          --           --  (1,677,273)         --   (1,677,273)
  Reductions of notes received for
   purchases of common stock...............          --           --   1,188,824          --    1,188,824
  Repurchases of common stock..............    (524,980)  (1,336,515)         --    (129,974)  (1,466,489)
  Net income...............................          --           --          --  15,304,435   15,304,435
                                             -----------  ----------  ----------  ----------  ------------  ----------  ----------
BALANCE, SEPTEMBER 30, 1993................  12,760,336   12,202,283  (1,641,892) 39,729,470   50,289,861
  Sales of common stock or partners'
   capital additions.......................     901,472    3,342,896          --          --    3,342,896   $1,322,324  $       --
  Notes received for purchases of common
   stock or partnership units..............          --           --    (295,093)         --     (295,093)          --     (69,526)
  Reductions of notes received for
   purchases of common stock...............          --           --     970,670          --      970,670           --          --
  Repurchases of common stock or partners'
   capital withdrawals.....................  (1,186,620)  (2,466,312)         --  (2,524,238)  (4,990,550)    (217,137)         --
  Net income...............................          --           --          --  13,723,899   13,723,899    2,193,294          --
  Partners' capital distributions
   payable.................................          --           --          --          --           --           --          --
                                             -----------  ----------  ----------  ----------  ------------  ----------  ----------
BALANCE, SEPTEMBER 30, 1994................  12,475,188   13,078,867    (966,315) 50,929,131   63,041,683    3,298,481     (69,526)
  Sales of common stock or partners'
   capital additions.......................   2,963,892   14,406,194          --          --   14,406,194    2,557,915          --
  Notes received for purchases of common
   stock or partnership units..............          --           --  (7,935,534)         --   (7,935,534)          --  (2,162,487)
  Reductions of notes received for
   purchases of common stock...............          --           --   1,242,135          --    1,242,135           --          --
  Repurchases of common stock or partners'
   capital withdrawals.....................    (829,892)  (2,072,476)         --  (2,396,760)  (4,469,236)  (1,241,100)         --
  Net income...............................          --           --          --  23,672,741   23,672,741   25,765,510          --
  Partners' capital distributions..........          --           --          --          --           --   (4,186,804)         --
  Partners' capital distributions
   payable.................................          --           --          --          --           --           --          --
  Net unrealized investment gains of
   leasing subsidiary......................          --           --          --          --           --           --          --
                                             -----------  ----------  ----------  ----------  ------------  ----------  ----------
BALANCE, SEPTEMBER 30, 1995................  14,609,188   $25,412,585 $(7,659,714) $72,205,112  $89,957,983 $26,194,002 $(2,232,013)
                                             -----------  ----------  ----------  ----------  ------------  ----------  ----------
                                             -----------  ----------  ----------  ----------  ------------  ----------  ----------


                                                           UNREALIZED
                                             DISTRIBUTIONS GAINS, NET    SUBTOTAL     COMBINED
                                               PAYABLE      (NOTE 2)      H&Q LP        TOTAL
                                             ------------  -----------  -----------  -----------
BALANCE, SEPTEMBER 30, 1992................                                          $33,218,999
  Sales of common stock....................                                            3,721,365
  Notes received for purchases of common
   stock...................................                                           (1,677,273)
  Reductions of notes received for
   purchases of common stock...............                                            1,188,824
  Repurchases of common stock..............                                           (1,466,489)
  Net income...............................                                           15,304,435
                                             ------------  -----------  -----------  -----------
BALANCE, SEPTEMBER 30, 1993................                                           50,289,861
  Sales of common stock or partners'
   capital additions.......................   $       --    $      --   $ 1,322,324    4,665,220
  Notes received for purchases of common
   stock or partnership units..............           --           --       (69,526)    (364,619)
  Reductions of notes received for
   purchases of common stock...............           --           --            --      970,670
  Repurchases of common stock or partners'
   capital withdrawals.....................           --           --      (217,137)  (5,207,687)
  Net income...............................           --           --     2,193,294   15,917,193
  Partners' capital distributions
   payable.................................   (2,679,918)          --    (2,679,918)  (2,679,918)
                                             ------------  -----------  -----------  -----------
BALANCE, SEPTEMBER 30, 1994................   (2,679,918)          --       549,037   63,590,720
  Sales of common stock or partners'
   capital additions.......................           --           --     2,557,915   16,964,109
  Notes received for purchases of common
   stock or partnership units..............           --           --    (2,162,487) (10,098,021)
  Reductions of notes received for
   purchases of common stock...............           --           --            --    1,242,135
  Repurchases of common stock or partners'
   capital withdrawals.....................           --           --    (1,241,100)  (5,710,336)
  Net income...............................           --           --    25,765,510   49,438,251
  Partners' capital distributions..........    4,186,804           --            --           --
  Partners' capital distributions
   payable.................................  (11,952,253)          --   (11,952,253) (11,952,253)
  Net unrealized investment gains of
   leasing subsidiary......................           --    1,987,478     1,987,478    1,987,478
                                             ------------  -----------  -----------  -----------
BALANCE, SEPTEMBER 30, 1995................  ($10,445,367)  $1,987,478  $15,504,100  $105,462,083
                                             ------------  -----------  -----------  -----------
                                             ------------  -----------  -----------  -----------

        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995

                                                                            1993          1994          1995
                                                                        ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................................  $ 15,304,435  $ 15,917,193  $ 49,438,251
                                                                        ------------  ------------  ------------
  Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities--
    Depreciation and amortization.....................................     2,624,400     3,229,208     5,664,070
    Net investment gains from long-term investments...................    (3,523,810)  (10,269,641)  (33,852,073)
    Net gain on sales of leased assets................................            --        (1,613)     (407,436)
    Deferred tax provision (benefit)..................................    (1,499,721)    2,005,896    (1,206,194)
    Minority interest in income of subsidiary.........................       352,092       525,934       718,651
    Net decrease in allowance for losses on guarantees, loans and
     leases...........................................................            --       (92,627)     (610,837)
    Changes in operating assets and liabilities--
      Customers, net..................................................     7,006,114    (1,264,519)  (10,030,060)
      Lewco Securities Corp...........................................    (8,465,211)   (2,666,093)  (24,750,289)
      Syndicate managers..............................................    (3,815,234)    4,969,031    (9,117,244)
      Related parties and other receivables...........................    (3,554,384)       57,131    (1,296,032)
      Marketable trading securities, net..............................    (1,896,495)    1,194,830     1,262,314
      Compensation and benefits payable...............................     5,158,694     2,186,557    27,533,054
      Syndicate settlements...........................................     2,786,531    (4,764,232)   23,674,156
      Income taxes payable............................................     2,208,932    (1,176,471)    6,144,139
      Trade accounts payable..........................................            --     2,067,448    (1,122,673)
      Customer lease deposits.........................................            --     2,670,363    (2,191,760)
      Accrued expenses and other payables.............................    (2,291,167)   (1,945,820)    5,625,230
      Other, net......................................................       (73,705)      732,684      (150,606)
                                                                        ------------  ------------  ------------
        Total adjustments.............................................    (4,982,964)   (2,541,934)  (14,113,590)
                                                                        ------------  ------------  ------------
        Net cash and cash equivalents provided by operating
         activities...................................................    10,321,471    13,375,259    35,324,661
                                                                        ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of long-term investments..................................    (2,298,867)   (7,844,120)  (10,690,049)
  Proceeds from sales/distributions of long-term investments..........     8,486,587     5,432,665    15,843,334
  Purchases of furniture, equipment and leasehold improvements........    (1,944,937)   (2,776,824)   (3,060,061)
  Purchases of leased assets..........................................            --    (2,180,943)   (6,504,911)
  Sales of leased assets..............................................         6,831            --       638,002
  Increase in lease receivables.......................................            --    (1,714,108)   (1,505,482)
  Proceeds from payments of lease receivables.........................            --     2,947,756     1,568,911
                                                                        ------------  ------------  ------------
        Net cash and cash equivalents provided by (used in) investing
         activities...................................................     4,249,614    (6,135,574)   (3,710,256)
                                                                        ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt obligations......................................            --     1,100,000    19,738,066
  Repayments of debt obligations......................................   (15,029,367)   (5,328,968)  (18,650,861)
  Proceeds from sales of common stock.................................     3,360,748     3,257,770     5,072,335
  Repurchases of common stock.........................................    (1,466,489)   (4,990,550)   (4,469,236)
  Partners' capital contributions.....................................            --     1,252,798       395,428
  Partners' capital withdrawals.......................................            --      (217,137)   (1,241,100)
  Partners' capital distributions.....................................            --            --    (4,186,804)
  Distributions to minority interestholder............................            --       (90,000)     (300,000)
                                                                        ------------  ------------  ------------
        Net cash and cash equivalents used in financing activities....   (13,135,108)   (5,016,087)   (3,642,172)
                                                                        ------------  ------------  ------------
INCREASE IN CASH AND CASH EQUIVALENTS.................................     1,435,977     2,223,598    27,972,233
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........................     3,122,760     4,558,737     6,782,335
                                                                        ------------  ------------  ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............................  $  4,558,737  $  6,782,335  $ 34,754,568
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                 COMBINED STATEMENTS OF CASH FLOWS (CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995

                                                                            1993          1994          1995
                                                                        ------------  ------------  ------------
SCHEDULE OF SUPPLEMENTAL INFORMATION:
  Taxes paid to taxing authorities....................................  $  9,900,000  $  9,174,792  $ 14,841,855
  Interest paid.......................................................     1,104,883     2,121,126     4,617,047
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  H&Q Group long-term investments, net, were reclassified from/(to)
   marketable securities..............................................            --      (656,084)    4,286,573
  H&Q Group common stock sales and H&Q LP partners' capital
   contributions were made with notes receivable from employees.......     1,677,273       364,619    10,098,021
  H&Q Group common stock was issued to employees in exchange for
   reductions in compensation and benefits payable....................            --     1,355,290     3,055,280
  Reductions to H&Q LP's partners' capital were made via accruals of
   distributions payable to partners..................................            --     2,679,918    11,952,253
  Unrealized gains, net, on long-term investments held by H&Q GF were
   recorded as increases in equity and minority interest..............            --            --     2,880,791
  Subordinated notes payable were issued by RvR in exchange for
   subordinated notes receivable of the same amount...................            --     1,800,000            --
  A line of credit receivable was converted into preferred stock of
   the issuer.........................................................     2,000,000            --            --

        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

NOTE 1 -- ORGANIZATION AND NATURE OF OPERATIONS
    The financial statements include the combined operations of Hambrecht & Quist Group, a California corporation (H&Q Group or the Company), and Hambrecht & Quist L.P., a California limited partnership (H&Q LP). In fiscal 1996, H&Q Group and H&Q LP will make distributions and restructure their operations, which will result in one surviving holding company, Hambrecht & Quist Group, a Delaware corporation (H&Q Group Delaware).

PRIOR TO RESTRUCTURING

    H&Q Group is owned primarily by its key employees. As of September 30, 1995, approximately 13.70 percent of H&Q Group is owned by the Hambrecht & Quist Employee Savings and Employee Stock Ownership Plan (see Note 12). As a privately held company, all of H&Q Group's stock transactions are recorded pursuant to the terms of the Hambrecht & Quist Group Shareholders' Agreement (the Agreement). Since inception, all stock issuances and repurchases and all stock option grants have been recorded using a formula value, as determined by management and required by the Agreement. The formula value results in transactions being recorded at premiums over the Company's GAAP net book value. The formula value approximates fair market value. There is no public market for the Company's stock. As such, selling shareholders are required to offer their shares to the Company first before seeking an independent buyer. Historically, the Company has repurchased all selling shareholders' shares.

    H&Q Group operates primarily as a holding company with various consolidated operating subsidiaries. Hambrecht & Quist LLC, a Delaware limited liability company (H&Q LLC), is a 70 percent owned investment banking subsidiary and securities broker-dealer that primarily services companies in the technology, healthcare, services and branded consumer products industries. RvR Securities Corp., a California corporation (RvR), is a wholly owned registered broker-dealer serving companies with smaller capitalizations than H&Q LLC's typical underwriting clients. Hambrecht & Quist Capital Management Incorporated, a California corporation (H&Q CM), is a wholly owned registered investment adviser. H&Q CM is the investment adviser to two publicly traded closed-end mutual funds, H&Q Healthcare Investors and H&Q Life Sciences Investors. Hambrecht & Quist Venture Partners, a California limited partnership (H&Q VP), is a wholly owned venture capital fund management partnership.

    Other affiliates of the Company include nonconsolidated operating entities. H&Q Group owns a 50 percent interest in Hambrecht & Quist Asia Pacific, Ltd., a British Virgin Islands limited liability company (H&Q AP). H&Q AP provides financial advisory and fund management services in the Asia Pacific region. H&Q LLC owns a 20 percent interest in Lewco Securities Corporation, a Delaware corporation (Lewco). Lewco is a clearing broker and depository for H&Q LLC and Schroder Wertheim & Co. (Schroder), which owns the remaining 80 percent interest. All expenses, net of certain revenues, are reimbursed by both owners. Lewco, H&Q AP and other affiliated investment and venture capital partnerships are recorded in long-term investments at their estimated fair value (see Note
2).

    H&Q LP operates primarily as a holding partnership for certain current and prior operating affiliates of H&Q Group. H&Q Group is the 1 percent general partner of H&Q LP, and the same shareholders of H&Q Group are the limited partners. As of September 30, 1995, H&Q Group also owns a 14.76 percent limited partnership interest. Similar to H&Q Group, all partnership unit sales and repurchases have been recorded at the partnership's formula value, as defined in the Hambrecht & Quist Limited Partnership Agreement.

    H&Q LP owns the remaining 30 percent interest of H&Q LLC and consolidates its 70 percent limited partner interest in Hambrecht & Quist Guaranty Finance, a California limited partnership (H&Q GF). The 30 percent general partner interest is owned by Guaranty Finance Management Corp., a California corporation, which is owned almost equally by the CEO of H&Q Group and an independent third party. H&Q GF provides

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 1 -- ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED) secured, asset-based financings that include tenant improvement and real estate leases, equipment leases, accounts receivable and inventory financing, and loan guarantees for emerging technology, biotechnology and healthcare companies. H&Q LP's other investments in public and private companies are recorded in long-term investments at their market or estimated fair value (see Note 2).

DISTRIBUTIONS AND RESTRUCTURING ACTIVITIES

    H&Q Group plans to sell shares of its stock in an initial public offering (the Offering) that will result in new shareholders owning a portion of the Company. Prior to the Offering, the Company will make distributions and restructure (the Transactions) in order to simplify its structure.

    H&Q GF will distribute securities on a pro rata basis to its partners. H&Q GF will merge into Hambrecht & Quist Guaranty Finance, LLC (H&Q GF LLC), a new Delaware limited liability company. H&Q Group will purchase an additional 17.5 percent of H&Q GF LLC from other members (including 15 percent from H&Q Group's
CEO).

    H&Q Group will distribute its limited partnership interest in H&Q LP primarily to a liquidating trust benefiting certain current and former employees. H&Q LLC will distribute cash and securities to H&Q LP, resulting in a reduction in H&Q LP's ownership in H&Q LLC. H&Q LP will distribute cash and securities to a liquidating trust benefiting the partners of H&Q LP.

    All shares of H&Q Group will be exchanged for four shares of H&Q Group Delaware, a new Delaware holding company, and H&Q Group will become a subsidiary of H&Q Group Delaware. All references to the number of shares and per-share amounts have been restated to reflect the effect of the four-for-one exchange of shares.

    H&Q LP will be merged into H&Q Group Delaware and the partners of H&Q LP who do not perfect their statutory dissenters' rights under the California Corporations Code will receive shares of the Company's common stock. H&Q Group Delaware will transfer H&Q LLC and H&Q GF LLC to H&Q Group.

POST-TRANSACTIONS STRUCTURE

    As a consequence of the foregoing and other Transactions, H&Q Group Delaware will consolidate 100 percent of H&Q LLC and 87.5 percent of H&Q GF LLC. Its ownership of and accounting for other subsidiaries and affiliates will be the same as H&Q Group and will be unaffected by the Transactions listed above. H&Q LP will cease to exist.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND COMBINATION

    All significant intercompany accounts and transactions have been eliminated in consolidation and combination.

USE OF ESTIMATES

    The preparation of these combined financial statements require the use of certain estimates by management in determining the entity's assets, liabilities, revenue and expenses. The most significant estimates with regard to these financial statements relate to long-term investments, as discussed below. Actual results could differ from those estimates.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, demand deposits with banks, money market accounts and U.S. Treasury bills totaling $6,782,335 and $34,754,568 at September 30, 1994 and 1995, respectively. Cash equivalents have original maturities of 90 days or less.

SECURITIES TRANSACTIONS

    Customers' securities transactions are recorded on a settlement-date basis, with related commission income and expenses recorded on a trade-date basis. Marketable securities owned and securities sold, not yet purchased are recorded on a trade-date basis. Final underwriting settlements are recorded when received.

MARKETABLE TRADING SECURITIES

    Marketable trading securities and securities sold, not yet purchased are reported at prevailing market prices. Realized and unrealized gains and losses on market trading securities and securities sold, not yet purchased are included in revenues from principal transactions.

LONG-TERM INVESTMENTS

    Long-term investments include marketable equity securities and nonmarketable securities (which include restricted securities of publicly traded companies, securities of private companies and investment partnership and other venture capital interests).

    H&Q Group and H&Q LLC own marketable equity securities and nonmarketable investments. Marketable equity securities are reported at prevailing market prices. Discounts are applied for holdings in excess of typical daily trading volumes. Nonmarketable investments are not registered for public sale or carry restrictions on sale and are reported at estimated fair value as determined by management. Factors considered by management in valuing nonmarketable investments include the type of investment, purchase cost, marketability, restrictions on disposition, subsequent purchases of the same or similar investments by other investors, and current financial position and operating results of the investee entities. Warrants and other rights to purchase nonmarketable investments are valued at cost, which approximates estimated fair value. Realized and unrealized gains and losses on long-term investments owned by H&Q Group and H&Q LLC are included in revenues from net investment gains from long-term investments.

    Also included in long-term investments are investments owned by H&Q GF. H&Q GF primarily owns marketable equity securities. Effective October 1, 1994, H&Q GF adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." As required by SFAS 115, H&Q GF revalued its available-for-sale securities at market value and recorded $3,049,227 as an increase to its partners' capital as of October 1, 1994. At September 30, 1995, H&Q GF's unrealized net holding gain was $2,880,791. H&Q LP's recorded portion of the unrealized net holding gain was $1,987,478 and is recorded in H&Q LP's partners' capital. Prior to October 1, 1994, H&Q GF recorded its long-term investments at the lower of cost or market.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Furniture, equipment and leasehold improvements are recorded at cost. Depreciation of furniture and equipment is provided using accelerated and straight-line methods. These assets are depreciated over periods ranging from five to seven years based on estimated useful lives. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the term of the lease. Expenditures for repairs and maintenance that do not significantly increase the life of the asset are charged to operations as incurred.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LEASE RECEIVABLES AND LEASED ASSETS

    H&Q GF leases land, a building, equipment and tenant improvements under operating leases and direct financing leases. Assets leased under operating leases are recorded at cost and are included in leased assets. Depreciation of the building and tenant improvements is provided using straight-line methods over 31.5 years and accelerated methods over 15 years. Depreciation of leased equipment is provided using accelerated methods over five to seven years. Direct financing leases are included in lease receivables and are carried at the total of the future minimum lease payments less unearned income.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No 109, "Accounting for Income Taxes" (SFAS 109). Under this method, the Company recognizes taxes payable or refundable for the current year and deferred tax liabilities and assets for future consequences of events that have been recognized in the Company's financial statements or tax returns.

    No provision has been made in the financial statements for income taxes related to the operations of H&Q LP. Pursuant to applicable federal and state income tax regulations, all income or loss of H&Q LP is reportable by each partner directly to the taxing authority.

PARTNERS' CAPITAL DISTRIBUTIONS PAYABLE

    In accordance with the terms of the H&Q LP partnership agreement, an accrual has been made for distributions to H&Q LP partners to satisfy their federal and state income tax obligations for partnership taxable income. The accrual was $2,679,918 and $10,445,367 at September 30, 1994 and 1995, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Substantially all of the Company's financial assets and liabilities are carried at market or estimated fair value or are carried at amounts that approximate current fair value because of their short-term nature. Estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.

EARNINGS PER SHARE

    Earnings per share are not presented, as they would not be meaningful because of the impact of the Transactions (see Note 1).

STOCK OPTION PLANS

    The Company uses the intrinsic value method to account for stock option plans. Under this method, compensation expense is recognized for awards of options to purchase shares of common stock to employees under compensatory plans only if the fair market value of the stock at the option grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 permits companies to adopt a new fair value based method to account for stock option plans or to continue using the intrinsic value method. If the intrinsic value method is used, information concerning the pro forma effects on net earnings and earnings per share of adopting the fair value based method is required to be presented in the notes to the financial statements. The Company intends to continue using the intrinsic value method and will provide the pro forma disclosures in its 1997 financial statements, as required by SFAS 123.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECLASSIFICATIONS

    Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

NOTE 3 -- RECEIVABLES FROM AND PAYABLES TO CUSTOMERS
    Receivables from and payables to customers include amounts due to or from customers as a result of cash and margin transactions. Securities owned by customers are held as collateral for these receivables. Such collateral is not reflected in the combined financial statements.

NOTE 4 -- RECEIVABLES FROM RELATED PARTIES
    Receivables from related parties include receivables of $2,176,299 and $2,912,333 at September 30, 1994 and 1995, respectively, from H&Q AP (see Notes 1 and 11).

NOTE 5 -- MARKETABLE TRADING SECURITIES AND SECURITIES SOLD, NOT YET PURCHASED At September 30, 1994 and 1995, marketable trading securities and securities sold, not yet purchased, consisted of the following:

                                                                                1994           1995
                                                                            -------------  -------------
Marketable trading securities--
  Equity securities.......................................................  $  13,352,773  $  21,385,307
  Convertible bonds.......................................................     10,320,641      3,941,812
  Options.................................................................        240,726        897,048
                                                                            -------------  -------------
                                                                            $  23,914,140  $  26,224,167
                                                                            -------------  -------------
                                                                            -------------  -------------
Securities sold, not yet purchased--
  Equity securities.......................................................  $  16,855,598  $  24,532,549
  Convertible bonds.......................................................        257,500             --
  Options.................................................................        246,024        685,487
                                                                            -------------  -------------
                                                                            $  17,359,122  $  25,218,036
                                                                            -------------  -------------
                                                                            -------------  -------------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 6 -- LONG-TERM INVESTMENTS
    At September 30, 1994 and 1995, the Company's long-term investments at estimated fair value consisted of the following:

                                                                                1994           1995
                                                                            -------------  -------------
Marketable equity securities..............................................  $  10,240,079  $  20,302,683
BISYS Group, Inc. common stock--unrestricted..............................              -      6,000,000
                                                                            -------------  -------------
    Total marketable investments..........................................     10,240,079     26,302,683
                                                                            -------------  -------------
                                                                            -------------  -------------
BISYS Group, Inc. common stock--restricted................................      5,580,000     21,481,390
Nonmarketable securities and investment partnership interests.............      7,653,982     14,906,421
H&Q Venture Partners and affiliated venture capital funds.................      6,829,447      4,790,144
Venture capital funds managed by others...................................      2,405,529      1,231,240
Lewco Securities--
  Equity ownership........................................................      1,810,279      1,810,279
  Subordinated note receivable............................................        300,000        300,000
                                                                            -------------  -------------
    Total nonmarketable investments.......................................     24,579,237     44,519,474
                                                                            -------------  -------------
    Total long-term investments...........................................  $  34,819,316  $  70,822,157
                                                                            -------------  -------------
                                                                            -------------  -------------

    The cost of the Company's long-term investments at September 30, 1994 and 1995, were $26,935,646 and $47,046,599, respectively.

    Following is an analysis of the net investment gains for the years ended September 30, 1993, 1994 and 1995:

                                                                  1993          1994           1995
                                                              ------------  -------------  -------------
Realized gains..............................................  $  4,165,589  $   5,360,747  $   3,346,270
Change in unrealized gains and losses, net..................      (641,779)     4,908,894     30,505,803
                                                              ------------  -------------  -------------
  Net investment gains from long-term investments...........  $  3,523,810  $  10,269,641  $  33,852,073
                                                              ------------  -------------  -------------
                                                              ------------  -------------  -------------

    Both H&Q Group and H&Q LLC own shares of BISYS Group, Inc. (BISYS) common stock. As of September 30, 1995, H&Q Group owns restricted shares with a carrying value of $5,136,390 and H&Q LLC owns both restricted and unrestricted shares with carrying values of $16,345,000 and $6,000,000, respectively. Included in net investment gains are realized and unrealized gains on BISYS holdings of $2,190,000, $5,457,500 and $19,948,390 for 1993, 1994 and 1995,
respectively.

NOTE 7 -- FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS
    The following summarizes the Company's furniture, equipment and leasehold improvements as of September 30, 1994 and 1995:

                                                                                1994           1995
                                                                            -------------  -------------
Furniture and equipment...................................................  $  12,615,904  $  15,142,026
Leasehold improvements....................................................      4,420,588      4,949,524
Less--Accumulated depreciation and amortization...........................    (11,728,155)   (14,081,854)
                                                                            -------------  -------------
                                                                            $   5,308,337  $   6,009,696
                                                                            -------------  -------------
                                                                            -------------  -------------

    For the years ended September 30, 1993, 1994 and 1995, occupancy and equipment expense included depreciation and amortization expense on furniture, equipment and leasehold improvements of $1,865,774, $2,052,512 and $2,358,337, respectively.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 8 -- LEASING ACTIVITIES
    H&Q GF negotiates lease lines, purchases equipment, property and leasehold improvements for lease to customers under the lines and administers them. H&Q GF also negotiates and guarantees secured loans and lines of credit for customers, which are generally funded and administered by a financial partner, such as a bank or other financial institution. H&Q GF's customers are primarily emerging technology companies.

    At September 30, 1994 and 1995, lease receivables consist of direct financing capital leases with terms ranging from three to four years of $1,750,153 and $3,255,635, respectively. At September 30, 1994 and 1995, lease receivables related to noncancelable operating leases are not material and are included in other receivables. Future minimum rentals to be received under direct financing leases and operating leases in effect at September 30, 1995, are as follows:

                                                                      DIRECT
                                                                    FINANCING    NONCANCELABLE
                                                                      LEASE        OPERATING
                                                                   RECEIVABLES      LEASES
                                                                   ------------  -------------
1996.............................................................  $  1,502,136   $ 4,019,471
1997.............................................................     1,309,677     3,356,766
1998.............................................................       778,626       108,333
                                                                   ------------  -------------
    Total minimum lease payments.................................     3,590,439   $ 7,484,570
                                                                                 -------------
                                                                                 -------------
Less--Unearned income............................................      (334,804)
                                                                   ------------
Present value of net minimum lease payments......................  $  3,255,635
                                                                   ------------
                                                                   ------------

    At September 30, 1994 and 1995, leased assets subject to noncancelable operating leases consist of:

                                                                      1994          1995
                                                                  ------------  -------------
Land and building...............................................  $  5,000,000  $   5,000,000
Equipment.......................................................     2,876,694      8,287,004
                                                                  ------------  -------------
                                                                     7,876,694     13,287,004
Less--Accumulated depreciation..................................    (2,758,853)    (4,586,715)
                                                                  ------------  -------------
                                                                  $  5,117,841  $   8,700,289
                                                                  ------------  -------------
                                                                  ------------  -------------

    The Company's depreciation expense on leased assets was $758,626, $1,176,696 and $3,305,733 for the years ended September 30, 1993, 1994 and 1995, respectively.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 9 -- DEBT OBLIGATIONS
    Debt obligations consist of the following:

                                                                                          1994           1995
                                                                                      -------------  -------------
Lines of credit--
  $7,500,000 bank line of credit (H&Q Group); interest at prime plus 1 percent (9.75 percent at September 30, 1995); collateralized in full by marketable securities and certain customer receivables; average balance outstanding in 1994 and 1995
   was $362,500 and $2,014,951, respectively; advances due December 31, 1995          $   1,100,000  $   3,823,790
  $20,000,000 bank line of credit ($5,000,000 in 1994) (H&Q Group); interest at prime plus 2 percent (10.75 percent at September 30, 1995); unsecured; no amounts
   drawn in 1994 or 1995; advances payable within seven days; expires May 1996                   --             --
  $11,000,000 bank line of credit ($7,000,000 in 1994) (H&Q GF); interest at prime plus 0.50 percent (9.25 percent at September 30, 1995); unsecured; due December
   10, 1995                                                                                      --      3,515,000
Notes payable--
  Bank note payable (H&Q Group); interest at prime plus 1 percent (8.75 percent at
   September 30, 1994); collateralized by H&Q LLC shares; repaid in 1995                  5,000,000             --
  Bank note payable (H&Q Group); noninterest-bearing; collateralized by nonmarketable securities valued at $3,574,380 at September 30, 1994, and U.S.
   Treasury bills valued at $636,659 at September 30, 1995; $687,500 due September
   30, 1995; $637,500 due September 30, 1996                                              1,325,000        637,500
Other--
  Bank nonrecourse loan (H&Q GF); interest at 9 percent, payable monthly;
   collateralized by land and a building leased to a customer; principal payments of
   $63,338 due beginning in 1997 through 2007                                             5,000,000      5,000,000
  Other                                                                                     258,532        794,447
                                                                                      -------------  -------------
                                                                                      $  12,683,532  $  13,770,737
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    The average prime rate for 1994 and 1995 was 6.61 percent and 8.68 percent, respectively.

    The scheduled repayment of debt obligations is as follows:

1996...........................................  $8,834,075
1997...........................................      63,338
1998...........................................      63,338
1999...........................................      63,338
2000...........................................      63,338
Thereafter.....................................   4,683,310
                                                 ----------
                                                 $13,770,737
                                                 ----------
                                                 ----------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 9 -- DEBT OBLIGATIONS (CONTINUED)
    Interest expense on debt obligations was $1,420,294, $932,974 and $960,353 during fiscal 1993, 1994 and 1995, respectively.

NOTE 10 -- INCOME TAXES
    The income tax provision consisted of the following components for the years ended September 30, 1993, 1994 and 1995:

                                                                   STATE AND
                                                     FEDERAL         CITY           TOTAL
                                                  -------------  -------------  -------------
1993--
  Current.......................................  $   8,989,372   $ 3,450,362   $  12,439,734
  Deferred......................................       (673,418)     (826,303)     (1,499,721)
                                                  -------------  -------------  -------------
    Total.......................................  $   8,315,954   $ 2,624,059   $  10,940,013
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
1994--
  Current.......................................  $   5,833,636   $ 2,279,928   $   8,113,564
  Deferred......................................      1,418,775       587,120       2,005,895
                                                  -------------  -------------  -------------
    Total.......................................  $   7,252,411   $ 2,867,048   $  10,119,459
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
1995--
  Current.......................................  $  15,702,697   $ 7,964,644   $  23,667,341
  Deferred......................................     (1,152,901)      (53,293)     (1,206,194)
                                                  -------------  -------------  -------------
    Total.......................................  $  14,549,796   $ 7,911,351   $  22,461,147
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    The net deferred income tax asset as of September 30, 1994 and 1995, is composed of the following:

                                                                      1994           1995
                                                                  -------------  -------------
Deferred income tax asset--
  Deferred compensation.........................................  $   6,042,535  $  11,879,290
  Litigation accruals...........................................      4,720,403      2,043,238
  Other.........................................................        273,829        780,205
                                                                  -------------  -------------
                                                                     11,036,767     14,702,733
Gross deferred income tax liabilities...........................     (1,615,105)    (4,074,877)
                                                                  -------------  -------------
    Net deferred income tax asset...............................  $   9,421,662  $  10,627,856
                                                                  -------------  -------------
                                                                  -------------  -------------

    There was no valuation allowance against deferred tax assets at September 30, 1994 and 1995.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 10 -- INCOME TAXES (CONTINUED)
    The following is a reconciliation of the income tax expense to the amount computed by applying the federal statutory rate to income before income tax expense:

                                                1993                      1994                      1995
                                      ------------------------  ------------------------  ------------------------
                                         AMOUNT        RATE        AMOUNT        RATE        AMOUNT        RATE
                                      -------------  ---------  -------------  ---------  -------------  ---------
Tax expense computed at statutory
 rate...............................  $   9,119,945       34.7% $   9,112,828       35.0% $  25,164,789       35.0%
State and local tax provision, net
 of federal income tax benefit......      1,961,708        7.5      1,735,734        6.7      5,244,299        7.3
Federal income tax rate change......       (182,388)      (0.7)       (66,993)      (0.3)            --         --
Nondeductible expenses..............         40,748        0.2        105,543        0.4        155,164        0.2
H&Q LP income not subject to tax....             --         --       (767,653)      (2.9)    (8,103,105)     (11.3)
                                      -------------        ---  -------------        ---  -------------  ---------
                                      $  10,940,013       41.7% $  10,119,459       38.9% $  22,461,147       31.2%
                                      -------------        ---  -------------        ---  -------------  ---------
                                      -------------        ---  -------------        ---  -------------  ---------

NOTE 11 -- RELATED-PARTY TRANSACTIONS

INVESTMENT TRANSACTIONS

    The Company makes investments in private companies directly and through the venture capital funds it manages. H&Q VP manages the majority of the Company's venture capital funds (see Note 1) and earns management fees and profit participation distributions. Included in asset management fees are management fees and profit participation distributions from venture capital funds of $3,067,286, $2,768,287 and $7,653,320 for 1993, 1994 and 1995, respectively.

    Directors, officers and employees of H&Q Group or its subsidiaries may have additional interests in such private companies directly or through various affiliated venture capital or other investment entities. Such parties may also be operating officers of and serve on the boards of directors of companies in which the Company has invested.

    H&Q GF provides lease financing to companies in which H&Q Group, its subsidiaries and its affiliates have equity investments.

OPERATING ADVANCES

    H&Q Group pays operating expenses on behalf of certain affiliates, primarily H&Q AP (see Notes 1 and 4) and is reimbursed for those expenses. Operating expenses that have not yet been reimbursed are included in receivables from related parties (see Note 4).

EMPLOYEE NOTES RECEIVABLE

    In connection with sales of the Company's common stock, the Company received notes from employees, which, at September 30, 1994 and 1995, had principal balances of $966,315 and $7,659,714, respectively, and are treated as a reduction of shareholders' equity. These notes bear interest at rates ranging from 6 percent to 8 percent and have maturity dates ranging from 1996 through 2000.

    Receivables from H&Q LP partners represent amounts due from partners, including H&Q Group, for their capital contributions to H&Q LP. Such amounts are recorded as a reduction of partners' capital. Receivables from H&Q LP partners were $69,526 and $2,232,013 at September 30, 1994 and 1995, respectively.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 11 -- RELATED-PARTY TRANSACTIONS (CONTINUED)
LEWCO SECURITIES CORP.

    H&Q LLC is a co-owner of Lewco (see Note 1), a securities clearing firm that is a registered broker-dealer and member of each major stock exchange. H&Q LLC holds a subordinated note for $300,000 issued by Lewco. The interest on this note is paid quarterly at the prime rate, with the principal balance due December 31, 1997. The subordinated note receivable and H&Q LLC's investment in Lewco are carried in long-term investments (see Note 6). H&Q LLC uses Lewco, which renders its services to its owners on a cost-sharing basis, to process its securities transactions and all other related clearing services. Lewco also maintains the Company's customer and broker accounts.

    Amounts receivable from Lewco result from customer and H&Q LLC proprietary transactions. Interest on amounts receivable from Lewco is earned at a fluctuating rate (5 percent at September 30, 1993, and 6.5 percent at September 30, 1994 and 1995) that generally corresponds to the broker call rate. Interest income recorded by the Company on amounts receivable from Lewco are $1,346,344, $1,479,547 and $1,482,118 during 1993, 1994 and 1995, respectively.

NOTE 12 -- EMPLOYEE BENEFIT PLANS

SAVINGS AND EMPLOYEE STOCK OWNERSHIP TRUST

    Under a Savings and Employee Stock Ownership Trust (or SESOT), the Company established an Employee Stock Ownership Plan (ESOP) and a profit-sharing plan
(PSP) with an employee salary deferral (or 401(k)) feature. Collectively, the ESOP and PSP are referred to as the Hambrecht & Quist Group Savings and Employee Stock Ownership Plan (the Plan or SESOP). Substantially all full-time employees of H&Q Group and its subsidiaries and certain affiliates are eligible to participate in the Plan.

    Under the Plan, the Company matches employees' 401(k) PSP contributions up to $4,000 per employee per year by making Company common stock contributions to the ESOP. The Company may also make discretionary cash contributions to the PSP. For 1993, 1994 and 1995, the Company recorded compensation expense of $799,565, $1,059,812 and $1,246,645, respectively, to the ESOP under the matching provision. No discretionary contributions were made to the PSP in 1993, 1994 or 1995.

STOCK OPTION PLANS

    The Company has two stock option plans, a 1985 Plan and a 1995 Plan. Additionally, the Company has granted stock options outside the 1985 and 1995 plans.

    The Company's 1985 Plan, which provided for the granting of nonqualified options to purchase 4,000,000 shares of the Company's common stock, expired September 30, 1994, except as to the options then outstanding. The Company's 1995 Plan provides for the granting of incentive options and nonqualified options to purchase 2,000,000 shares of the Company's common stock to officers and key employees at a price not less than fair market value at the date the option is granted. Outside the 1985 and 1995 plans, 1,448,020 options have been granted to certain officers and directors. Such options were granted with an exercise price equal to fair market value (see Notes 1 and 2), at the date of grant.

    Options become exercisable as determined at the date of grant by a committee of the Board of Directors. Options expire 10 years after the date of grant unless an earlier expiration date is set at the time of grant.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 12 -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    Details of stock options are as follows:

                                                                   NUMBER OF
                                                                    SHARES     EXERCISE PRICE
                                                                  -----------  --------------
Outstanding at September 30, 1992...............................    4,459,288  $ 2.04 - $3.08
  Granted.......................................................      172,168  $         2.81
  Exercised.....................................................     (932,796) $ 2.04 - $2.81
  Canceled......................................................      (90,084) $ 2.10 - $2.81
                                                                  -----------
Outstanding at September 30, 1993...............................    3,608,576  $ 2.04 - $3.08
  Granted.......................................................      301,216  $ 3.84 - $4.53
  Exercised                                                          (475,516) $ 2.10 - $2.88
  Canceled......................................................      (62,000) $ 2.10 - $2.88
                                                                  -----------
Outstanding at September 30, 1994                                   3,372,276  $ 2.04 - $4.53
  Granted                                                             904,636  $ 4.60 - $5.54
  Exercised.....................................................   (1,326,484) $ 2.10 - $2.88
  Canceled......................................................      (16,000) $         2.10
                                                                  -----------
Outstanding at September 30, 1995...............................    2,934,428  $ 2.04 - $5.54
                                                                  -----------
                                                                  -----------

    Of the outstanding options at September 30, 1995, 1,668,404 had vested. As of September 30, 1995, options to purchase 1,392,000 shares were available for grant under the 1995 Plan.

    No compensation expense was recorded in 1993, 1994 and 1995 because all options were granted at H&Q Group's fair market value (see Notes 1 and 2).

STOCK APPRECIATION RIGHTS

    In fiscal 1993, 1994 and 1995, the Company awarded Stock Appreciation Rights
(SARs) to key employees and executives. These SARs have a service period of one year and result in additional cash compensation to the individuals based on the increase in the Company's formula value (see Note 1) during the service period to which the SARs relate. The SARs vest and are paid over three years, with immediate cancellation of vesting upon employment termination. Compensation expense recorded for SARs awards was $361,050, $785,258 and $4,210,216 for 1993, 1994 and 1995, respectively.

    The following summarizes SARs as of September 30, 1993, 1994 and 1995:

                                                   1993        1994        1995
                                                ----------  ----------  ----------
Initial grant.................................   1,044,000   1,260,000   1,794,000
Canceled......................................    (196,000)   (142,000)   (146,000)
                                                ----------  ----------  ----------
SARs remaining................................     848,000   1,118,000   1,648,000
                                                ----------  ----------  ----------
                                                ----------  ----------  ----------
SARs issuance price...........................  $     2.81  $     3.84  $     4.98

    The total SARs liability at September 30, 1995, included in compensation and benefits payable, will be paid out as follows:

Fiscal 1996.....................................  $2,117,425
Fiscal 1997.....................................  1,824,159
Fiscal 1998.....................................  1,398,364
                                                  ---------
  Total.........................................  $5,339,948
                                                  ---------
                                                  ---------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 12 -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    Subsequent to September 30, 1995, the Company issued 2,859,520 SARs that will result in additional compensation to the awardees based on the increase in the Company's net book value in the 1996 fiscal year. These SARs have a service period of one year and vest and are paid over three years.

NOTE 13 -- NET CAPITAL REQUIREMENTS
    As a registered broker-dealer, H&Q LLC is subject to the Securities and Exchange Commission's Uniform Net Capital Rule 15c3-1 (the Rule) and the capital rules of the New York Stock Exchange, Inc., of which H&Q LLC is a member. H&Q LLC has elected to compute its net capital requirement under the "alternative" method, which requires minimum net capital to be the greater of $1,000,000 or 2 percent of aggregate debit balances arising from customers' transactions, as defined. The Rule also provides that equity capital may not be withdrawn or cash distributions paid if the resulting net capital would be less than the amounts required under the Rule. Accordingly, the payment of distributions and advances to H&Q Group by H&Q LLC is limited to excess net capital under the most restrictive of these requirements. At September 30, 1994 and 1995, H&Q LLC's regulatory net capital of $14,994,039 and $30,286,118, respectively, was 38 percent and 28 percent, respectively, of aggregate debit items and its net capital in excess of the minimum required was $13,994,039 and $28,191,905, respectively.

    As a registered broker-dealer, RvR is also subject to the Rule. RvR has also elected to compute its net capital requirement under the alternative method. RvR's minimum net capital requirement is $250,000. At September 30, 1994 and 1995, RvR had regulatory net capital under Rule 15c3-1 of $895,904 and $345,010, respectively, and its net capital in excess of the minimum required was $645,904 and $95,010, respectively.

NOTE 14 -- COMMITMENTS AND CONTINGENCIES
    Aggregate annual rentals for office space under noncancelable operating leases are as follows:

FISCAL YEARS
ENDING SEPTEMBER 30
- -----------------------------------------------------------
1996.......................................................  $   4,897,824
1997.......................................................      4,926,256
1998.......................................................      4,686,662
1999.......................................................      1,818,796
Thereafter.................................................        151,158
                                                             -------------
                                                             $  16,480,696
                                                             -------------
                                                             -------------

    Certain of these leases have escalation clauses. Rental expense, net of sublease income, charged to occupancy and equipment expense for the years ended September 30, 1993, 1994 and 1995, was $3,588,776, $3,731,112 and $4,297,622,
respectively.

    Lewco Securities Corp. conducts a stock borrow/stock lending business. On behalf of Lewco, the Company has agreed to guarantee its proportional share of secured loans resulting from this business. The Company's contingent liability relating to its net unsecured position under this indemnity agreement was $72,211 and $3,796,907 at September 30, 1994 and 1995, respectively.

    The Company has contingent liabilities, including contractual commitments arising in the normal course of business, the resolution of which, in management's opinion, will not have an adverse effect on the Company's financial position.

    As is the case with many firms in the securities industry, the Company is a defendant or co-defendant in a number of lawsuits that seek substantial and usually unspecified damages. These suits have arisen in the normal

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 14 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
course of the Company's business and are incidental to the securities and investment banking business. Most of the proceedings relate to public underwritings of securities in which H&Q LLC participated as a manager, co-manager or member of the underwriting syndicate. These cases involve claims under federal and state securities laws and seek compensatory and other monetary damages. It is possible that H&Q Group and/or H&Q LLC may be called upon as a member of a class of defendants or under the terms of the underwriting, indemnification or other agreements to contribute to settlements or judgments arising out of these cases. The Company is contesting the complaints in all cases and believes that there are meritorious defenses in each of these lawsuits. Although the ultimate outcome of such litigation cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these actions and others will not have a material adverse effect on the Company's combined financial position or its operations.

    H&Q Group has indemnified certain of its officers, directors, agents and certain of its affiliates as permitted under California law. Under these provisions, H&Q Group itself is and will be subject to indemnification assertions by officers, directors, agents or certain of its affiliates who are or may become defendants in litigation that may result in the normal course of business. Although the ultimate outcome of indemnification assertions outstanding as of September 30, 1995, cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these assertions will not have a material adverse effect on the Company's combined financial position or its operations.

NOTE 15 -- FINANCIAL INSTRUMENTS WITH MARKET RISK AND CONCENTRATIONS OF CREDIT RISK
    In the normal course of business, H&Q LLC enters into various financial transactions with off-balance-sheet risk in connection with its proprietary trading activities. These transactions primarily include purchases and sales of index and equity options. H&Q LLC records its options at market value. H&Q LLC's options are primarily executed to minimize its market risk exposure of its underlying trading positions as well as to benefit from changing market conditions. All options transacted by H&Q LLC are exchange-traded in organized markets and have terms of less than one year. H&Q LLC's exposure to market risk is determined by a number of factors, including the size, composition and diversification of positions held and market volatility. Management actively monitors its market risk exposure by reviewing the effectiveness of hedging strategies and setting market risk limits. H&Q LLC's exposure to market risk is immaterial.

    The market values of options included in the balance sheets are as follows:

                                                                 1994        1995
                                                              ----------  ----------
Options included in--
  Marketable securities.....................................  $  240,726  $  897,048
  Securities sold, not yet purchased........................     246,024     685,487

    In the normal course of business, H&Q LLC's customer and correspondent clearance activities involve the execution, settlement and financing of various customer securities transactions. These activities may expose H&Q LLC to off-balance-sheet credit risk in the event that the customer is unable to fulfill its contracted obligations. H&Q LLC's customer securities activities are transacted on either a cash or margin basis. In margin transactions, H&Q LLC extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer's account. H&Q LLC monitors collateral and required margin levels daily and, pursuant to such guidelines, requests customers to deposit additional collateral or reduce securities positions when necessary. H&Q LLC is also exposed to credit risk when its margin accounts or a margin account is collateralized by a concentration of a particular security and when that security decreases in value.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 1995

NOTE 15 -- FINANCIAL INSTRUMENTS WITH MARKET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)
    In addition, H&Q LLC executes and clears customer short-sale transactions. Such transactions may expose H&Q LLC to off-balance-sheet risk in the event that margin requirements are not sufficient to fully cover losses that customers may incur. In the event that the customer fails to satisfy its obligations, H&Q LLC may be required to purchase financial instruments at prevailing market prices in order to fulfill the customer's obligations.

    In accordance with industry practice, H&Q LLC records customer transactions on a settlement-date basis, which is generally three business days after trade date. H&Q LLC is therefore exposed to risk of loss on these transactions in the event of the customers' or brokers' inability to meet the terms of their contracts, in which case H&Q LLC may have to purchase or sell financial instruments at prevailing market prices. Settlement of these transactions is not expected to have a material effect on H&Q LLC's balance sheet.

    As a securities broker-dealer, H&Q LLC provides services to diverse groups of corporations and institutional and individual investors. A substantial portion of H&Q LLC's transactions is executed with and on behalf of institutional investors, including other broker-dealers, commercial banks, insurance companies, pension plans, mutual funds and other financial institutions. H&Q LLC's exposure to credit risk associated with the nonperformance of these customers in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets.

    As  of  September   30,  1995,   the  Company  did   not  have   significant
concentrations of credit risk with any single counterparty or with any single security.

NOTE 16 -- INDUSTRY SEGMENT AND GEOGRAPHIC AREA DATA
    The Company is primarily engaged in a single line of business as a securities firm, which comprises several types of services, such as principal and agency transactions, underwriting and investment banking and long-term equity investing. These activities constitute a single business segment.

    The assets and revenues related to the company's foreign operations are not significant.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                            COMBINED BALANCE SHEETS
                  AS OF SEPTEMBER 30, 1995, AND MARCH 31, 1996
                                  (UNAUDITED)

                                                                                   SEPTEMBER 30,
                                                                                        1995
                                                                                   --------------  MARCH 31, 1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)
                                                     ASSETS
Cash and cash equivalents........................................................  $   34,754,568  $   36,554,486
Receivables:
  Customers......................................................................     100,435,213     144,238,724
  Lewco Securities Corp..........................................................      41,990,309      92,424,104
  Syndicate managers.............................................................       9,538,902      15,519,486
  Related parties................................................................       3,340,955      12,315,817
  Lease..........................................................................       3,255,635       4,794,645
  Other..........................................................................       3,274,378      12,448,838
Marketable trading securities, at market value...................................      26,224,167      39,224,593
Long-term investments, at estimated fair value...................................      70,822,157      74,347,711
Deferred income taxes............................................................      10,627,856      10,873,034
Furniture, equipment and leasehold improvements, net of accumulated depreciation
 and amortization................................................................       6,009,696       8,116,544
Leased assets, net of accumulated depreciation...................................       8,700,289       6,922,743
Exchange memberships, at cost....................................................         656,000         656,000
                                                                                   --------------  --------------
      Total assets...............................................................  $  319,630,125  $  458,436,725
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                           LIABILITIES AND SHAREHOLDERS' EQUITY AND PARTNERS' CAPITAL
Payables:
  Customers......................................................................  $   71,654,381  $  133,790,766
  Compensation and benefits......................................................      46,227,242      90,041,998
  Syndicate settlements..........................................................      25,409,777      29,599,789
  Income taxes payable...........................................................       6,368,059       1,537,452
  Trade accounts payable.........................................................         944,775       2,200,522
  Customer lease deposits........................................................         478,603         452,632
  Accrued expenses and other.....................................................       9,848,303      13,161,777
Securities sold, not yet purchased, at market value..............................      25,218,036       7,888,938
Debt obligations.................................................................      13,770,737      11,850,667
Payable to partners of Hambrecht & Quist, L.P....................................      10,445,367      17,192,631
                                                                                   --------------  --------------
      Total liabilities..........................................................     210,365,280     307,717,172
                                                                                   --------------  --------------
Minority interest in Hambrecht & Quist Guaranty Finance, L.P.....................       3,802,762       4,322,042
Commitments and contingencies
Shareholders' equity and partners' capital.......................................     105,462,083     146,397,511
                                                                                   --------------  --------------
      Total liabilities and shareholders' equity and partners' capital...........  $  319,630,125  $  458,436,725
                                                                                   --------------  --------------
                                                                                   --------------  --------------

        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                       COMBINED STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND 1996
                                  (UNAUDITED)

                                                                                         1995            1996
                                                                                     -------------  --------------
                                                                                              (UNAUDITED)
REVENUES:
  Principal transactions...........................................................  $  22,252,638  $   43,997,192
  Agency commissions...............................................................      8,852,142      17,364,800
  Investment banking...............................................................     18,920,444      84,053,248
  Corporate finance fees...........................................................     12,403,138      26,255,967
  Net investment gains from long-term investments..................................     15,636,675      15,308,482
  Other............................................................................      8,797,374      17,521,329
                                                                                     -------------  --------------
      Total revenues...............................................................     86,862,411     204,501,018
                                                                                     -------------  --------------
EXPENSES:
  Compensation and benefits........................................................     42,979,149     103,878,913
  Brokerage and clearance..........................................................      4,072,783       6,118,161
  Occupancy and equipment..........................................................      3,687,424       4,593,220
  Communications...................................................................      3,517,148       4,527,791
  Interest.........................................................................        483,830         762,467
  Other............................................................................      6,473,649      12,141,185
                                                                                     -------------  --------------
      Total expenses...............................................................     61,213,983     132,021,737
                                                                                     -------------  --------------
      Income before minority interest and income tax provision.....................     25,648,428      72,479,281
MINORITY INTEREST IN INCOME OF SUBSIDIARY..........................................        289,262         546,206
                                                                                     -------------  --------------
      Income before income tax provision...........................................     25,359,166      71,933,075
INCOME TAX PROVISION...............................................................      6,894,535      24,351,832
                                                                                     -------------  --------------
      Net income...................................................................  $  18,464,631  $   47,581,243
                                                                                     -------------  --------------
                                                                                     -------------  --------------

        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                       COMBINED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND 1996
                                  (UNAUDITED)

                                                                                          1995           1996
                                                                                      ------------  --------------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES................................................  $  4,782,088  $    1,629,754
                                                                                      ------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of long-term investments................................................    (6,415,612)    (14,484,034)
  Proceeds from sales/distributions of long-term investments........................     9,095,597      26,266,962
  Purchases of furniture, equipment and leasehold improvements......................    (1,325,263)     (3,715,820)
  Purchases of leased assets........................................................    (6,517,993)             --
  Other.............................................................................     1,581,467      (1,312,897)
                                                                                      ------------  --------------
      Net cash and cash equivalents provided by (used in) investing activities......    (3,581,804)      6,754,211
                                                                                      ------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt obligations....................................................     4,000,000              --
  Repayments of debt obligations....................................................    (6,833,532)     (1,920,070)
  Proceeds from sales of common stock and partners' capital contributions...........     1,699,347       1,399,994
  Repurchases of common stock and partners' capital withdrawals.....................       (82,128)       (655,436)
  Partners' capital distributions...................................................      (160,525)     (5,408,535)
                                                                                      ------------  --------------
      Net cash and cash equivalents used in financing activities....................    (1,376,838)     (6,584,047)
                                                                                      ------------  --------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................................      (176,554)      1,799,918
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....................................     6,782,335      34,754,568
                                                                                      ------------  --------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..........................................  $  6,605,781  $   36,554,486
                                                                                      ------------  --------------
                                                                                      ------------  --------------

        The accompanying notes are an integral part of these statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
                                  (UNAUDITED)

NOTE 1 -- GENERAL
    The information contained in the following notes to the combined financial statements is condensed from that which would appear in the annual combined financial statements; accordingly, the accompanying combined financial statements should be read in conjunction with the 1995 combined financial statements and related notes thereto contained elsewhere in this Prospectus. Any capitalized terms used but not defined have the same meaning given to them in the 1995 combined financial statements. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

    The combined financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company at March 31, 1996, and the combined results of operations and cash flows for the six months ended March 31, 1995 and 1996.

NOTE 2 -- RECEIVABLES FROM RELATED PARTIES
    Receivables from related parties include receivables of $2,912,333 and $3,245,720 at September 30, 1995, and March 31, 1996, respectively, from H&Q AP. Also included in receivables from related parties at March 31, 1996, are receivables of $7,800,000 for profit participation distributions from H&Q VP and $1,270,097 for advances made to employees.

NOTE 3 -- MARKETABLE TRADING SECURITIES AND SECURITIES SOLD, NOT YET PURCHASED At September 30, 1995, and March 31, 1996, marketable trading securities and securities sold, not yet purchased, consisted of the following:

                                                                            SEPTEMBER 30,    MARCH 31,
                                                                                1995           1996
                                                                            -------------  -------------
Marketable trading securities--
  Equity securities.......................................................   $21,385,307   $  29,404,071
  Convertible bonds.......................................................     3,941,812       8,760,612
  Options.................................................................       897,048       1,059,910
                                                                            -------------  -------------
                                                                             $26,224,167   $  39,224,593
                                                                            -------------  -------------
                                                                            -------------  -------------
Securities sold, not yet purchased--
  Equity securities.......................................................   $24,532,549   $   6,720,896
  Options.................................................................       685,487       1,168,042
                                                                            -------------  -------------
                                                                             $25,218,036   $   7,888,938
                                                                            -------------  -------------
                                                                            -------------  -------------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
          CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996
                                  (UNAUDITED)

NOTE 4 -- LONG-TERM INVESTMENTS
    At September 30, 1995, and March 31, 1996, the Company's long-term investments at estimated fair value consisted of the following:

                                                                            SEPTEMBER 30,    MARCH 31,
                                                                                1995           1996
                                                                            -------------  -------------
Marketable equity securities..............................................   $20,302,683   $  31,848,477
BISYS Group, Inc. common stock--unrestricted..............................     6,000,000              --
                                                                            -------------  -------------
    Total marketable investments..........................................    26,302,683      31,848,477
                                                                            -------------  -------------
BISYS Group, Inc. common stock--restricted................................    21,481,390      18,559,237
Nonmarketable securities and investment partnership interests.............    14,906,421      16,212,873
H&Q Venture Partners and affiliated venture capital funds.................     4,790,144       4,629,121
Venture capital funds managed by others...................................     1,231,240         987,725
Lewco Securities--
  Equity ownership........................................................     1,810,279       1,810,278
  Subordinated note receivable............................................       300,000         300,000
                                                                            -------------  -------------
    Total nonmarketable investments.......................................    44,519,474      42,499,234
                                                                            -------------  -------------
    Total long-term investments...........................................   $70,822,157   $  74,347,711
                                                                            -------------  -------------
                                                                            -------------  -------------

    The costs of the Company's long-term investments at September 30, 1995, and March 31, 1996, were $47,046,599 and $58,221,679, respectively.

    Following is an analysis of the net investment gains for the periods ended March 31, 1995 and 1996:

                                                                                1995           1996
                                                                            -------------  -------------
Realized gains............................................................  $   1,251,833  $  20,970,368
Change in unrealized gains and losses, net................................     14,384,842     (5,661,886)
                                                                            -------------  -------------
    Net investment gains from long-term investments.......................  $  15,636,675  $  15,308,482
                                                                            -------------  -------------
                                                                            -------------  -------------

    At March 31, 1996, both H&Q Group and H&Q LLC own restricted shares of BISYS Group, Inc. (BISYS) common stock, H&Q Group owns shares with a carrying value of $6,702,989, and H&Q LLC owns shares with a carrying value of $11,856,248. Included in net investment gains are realized and unrealized gains on BISYS
holdings  of  $11,985,282  and   $10,437,857  at  March   31,  1995  and   1996,
respectively.

NOTE 5 -- RELATED-PARTY TRANSACTIONS
INVESTMENT TRANSACTIONS

    Included in other revenues are asset management fees which include management fees and profit participation distributions from venture capital funds of $3,953,912 and $9,150,795 for the periods ended March 31, 1995 and 1996, respectively.

EMPLOYEE NOTES RECEIVABLE

    As of September 30, 1995, and March 31, 1996, H&Q Group's notes receivable from employees for their stock purchases were $7,659,714 and $10,659,409, respectively, and H&Q LP's notes receivable from partners for their capital contributions were $2,232,013 and $7,475,736, respectively.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
          CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996
                                  (UNAUDITED)

NOTE 6 -- STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
    During the period ended March 31, 1996, 2,002,140 shares of H&Q Group common stock were issued to employees in exchange for cash and notes receivable (see
Note 5) totaling $7,096,654 and 579,556 shares were repurchased from terminated employees for $3,753,136.

    Also during the period, H&Q LP partners' capital contributions, in the form of cash and notes receivable, and withdrawals totaled $5,748,693 and $458,801, respectively. Partners' capital distributions of $11,643,713 were accrued as partners' capital distribution payable and as a deduction to partners' capital.

NOTE 7 -- EMPLOYEE BENEFIT PLANS
STOCK OPTION PLAN

    During the period ended March 31, 1996, the Company amended the 1995 Stock Option Plan to provide for the granting of 4,972,000 options to purchase company stock.

    Details of stock options are as follows:

                                                                             NUMBER OF
                                                                              SHARES     EXERCISE PRICE
                                                                            -----------  --------------
Outstanding at September 30, 1994.........................................    3,372,276  $2.04 - $4.53
  Granted.................................................................      904,636  $4.60 - $5.54
  Exercised...............................................................   (1,326,484) $2.10 - $2.88
  Canceled................................................................      (16,000)     $2.10
                                                                            -----------
Outstanding at September 30, 1995.........................................    2,934,428  $2.04 - $5.54
  Granted.................................................................    4,132,192  $6.52 - $8.38
  Exercised...............................................................   (1,569,628) $2.10 - $4.74
  Canceled................................................................     (169,608) $2.62 - $5.54
                                                                            -----------
Outstanding at March 31, 1996.............................................    5,327,384  $2.04 - $8.38
                                                                            -----------
                                                                            -----------

    During the period ended March 31, 1996, 504,272 options were granted at an exercise price below fair market value on the date of grant, resulting in a $940,467 charge to compensation expense.

STOCK APPRECIATION RIGHTS

    Effective October 1, 1995, 2,859,520 SARs were awarded to employees for the fiscal 1996 service period. Effective March 31, 1996, modifications were made to some employees' awards. Of the 2,859,520 SARs issued for the fiscal 1996 service period, 180,000 SARs were canceled in exchange for issuances of stock and approximately 2,179,520 were revised to a six-month service period ended March 31, 1996, from a fiscal year period ending September 30, 1996. The remaining SARs stay in effect with their original terms. For the periods ended March 31, 1995 and 1996, compensation expense recorded for SARs awards was $2,958,756 and $6,634,876, respectively.

    The total SARs liability at March 31, 1996, included in compensation and benefits payable, will be paid out as follows:

Fiscal 1997.............................................................  $3,721,668
Fiscal 1998.............................................................  3,320,763
Fiscal 1999.............................................................  2,075,000
                                                                          ---------
    Total...............................................................  $9,117,431
                                                                          ---------
                                                                          ---------

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
          CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996
                                  (UNAUDITED)

NOTE 8 -- NET CAPITAL REQUIREMENTS
    At September 30, 1995, and March 31, 1996, H&Q LLC's regulatory net capital of $30,286,118 and $43,204,179, respectively, was 28 percent and 22.5 percent, respectively, of aggregate debit items, and its net capital in excess of the minimum required was $28,191,905 and $39,370,142, respectively.

NOTE 9 -- CONTINGENCIES
    Lewco Securities Corp. conducts a stock borrow/stock lending business. On behalf of Lewco, the Company has agreed to guarantee its proportional share of secured loans resulting from this business. The Company's contingent liability relating to its net unsecured position under this indemnity agreement was $6,826,445 at March 31, 1996.

    The Company has contingent liabilities, including contractual commitments arising in the normal course of business, the resolution of which, in management's opinion, will not have an adverse effect on the Company's financial position.

    As is the case with many firms in the securities industry, the Company is a defendant or co-defendant in a number of lawsuits that seek substantial and usually unspecified damages. These suits have arisen in the normal course of the Company's business and are incidental to the securities and investment banking business. Most of the proceedings relate to public underwritings of securities in which H&Q LLC participated as a manager, co-manager or member of the underwriting syndicate. These cases involve claims under federal and state securities laws and seek compensatory and other monetary damages. It is possible that H&Q Group and/or H&Q LLC may be called upon as a member of a class of defendants or under the terms of the underwriting, indemnification or other agreements to contribute to settlements or judgments arising out of these cases. The Company is contesting the complaints in all cases and believes that there are meritorious defenses in each of these lawsuits. Although the ultimate outcome of such litigation cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these actions and others will not have a material adverse effect on the Company's combined financial position or its operations.

    H&Q Group has indemnified certain of its officers, directors, agents and certain of its affiliates as permitted under California law. Under these provisions, H&Q Group itself is and will be subject to indemnification assertions by officers, directors, agents or certain of its affiliates who are or may become defendants in litigation that may result in the normal course of business. Although the ultimate outcome of indemnification assertions outstanding as of March 31, 1996, cannot be ascertained at this time, it is the opinion of the Company's management, based on discussions with counsel, that the resolution of these assertions will not have a material adverse effect on the Company's combined financial position or its operations.

NOTE 10 -- SUBSEQUENT EVENTS
    On April 1, 1996, H&Q Group entered into an agreement (the Recapitalization) with H&Q AP to reduce H&Q Group's ownership of H&Q AP from 50 percent to 15 percent. Upon closing of the Recapitalization, H&Q Group will loan H&Q AP $850,000. Also, as part of the Recapitalization, H&Q Group's receivables from H&Q AP (see Note 2) will be restructured into interest- and noninterest-bearing term notes receivable.

    On May 1, 1996, H&Q GF sold its leased land and building to a third party. Proceeds of $8,208,945 were used to repay the $5,000,000 nonrecourse loan. A $3,298,246 gain was recognized on the sale.

                       SELECTED PRO FORMA FINANCIAL DATA

    The following Pro Forma Combined Balance Sheet as as March 31, 1996 presents the Restructuring (see "Restructuring") as if it occurred on March 31, 1996. The following Pro Forma Combined Statements of Operations for the six months ended March 31, 1996 and the year ended September 30, 1995 present the results for the Company as if the Restructuring had occurred on October 1, 1994. The pro forma information is based on the historical combined financial statements after giving effect to the Restructuring. The pro forma adjustments are described in the accompanying Notes to Pro Forma Combined Financial Statements.

    The pro forma financial statements have been prepared by the Company's management. The pro forma financial statements do not indicate future results or the results that would have occurred if the Restructuring had occurred on the dates indicated. The pro forma financial statements should be read in conjunction with the audited combined financial statements of the Company as of September 30, 1994 and 1995, the notes thereto, and the unaudited combined financial statements as of September 30, 1995 and March 31, 1996, the notes thereto, and management's discussion thereof, contained elsewhere in this Prospectus. See "Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                  (UNAUDITED)

                                                                                        PRO FORMA       PRO FORMA
                                                                         COMBINED      ADJUSTMENTS       COMBINED
                                                                        ----------  ------------------  ----------
                                                                                      (IN THOUSANDS)
                                                      ASSETS
Cash and cash equivalents.............................................  $   36,554  $  (32,170)(1)(2)(5) $    4,384
Receivables:                                                                                  (7)
  Customers...........................................................     144,239                         144,239
  Lewco Securities Corp...............................................      92,424                          92,424
  Syndicate managers..................................................      15,519                          15,519
  Related parties.....................................................      12,316                          12,316
  Lease...............................................................       4,795                           4,795
  Other...............................................................      12,449                          12,449
Marketable trading securities, at market value........................      39,225                          39,225
Long-term investments, at estimated fair value........................      74,348     (19,314)(3)          55,034
Deferred income taxes.................................................      10,873       4,600(6)           15,473
Furniture, equipment and leasehold improvements, net..................       8,116                           8,116
Leased assets, net....................................................       6,923                           6,923
Exchange memberships, at cost.........................................         656                             656
                                                                        ----------     -------          ----------
    Total assets......................................................  $  458,437  $  (46,884)         $  411,553
                                                                        ----------     -------          ----------
                                                                        ----------     -------          ----------

                            LIABILITIES AND SHAREHOLDERS' EQUITY AND PARTNERS' CAPITAL
Payables:
  Customers...........................................................  $  133,790                      $  133,790
  Compensation and benefits...........................................      90,042  $   (3,954)(4)(5)       86,088
  Syndicate settlements...............................................      29,600                          29,600
  Income taxes payable................................................       1,537                           1,537
  Trade accounts payable..............................................       2,200                           2,200
  Customer lease deposits.............................................         453                             453
  Accrued expenses and other..........................................      13,162                          13,162
Securities sold, not yet purchased, at market value...................       7,889                           7,889
Debt obligations......................................................      11,851                          11,851
Payable to partners of Hambrecht & Quist, L.P.........................      17,193     (17,193)(7)               0
                                                                        ----------     -------          ----------
    Total liabilities.................................................     307,717     (21,147)            286,570
Minority interest in Hambrecht & Quist Guaranty Finance, L.P..........       4,322      (3,796)(2)             526
Shareholders' equity and partners' capital............................     146,398     (21,941)(1)(2)(3)    124,457
                                                                        ----------     -------          ----------
                                                                                               (4)(5)(6
    Total liabilities and shareholders' equity and partners'
     capital..........................................................  $  458,437  $  (46,884)         $  411,553
                                                                        ----------     -------          ----------
                                                                        ----------     -------          ----------

             See Notes to Pro Forma Combined Financial Statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                                                                          PRO FORMA     PRO FORMA
                                                                             COMBINED    ADJUSTMENTS     COMBINED
                                                                            ----------  --------------  ----------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Principal transactions..................................................  $   43,997                  $   43,997
  Agency commissions......................................................      17,365                      17,365
  Investment banking......................................................      84,053                      84,053
  Corporate finance fees..................................................      26,256                      26,256
  Net investment gains from long-term investments.........................      15,309  $  (1,978)(3)       13,331
  Other...................................................................      17,521       (339)(1)(2)     17,182
                                                                            ----------     ------       ----------
    Total revenues........................................................     204,501     (2,317)         202,184
Expenses:
  Compensation and benefits...............................................     103,879                     103,879
  Brokerage and clearance.................................................       6,118                       6,118
  Occupancy and equipment.................................................       4,593                       4,593
  Communications..........................................................       4,528                       4,528
  Interest................................................................         762                         762
  Other...................................................................      12,142                      12,142
                                                                            ----------     ------       ----------
    Total expenses........................................................     132,022          0          132,022
                                                                            ----------     ------       ----------
Minority interest in income of subsidiary.................................         546       (319)(2)          227
                                                                            ----------     ------       ----------
  Income before income tax provision......................................      71,933     (1,998)          69,935
Income tax provision......................................................      24,352      6,419(8)        30,771
                                                                            ----------     ------       ----------
  Net income..............................................................  $   47,581  $  (8,417)      $   39,164
                                                                            ----------     ------       ----------
                                                                            ----------     ------       ----------
Pro forma weighted average shares outstanding (9).........................
Pro forma earnings per share..............................................

             See Notes to Pro Forma Combined Financial Statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)

                                                                                         PRO FORMA     PRO FORMA
                                                                           COMBINED     ADJUSTMENTS     COMBINED
                                                                          ----------  ---------------  ----------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Principal transactions................................................  $   53,425                   $   53,425
  Agency commissions....................................................      24,603                       24,603
  Investment banking....................................................      70,360                       70,360
  Corporate finance fees................................................      20,709                       20,709
  Net investment gains..................................................      33,852  $   (7,413)(3)       26,439
  Other.................................................................      17,074        (678)(1)(2)     16,396
                                                                          ----------     -------       ----------
    Total revenues......................................................     220,023      (8,091)         211,932
                                                                          ----------     -------       ----------
Expenses:
  Compensation and benefits.............................................     105,370                      105,370
  Brokerage and clearance...............................................      10,441                       10,441
  Occupancy and equipment...............................................       7,803                        7,803
  Communications........................................................       7,394                        7,394
  Interest..............................................................       1,266                        1,266
  Other.................................................................      15,131                       15,131
                                                                          ----------     -------       ----------
    Total expenses......................................................     147,405           0          147,405
                                                                          ----------     -------       ----------
Minority interest in income of subsidiary...............................         719        (419)(2)          300
                                                                          ----------     -------       ----------
  Income before income tax provision....................................      71,899      (7,672)          64,227
Income tax provision....................................................      22,461       5,799(8)        28,260
                                                                          ----------     -------       ----------
  Net income............................................................  $   49,438  $  (13,471)      $   35,967
                                                                          ----------     -------       ----------
                                                                          ----------     -------       ----------
Pro forma weighted average shares outstanding (9).......................
Pro forma earnings per share............................................

             See Notes to Pro Forma Combined Financial Statements.

              HAMBRECHT & QUIST GROUP AND HAMBRECHT & QUIST, L.P.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

    (1) Prior to the Offering, H&Q LP will distribute $15,000 in cash to a liquidating trust benefiting the partners of H&Q LP. From the proceeds of the distribution, the partners of H&Q LP will repay approximately $5.6 million in notes receivable recorded as a reduction to partners' capital. Cash and cash equivalents totaling $9,400 and the related interest income (included in Other revenues) of $282 and $564 for the six months ended March 31, 1996, and the year ended September 30, 1995, respectively, have been reduced to reflect the net reduction in interest-earning assets.

    (2) H&Q Group will purchase an additional 17.5 percent of H&Q GF from other members (including 15 percent from H&Q Group's CEO). Cash and cash equivalents totaling $1,900 and the related interest income (included in Other revenues) of $57 and $114 for the six months ended March 31, 1996, and the year ended September 30, 1995, respectively, have been reduced to reflect the reduction in interest-earning assets.

    To reflect H&Q Group's ownership percentage change and the effects of other H&Q GF restructuring transactions described in the preceding paragraph and in Notes 3 and 4, Minority interest liability has been reduced by $3,796 and Minority interest expense has been reduced by $319 and $419 for the six months ended March 31, 1996 and the year ended September 30, 1995, respectively.

    (3) Prior to the Offering, H&Q LP and H&Q GF will distribute securities with a book value of approximately $19,314. $17,314 will be distributed to a liquidating trust benefiting the partners of H&Q LP and $2,000 will be distributed to H&Q GF's 30% general partner. To reflect the distribution, Long-term investments have been reduced by $19,314 and Net investment gains recorded during the periods presented have been reduced by $1,978 and $7,413 for the six months ended March 31, 1996 and the year ended September 30, 1995, respectively.

    (4) Certain employees of H&Q GF have been granted options to purchase H&Q GF partnership interests. As part of the Restructuring, H&Q GF will buy-out all options outstanding for approximately $2,000. A $2,000 Compensation payable has been recorded for the amount of this deferred buy-out in the Pro Forma Combined Balance Sheet. Pursuant to H&Q GF's profit sharing plan, employees are entitled to an approximate 10 percent of all net investment gains. As a result of the distribution of securities by H&Q GF, H&Q GF will record approximately $1,400 of additional Compensation payable for the profit sharing liability. Compensation expense for the deferred option buy-out and deferred profit sharing liability are not reflected in the Pro Forma Combined Statements of Operations but will decrease net income reported in the Company's combined financial statements for the quarter ended June 30, 1996.

    (5) H&Q Group will distribute cash of $3,677 and its limited partnership interest in H&Q LP, with a recorded book value of approximately $3,677, primarily to employees. Cash and cash equivalents and the recorded Compensation payable for the total distribution will be reduced by $3,677 and $7,354, respectively.

    (6) As a result of the merger of H&Q LP into H&Q Group, Deferred income tax assets will increase by approximately $4,600 for the tax effect of H&Q LP's previously unrecorded temporary differences. As a partnership, H&Q LP was not subject to taxes that result in temporary differences. The related income tax benefit of $4,600 is not reflected in the Pro Forma Combined Statements of Operations but will increase net income reported in the Company's combined financial statements for the quarter ended September 30, 1996.

    (7) Prior to the Offering, the $17,193 Liability to partners of H&Q LP will be paid in cash. Cash and cash equivalents and the Liability to partners will be reduced by $17,193.

    (8) The Income tax provision has been adjusted to reflect a combined effective income tax rate of 44 percent as applied to the pro forma results.

    (9) Pro forma earnings per share are calculated using Pro forma combined net income divided by Pro forma weighted average shares outstanding. Pro forma weighted average shares outstanding include the shares to be issued prior to the Offering related to the H&Q Group and H&Q LP merger.

- ----------------------------------------------
                                  ----------------------------------------------
- ----------------------------------------------
                                  ----------------------------------------------

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                   -----
Summary.......................................           3
Risk Factors..................................           5
The Company...................................          13
Restructuring.................................          14
Use of Proceeds...............................          15
Dividend Policy...............................          15
Capitalization................................          16
Dilution......................................          17
Selected Combined Financial Data..............          18
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations...................................          20
Business......................................          26
Regulation....................................          42
Net Capital Requirements......................          44
Management....................................          46
Certain Transactions..........................          53
Principal Stockholders........................          57
Description of Capital Stock..................          58
Shares Eligible for Future Sale...............          59
Underwriting..................................          60
Legal Matters.................................          61
Experts.......................................          61
Additional Information........................          61
Index to Financial Statements.................         F-1

      UNTIL          , 1996 (25 DAYS  AFTER THE DATE OF THIS PROSPECTUS),  ALL
  DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                        SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                               HAMBRECHT & QUIST

                              MORGAN STANLEY & CO.
                                  INCORPORATED

                               SMITH BARNEY INC.

                                        , 1996

- ----------------------------------------------
                                  ----------------------------------------------
- ----------------------------------------------
                                  ----------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Common Stock being registered.

                                                                                            AMOUNT TO BE
                                                                                              PAID BY
                                                                                              COMPANY
                                                                                            ------------
SEC registration fee......................................................................   $   27,587
NASD filing fee...........................................................................       30,500
New York Stock Exchange listing fee.......................................................       81,100
Pacific Stock Exchange listing fee........................................................       10,000
Printing and engraving....................................................................       75,000
Legal fees and expenses...................................................................      300,000
Accounting fees and expenses..............................................................      200,000
Blue sky fees and expenses................................................................       15,000
Transfer agent and registrar fees and expenses............................................        5,000
Miscellaneous.............................................................................       55,813
                                                                                            ------------
    Total.................................................................................   $  800,000
                                                                                            ------------
                                                                                            ------------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Eight of the registrant's Certificate of Incorporation (Exhibit 3.01 hereto) and Article VI of the registrant's By-laws (Exhibit 3.02 hereto) provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.19 hereto) with its officers and directors. Reference is also made to the Underwriting Agreement contained in Exhibit 1.01 hereto, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    During the three year period ended May 31, 1996, the Registrant and its predecessor entities, Hambrecht & Quist Group, a California corporation ("Group California") and Hambrecht & Quist L.P., a California limited partnership ("LP") sold the following securities without registration under the Securities Act (as adjusted for the Restructuring, as such term is defined in the Prospectus):

(1) Group California sold a total of 5,477,956 shares of its Common Stock to employees and directors of the Registrant and of Group California in a series of transactions under stock plans, for aggregate consideration of $24,086,587 in the form of cash and promissory notes.

(2) Group California granted options to purchase a total of 4,433,356 shares of its Common Stock to employees and directors of the Registrant and Group California in a series of transactions under stock plans.

(3) Group California granted options to purchase 2,340,700 shares of its Common Stock to officers outside of stock plans.

(4) LP sold limited partnership units to each employee and director of the Registrant and Group California holding stock or options of the Company, with one LP unit issued for each 50 shares of stock or options under a unit plan.

(5) In addition Registrant issued one share of Common Stock to an officer for $1.00 cash.

    There were no underwriters, brokers or finders employed in connection with any of the transactions set forth above. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to the compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the certificates issued in such transactions. All recipients had adequate access to information about the registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  EXHIBITS

  EXHIBIT
  NUMBER                                                             EXHIBIT TITLE
- -----------             -------------------------------------------------------------------------------------------------------
      1.01          --  Form of Underwriting Agreement.*
      2.01          --  Agreement and Plan of Reorganization by and among Hambrecht & Quist Group, Hambrecht & Quist, Inc., H &
                         Q Reorganization Subsidiary, Inc., and Hambrecht & Quist, L.P., with exhibits, dated June 10, 1996.
      3.01          --  Registrant's Certificate of Incorporation, dated June 6, 1996.
      3.02          --  Registrant's Bylaws.
      4.01          --  Form of Specimen Certificate for Registrant's Common Stock.*
      5.01          --  Opinion of Wilson Sonsini Goodrich & Rosati, A Professional Corporation.*
     10.01          --  Registrant's 1996 Stock Plan.
     10.02          --  Hambrecht & Quist Group 1995 Restricted Stock Plan, 1995 Stock Option Plan, and Hambrecht & Quist, L.P.
                         1995 Limited Partnership Unit Plan.
     10.03          --  Form of Hambrecht & Quist Group 1995 Stock Option Plan Nonstatutory Stock Option Agreement.
     10.04          --  Hambrecht & Quist Group Savings and Employee Stock Ownership Plan, effective as of October 1, 1994.
     10.05          --  Lease and Amendment Number Four between The Equitable Life Assurance Society of the United States and
                         Hambrecht & Quist L.L.C. for office space at One Bush Street, San Francisco, California, dated January
                         8, 1996.*
     10.06          --  Assignment of Lease from Apple Computer, Inc. to Hambrecht & Quist L.L.C. for office space at One Bush
                         Street, San Francisco, California, dated March 27, 1996.*
     10.07          --  Lease and Fifth Amendment between Hambrecht & Quist L.L.C. and Rowes Wharf Associates for office space at 50 Rowes Wharf, Boston, Massachusetts, dated February 6, 1996.*
     10.08          --  Lease, Riders, and Addenda between 230 Park Avenue Associates and Hambrecht & Quist L.L.C. for office space at 230 Park Avenue, New York, New York, dated December 1, 1995.*
     10.09          --  Line of Credit Agreement between The Bank of California, N.A. and Hambrecht & Quist Group, dated
                         October 29, 1993.
     10.10          --  Amended and Restated Line of Credit Agreement between The Bank of California, N.A., and Hambrecht &
                         Quist Group, dated March 21, 1996.
     10.11          --  Line of Credit Note between The Bank of California, N.A., and Hambrecht & Quist Group, dated March 21,
                         1996.
     10.12          --  Continuing Guaranty by Hambrecht & Quist Group in favor of The Bank of California, N.A., dated March
                         21, 1996.
     10.13          --  Employment Agreement between Hambrecht & Quist Group and Daniel H. Case III, dated June 17, 1996.
     10.14          --  Hambrecht & Quist L.L.C.'s Operating Agreement, dated March 6, 1995.
     10.15          --  Hambrecht & Quist Executive Officer Bonus Plan.
     10.16          --  Master Agreement between Hambrecht & Quist Incorporated, Wertheim Schroder & Co. Incorporated, WSCI
                         Limited Partnership and Lewco Securities Corp., dated December 23, 1991, as amended.

  EXHIBIT
  NUMBER                                                             EXHIBIT TITLE
- -----------             -------------------------------------------------------------------------------------------------------
     10.17          --  Clearing and Other Services Agreement between Hambrecht & Quist Incorporated, Wertheim Schroder & Co.
                         Incorporated, WSCI Limited Partnership and Lewco Securities Corp., dated December 23, 1991, as amended.
     10.18          --  Letter Agreement between Hambrecht & Quist Group and H&Q Asia Pacific, Ltd., dated April 1, 1996.
     10.19          --  Form of Indemnification Agreement.*
     11.01          --  Computation of Per Share Earnings.*
     15.01          --  Letter from Arthur Andersen, LLP regarding unaudited interim financial information.*
     21.01          --  List of Subsidiaries of the Registrant.
     23.01          --  Consent of Independent Public Accountants.
     23.02          --  Consent of Counsel (included in Exhibit 5.01).*
     24.01          --  Power of Attorney (see page II-4 of this Registration Statement).

- ------------------------
 *  To be provided by amendment.

    (b) FINANCIAL STATEMENT SCHEDULES

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 20th day of June 1996.

                                          HAMBRECHT & QUIST GROUP, INC.,
                                          a Delaware corporation
                                          By: /s/_DANIEL H. CASE III____________
                                             Daniel H. Case III,
                                             President and Chief Executive
                                          Officer

                               POWER OF ATTORNEY

    Know all these men by these presents, that each of the undersigned does hereby constitute and appoint Daniel H. Case III, Raymond J. Minehan and Steven Machtinger, or any of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments or abbreviated registration statement increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                       TITLE                         DATE
- ------------------------------------------------------  ----------------------------------  ---------------------
               /s/WILLIAM R. HAMBRECHT
                (William R. Hambrecht)                  Chairman of the Board of Directors      June 20, 1996
                                                        President, Chief Executive Officer
                /s/DANIEL H. CASE III                   and Director (Principal Executive       June 20, 1996
                 (Daniel H. Case III)                   Officer)
                 /s/WILLIAM R. TIMKEN                   Vice Chairman of the Board of
                 (William R. Timken)                    Directors                               June 20, 1996
                                                        Vice President and Chief Financial
                /s/RAYMOND J. MINEHAN                   Officer (Principal Financial and        June 20, 1996
                 (Raymond J. Minehan)                   Accounting Officer)
                 /s/WILLIAM E. MAYER
                  (William E. Mayer)                    Director                                June 20, 1996
                 /s/HOWARD B. HILLMAN
                 (Howard B. Hillman)                    Director                                June 20, 1996
                /s/EDMUND H. SHEA, JR.
                (Edmund H. Shea, Jr.)                   Director                                June 20, 1996
                /s/LAWRENCE J. STUPSKI
                (Lawrence J. Stupski)                   Director                                June 20, 1996

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                             EXHIBIT TITLE
- -----------             -------------------------------------------------------------------------------------------------------
      1.01          --  Form of Underwriting Agreement.*
      2.01          --  Agreement and Plan of Reorganization by and among Hambrecht & Quist Group, Hambrecht & Quist, Inc., H &
                         Q Reorganization Subsidiary, Inc., and Hambrecht & Quist, L.P., with exhibits, dated June 10, 1996.
      3.01          --  Registrant's Certificate of Incorporation, dated June 6, 1996.
      3.02          --  Registrant's Bylaws.
      4.01          --  Form of Specimen Certificate for Registrant's Common Stock.*
      5.01          --  Opinion of Wilson Sonsini Goodrich & Rosati, A Professional Corporation.*
     10.01          --  Registrant's 1996 Stock Plan.
     10.02          --  Hambrecht & Quist Group 1995 Restricted Stock Plan, 1995 Stock Option Plan, and Hambrecht & Quist, L.P.
                         1995 Limited Partnership Unit Plan.
     10.03          --  Form of Hambrecht & Quist Group 1995 Stock Option Plan Nonstatutory Stock Option Agreement.
     10.04          --  Hambrecht & Quist Group Savings and Employee Stock Ownership Plan, effective as of October 1, 1994.
     10.05          --  Lease  and Amendment Number Four between The Equitable  Life Assurance Society of the United States and
                         Hambrecht & Quist L.L.C. for office space at One Bush Street, San Francisco, California, dated January
                         8, 1996.*
     10.06          --  Assignment of Lease from Apple Computer, Inc. to Hambrecht & Quist L.L.C. for office space at One  Bush
                         Street, San Francisco, California, dated March 27, 1996.*
     10.07          --  Lease  and Fifth Amendment between Hambrecht & Quist L.L.C. and Rowes Wharf Associates for office space at 50 Rowes Wharf, Boston, Massachusetts, dated February 6, 1996.*
     10.08          --  Lease, Riders, and Addenda between 230 Park Avenue  Associates and Hambrecht & Quist L.L.C. for  office space at 230 Park Avenue, New York, New York, dated December 1, 1995.*
     10.09          --  Line  of Credit  Agreement between  The Bank  of California,  N.A. and  Hambrecht &  Quist Group, dated
                         October 29, 1993.
     10.10          --  Amended and Restated Line  of Credit Agreement between  The Bank of California,  N.A., and Hambrecht  &
                         Quist Group, dated March 21, 1996.
     10.11          --  Line  of Credit Note between The Bank of California, N.A., and Hambrecht & Quist Group, dated March 21,
                         1996.
     10.12          --  Continuing Guaranty by Hambrecht & Quist  Group in favor of The  Bank of California, N.A., dated  March
                         21, 1996.
     10.13          --  Employment Agreement between Hambrecht & Quist Group and Daniel H. Case III, dated June 17, 1996.
     10.14          --  Hambrecht & Quist L.L.C.'s Operating Agreement, dated March 6, 1995.
     10.15          --  Hambrecht & Quist Executive Officer Bonus Plan.
     10.16          --  Master  Agreement between Hambrecht  & Quist Incorporated,  Wertheim Schroder &  Co. Incorporated, WSCI
                         Limited Partnership and Lewco Securities Corp., dated December 23, 1991, as amended.
     10.17          --  Clearing and Other Services Agreement between Hambrecht  & Quist Incorporated, Wertheim Schroder &  Co.
                         Incorporated,  WSCI  Limited Partnership  and  Lewco Securities  Corp.,  dated December  23,  1991, as amended.
     10.18          --  Letter Agreement between Hambrecht & Quist Group and H&Q Asia Pacific, Ltd., dated April 1, 1996.
     10.19          --  Form of Indemnification Agreement.*

  EXHIBIT
  NUMBER                                                             EXHIBIT TITLE
- -----------             -------------------------------------------------------------------------------------------------------
     11.01          --  Computation of Per Share Earnings.*
     15.01          --  Letter from Arthur Andersen, LLP regarding unaudited interim financial information.*
     21.01          --  List of Subsidiaries of the Registrant.
     23.01          --  Consent of Independent Public Accountants.
     23.02          --  Consent of Counsel (included in Exhibit 5.01).*
     24.01          --  Power of Attorney (see page II-4 of this Registration Statement).

- ------------------------
 *  To be provided by amendment.